UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.             )

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ON Semiconductor Corporation

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Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

ON

ON Semiconductor®

THINK ON.

Driving Innovation in Energy Efficient Electronics

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2020 Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at its principal office, located at 5005 East McDowell Road, Phoenix, Arizona 85008, on Wednesday, May 20, 2020 at 8:00 a.m., local time, for the following purposes:

Items of Business

To elect seven directors nominated by our Board of Directors
To vote on an advisory (non-binding) resolution to approve executive compensation

To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm
To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting

Record Date

The Board of Directors has fixed the close of business on March 23, 2020 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. For 10 days prior to the meeting, a list of stockholders entitled to vote at the meeting will be available for inspection in the office of the Law Department of ON Semiconductor Corporation, located at 5005 East McDowell Road, Phoenix, Arizona 85008, between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the annual meeting. Directions to the meeting location and related information may be found on our website at www.onsemi.com.

Proxy Voting

Your vote is very important to us. We are providing access to our proxy materials online under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2019 annual report to stockholders. The notice contains instructions on how to access documents online and how stockholders can receive a paper copy of our materials, including this proxy statement, our 2019 annual report to stockholders, and a proxy card. Those who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy by mail unless they have previously requested delivery of materials electronically.

We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described above) or may decide to hold the meeting in a different location, at a different time, and/or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website (www.onsemi.com/annualdocs), as well as through a filing with the U.S. Securities and Exchange Commission, and we encourage you to check this website prior to the meeting if you plan to attend. As always, you are encouraged to vote your shares prior to the annual meeting.

Sincerely yours,

Keith D. Jackson

President and Chief Executive Officer

April 6, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2020.

The Company’s proxy statement for the 2020 annual meeting of stockholders, its annual report to stockholders for the fiscal year ended December 31, 2019, and the proxy card are available at

www.onsemi.com/annualdocs.

ON Semiconductor Corporation 2019 Proxy Statement     i

ii     ON Semiconductor Corporation 2019 Proxy Statement

5005 East McDowell Road Phoenix, Arizona 85008

PROXY STATEMENT

This proxy statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of ON Semiconductor Corporation (“we,” “ON Semiconductor,” or the “Company”) of proxies to be used at our annual meeting of stockholders to be held on Wednesday, May 20, 2020 at 8:00 a.m., local time, at our principal office, located at 5005 East McDowell Road, Phoenix, Arizona 85008, and at any adjournment or postponement thereof (the “Annual Meeting”). We made this proxy statement available to stockholders beginning on April 6, 2020.

Annual Meeting of Stockholders

Date and Time: Wednesday, May 20, 2020 at 8:00 a.m., local time

Location: 5005 East McDowell Road, Phoenix, Arizona 85008

Record Date: The Board of Directors has fixed the close of business on March 23, 2020 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

We intend to hold the Annual Meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described above) or may decide to hold the Annual Meeting in a different location, at a different time, and/or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website (www.onsemi.com/annualdocs), as well as through a filing with the U.S. Securities and Exchange Commission (the “Commission”), and we encourage you to check this website prior to the Annual Meeting if you plan to attend. As always, you are encouraged to vote your shares prior to the Annual Meeting.

Proxy Materials Are Available on the Internet

In accordance with the rules of the Commission, we are furnishing proxy materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. Unless you elected to receive printed copies of the proxy materials in prior years, you will receive a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail, or if you so elected, by electronic mail. The Internet Notice will tell you how to access and review the proxy materials and how to vote your shares after you have reviewed the proxy materials. If you received the Internet Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions included in the Internet Notice.

The Internet Notice is first being sent, and the proxy statement and form of proxy relating to the Annual Meeting are first being made available, to stockholders on or about April 6, 2020.

ON Semiconductor Corporation 2020 Proxy Statement     1

PROXY STATEMENT

Voting Your Shares

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described in the proxy card and below.

If you are the “record holder” of your shares, meaning that you hold the shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

Vote by internet. The website address for internet voting is on your proxy card and in the Internet Notice. Internet voting is available 24 hours a day.	Vote by telephone. The toll-free number for telephone voting is on your proxy card and in the Internet Notice. Telephone voting is available 24 hours a day.	Vote by mail. Mark, date, sign, and mail promptly the proxy card. If you are receiving the proxy materials by mail, you will also receive a postage-paid envelope for mailing in the United States.	Vote in person. You may vote in person if you or your validly designated proxy attends the Annual Meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, the bank or brokerage firm, as the record owner, will vote your shares according to your instructions. You will need to follow the directions your bank or brokerage firm provides you. Each share held by you is entitled to one vote.

Proof of Ownership Required for Attending Meeting in Person

You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 23, 2020, the record date, or hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, management may also, in its sole discretion, require you to present any one or more of the following documents as proof of ownership of ON Semiconductor stock on the record date.

•	A brokerage statement or letter from a bank or broker indicating ownership on March 23, 2020

•	The Internet Notice

•	A printout of the proxy distribution email (if you received your materials electronically)

•	A proxy card

•	A legal proxy provided by your broker, bank, or nominee

•	A form of photo identification such as a driver’s license

Management reserves the right not to admit anyone who refuses to comply with the above security procedures.

We intend to hold the Annual Meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described above) or may decide to hold the Annual Meeting in a different location at a different time, and/or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website (www.onsemi.com/annualdocs), as well as through a filing with the Commission, and we encourage you to check this website prior to the Annual Meeting if you plan to attend. As always, you are encouraged to vote your shares prior to the Annual Meeting.

2     ON Semiconductor Corporation 2020 Proxy Statement

PROXY STATEMENT

Proposals and Board Recommendations

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

Proposal	Board Recommendation

1. Election of seven directors of the Company (“Directors”), each for a one-year term expiring at the annual meeting of the Company’s stockholders to be held in 2021	FOR

2. Advisory (non-binding) resolution to approve executive compensation	FOR

3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year	FOR

We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.

Record Date and Quorum

The Board has fixed the close of business on March 23, 2020 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 409,451,363 shares of our common stock outstanding and entitled to vote at the Annual Meeting. The presence, in person or by proxy, of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions, withheld votes, and broker non-votes are included in determining whether a quorum is present for the Annual Meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters. As discussed in more detail below, we believe the following proposals will be considered non-routine and, therefore, your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors) and Proposal No. 2 (Advisory Resolution to Approve Executive Compensation).

Required Vote

Each Director standing for election at the Annual Meeting in Proposal No. 1 must be elected by a majority of the votes cast with respect to that Director’s election, meaning that the number of votes cast “for” the Director-nominee must exceed the number of votes cast “against” that Director-nominee. See “The Board of Directors and Corporate Governance — Majority Voting for Directors” below in this proxy statement. Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal No. 1. Any incumbent Director-nominee who is not elected by majority vote shall promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”), or such other Board committee designated by the Board, will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision and, if the resignation is rejected, the rationale behind its decision, within 90 days from the date of the certification of the election results.

The affirmative vote of a majority of the votes duly cast on that item at the Annual Meeting is required to approve Proposal No. 2 (Advisory Resolution to Approve Executive Compensation) and Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm). Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal Nos. 2 and 3.

ON Semiconductor Corporation 2020 Proxy Statement     3

PROXY STATEMENT

Your broker is NOT able to vote on your behalf in any director election without specific voting instructions from you. In addition, your broker is not able to vote on your behalf on Proposal No. 2. Accordingly, if your shares are held in “street name” and you cannot attend the Annual Meeting in person, we encourage you to vote your shares on all proposals by promptly instructing your broker as to how to vote on these matters so that your shares will be voted at the Annual Meeting.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

4     ON Semiconductor Corporation 2020 Proxy Statement

MANAGEMENT PROPOSALS

Proposal No. 1: Election of Directors

The Board focuses on retaining highly-qualified individuals that possess a collective balance of expertise, experience, and tenure. As such, the Board routinely assesses its size and composition and the skillsets of each Director to ensure an appropriate complement of perspectives and skills in light of the Company’s long-term strategy and the evolving nature of the Company’s product offerings and technology in the highly competitive semiconductor industry. Upon recommendation of the Corporate Governance and Nominating Committee, the Board has concluded that re-nominating each of the Director-nominees described below would strike the appropriate balance of perspectives and qualifications on the Board and align with the Company’s current and future business objectives.

The Board will continue to evaluate from time to time the addition to the Board of any potential Director candidate that may complement the knowledge, skills, and experience possessed by the Director-nominees to ensure that the composition of the Board appropriately reflects changes in the Company’s evolving business.

Procedures for Nomination and Election. Each Director stands for election annually. Once elected, Directors hold office until their successors are duly elected and qualified, or until the earlier of their death, resignation, or removal. Each Director-nominee will be nominated at the Annual Meeting to serve for a term expiring at the annual meeting in 2021, and each of the Director-nominees has agreed to serve as a Director if elected by the stockholders.

Independence Determination. The Board has determined that nine of ten members of our Board are independent according to the applicable rules of the Commission and the listing standards of The Nasdaq Global Select Market LLC (“Nasdaq”), including each of the following current Director-nominees: Atsushi Abe, Alan Campbell, Gilles Delfassy, Emmanuel T. Hernandez, Paul A. Mascarenas, and Christine Y. Yan. For more information on our Director nomination process and Board refreshment initiative, please refer to “The Board of Directors and Corporate Governance — Committees of the Board — Corporate Governance and Nominating Committee” section of this proxy statement.

Transactions and Relationships Considered in Independence Determinations. Consistent with Nasdaq listing standards, in making its independence determinations, the Board considered transactions occurring since the beginning of 2017 between the Company and the Directors, members of their immediate families, and entities associated with the Directors or members of their immediate families. The Board determined that no “categorical” bars to independence under Nasdaq listing standards applied to any of the non-employee Directors (“Outside Directors”). In making its determination that no relationships exist that, in the opinion of the Board, would impair the Outside Director’s independence, in addition to the transactions described in this proxy statement, the Board considered the following transactions, relationships, or arrangements: (i) the transactions, relationships, or arrangements under the headings “Relationships and Related Transactions — Related Party Transactions” and “Management Proposals — Proposal 1: Election of Directors” included in our annual meeting proxy statements filed with the Commission on March 29, 2019 and April 11, 2018; and (ii) the associations certain of our Outside Directors have with other companies, including other companies in the semiconductor industry, as disclosed in their biographies and discussed further below.

Under Commission rules for “related party transactions,” in situations where the Outside Director’s interest was only related to his or her service as a director of the other company, an indirect material interest does not exist for such Outside Director. In each other transaction where a determination was required, the Outside Director was determined not to have a direct or indirect material interest that would be deemed a “related party transaction” under Commission rules. Such determination included a consideration of any equity (or derivative rights) owned by the Outside Director in such other company.

ON Semiconductor Corporation 2020 Proxy Statement     5

Management Proposals

In making independence determinations, the Board considered a category of transactions occurring since 2017 which involved the Company doing business with organizations in our industry that have an Outside Director serving in a board or management position. In each applicable instance, the amounts paid to and received from each company (and ON Semiconductor) were below the “categorical” bar to independence set forth in Nasdaq listing standards, which uses a threshold of 5% of consolidated revenue of the recipient entity. Each of the below commercial relationships arose during the ordinary course of business for ON Semiconductor and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers. In particular, the Board considered the following transactions and relationships with respect to the independence of certain Outside Directors:

•

In evaluating the independence of Mr. Abe, the Board considered purchases from and sales to Fujitsu Limited and its consolidated subsidiaries, as well as the Company’s investment in ON Semiconductor Aizu Co., Ltd., which is a consolidated subsidiary of the Company and, as of March 31, 2020, a manufacturing joint venture between the Company and Fujitsu Limited. Mr. Abe joined the board of directors of Fujitsu Limited in 2015. Sales to Fujitsu Limited consisted generally of component semiconductor devices used in electronic product assembly and purchases consisted of foundry services, manufacturing equipment, hardware, software, and other services and products.

•

With respect to the independence of Dr. Crawford, the Board considered purchases of manufacturing spares and facilities construction work from Xylem, Inc., on whose board of directors Dr. Crawford currently serves. The Board also considered the use of certain products and services of XCEO, Inc. (“XCEO”) in 2017 and 2018. The Company discontinued the use of all services of XCEO in 2018. Dr. Crawford is the Chief Executive Officer of XCEO.

•

In evaluating the independence of Mr. Delfassy, the Board considered sales to a company that was a strategic investor in Cavendish Kinetics, Inc. (“Cavendish”), on whose board Mr. Delfassy served until October 2019, at which time Cavendish was acquired by Qorvo, Inc.

•

With respect to the independence of Mr. Mascarenas, the Board considered transactions with certain companies on whose boards he has served as a director, including purchases of engineering design and manufacturing and other support services from Mentor Graphics Corporation (“Mentor Graphics”), of which Mr. Mascarenas served as a director from 2015 until March 2017, at which time Mentor Graphics was acquired by Siemens AG. The Board also considered sales made to BorgWarner Inc., on whose board of directors Mr. Mascarenas has served since 2018. The Board also considered a minor sponsorship made by the Company of a design and technology challenge by the Society of Automotive Engineers International (“SAE”), an association representing experts in the aerospace, automotive and commercial-vehicle industries. In 2019, Mr. Mascarenas became the President of SAE.

•

In evaluating the independence of Dr. Ostrander, the Board considered certain transactions with RF Micron, Inc., on whose board of directors Dr. Ostrander serves, including an intellectual property licensing and buy/sell agreement and a joint development agreement for radio frequency identification reader integrated circuit technology.

•

In evaluating the independence of Ms. Ressel, the Board considered that Ms. Ressel serves as independent trustee to the Invesco Ltd. (“Invesco”) mutual fund complex (the “Invesco Mutual Fund Complex”), comprised of Delaware statutory trusts and individual mutual funds. The Invesco Mutual Fund Complex is advised by Invesco Advisers, Inc., an independent investment management company with more than $900 billion in assets under management and a wholly-owned subsidiary of Invesco. The Board considered that Invesco is the parent company of investment funds that are currently lenders under the Term Loan “B” credit facility governed by the Company’s existing credit agreement providing, in the aggregate, approximately 4.95% of the total loan amount and that certain investment companies in the Invesco Mutual Fund Complex manage or are advised by certain investment funds that collectively owned approximately 0.50% of the Company’s outstanding common stock as of December 31, 2019.

•

With respect to the independence of Ms. Yan, the Board considered transactions with certain companies with which she is involved, including minor sales and purchases of products to and from Stanley Black

6     ON Semiconductor Corporation 2020 Proxy Statement

Management Proposals

and Decker, Inc. (“Stanley”) made by the Company from 2017 through 2018. Ms. Yan served as Vice President of Integration at Stanley until November 2018.

Nominations. Unless you withhold your vote or indicate otherwise on your proxy card, and except in a case of a broker non-vote, proxies will be voted FOR the election of the Director-nominees. The Board has no reason to believe that any of the following nominees for Director will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies will be voted for the substitute nominee.

Set forth below is information concerning our Director-nominees, including their business experience and outside public company directorships for at least the past five years. In the biographies and related information, we describe certain of the experiences, qualifications, attributes, or skills that caused the Board to determine that the person should serve as a Director as of the date of this proxy statement. In addition to the specific qualifications described below, we believe that each Director has the business acumen and sound judgment that we believe are required for the proper functioning of our Board and the integrity, honesty, and adherence to high ethical standards necessary to set the “tone at the top” for our Company. Most of our Directors also have significant other public company board experience that broadens their knowledge of board processes, issues, and solutions.

ON Semiconductor Corporation 2020 Proxy Statement     7

Management Proposals

Director Nominees

In Proposal No. 1, you are asked to vote for each of the nominees for Director. Following is summary information about each Director-nominee:

Age Distribution The Board is committed to balancing the age and experience of its members. All Directors are below the mandatory retirement age of 75.	Gender There are six men and one woman Director-nominees.	Tenure (Years) The tenure of the Board demonstrates the Board’s commitment to balancing experience and refreshment.	Geography/International All Director-nominees have international experience, and two are based outside of the United States.

Qualifications	Semiconductor	Public Company Management	International
	Manufacturing	Finance	Compliance
	Marketing	Mergers & Acquisitions	Government

Name	Age	Director Since	Independent	Committees (1)	Qualifications

Atsushi Abe	66	2011	X	Audit, Science and Technology

Alan Campbell	62	2015	X	Audit, Corporate Governance and Nominating, Executive (Chair)

Gilles Delfassy	64	2015	X	Compensation, Science and Technology (Chair), Executive

Emmanuel T. Hernandez	64	2002	X	Audit (Chair), Corporate Governance and Nominating, Executive

Keith D. Jackson	64	2002		Executive

Paul A. Mascarenas	58	2014	X	Compensation, Corporate Governance and Nominating (Chair), Executive

Christine Y. Yan	54	2018	X	Compensation (Chair), Science and Technology, Executive
(1)	Effective following re-election at the Annual Meeting.

8     ON Semiconductor Corporation 2020 Proxy Statement

Management Proposals

ATSUSHI ABE	RELEVANT SKILLS AND QUALIFICATIONS

Director since 2011 Age: 66 Committees: Audit Science and Technology

◾  Extensive experience in the investment banking and private equity industry, particularly in the area of technology

◾  Experience in mergers and acquisitions as well as in capital markets transactions, which provides valuable knowledge and perspective in financial transactions and negotiations

◾  Familiarity with technology companies and businesses throughout Asia, including Japan

CAREER HIGHLIGHTS

◾  Sangyo Sosei Advisory, Inc. (a technology, media, and telecommunication industry-focused mergers and acquisitions advisory firm), 2009 – Present

— Managing Partner

◾  Unitas Capital (a private equity firm specializing in buyouts and growth equity investments in medium-to-large sized companies (formerly CCMP Capital Asia and JP Morgan Partners Asia)), 2004 – 2009

— Partner (responsible for investments in Japan and in technology companies generally)

◾  Deutsche Bank Group in San Francisco and in Tokyo, 1998 – 2004

— Managing Director

— Head of Global Corporate Finance in Japan

— Head of Global Semiconductor Investment Banking

— Head of TMT Investment Banking in Asia

◾  Alex Brown & Sons, Inc. in San Francisco and Tokyo, 1992 – 1998

— Managing Director

ADDITIONAL EXPERIENCE AND SERVICE

◾  Binfinity AG (a start-up company offering a regulatory compliant, institutional-grade cryptocurrency exchange platform), board of directors, 2018 – Present

◾  Fujitsu Limited (an information technology company listed on the Tokyo Stock Exchange), board of directors, 2015 – Present, chairman of the board, 2019—Present

◾  Mitsui & Co., Ltd., various management positions in the Industrial Electronics Division and Principal Investment Unit, 1978 – 1992

◾  Edwards Group Limited (a U.K.-based vacuum technology company), board of directors, 2007 – 2009

ON Semiconductor Corporation 2020 Proxy Statement     9

Management Proposals

ALAN CAMPBELL	RELEVANT SKILLS AND QUALIFICATIONS

Director since 2015 Chair of the Board since 2017 Age: 62 Committees: Audit Corporate Governance and Nominating Executive (Chair)

◾  Extensive experience in the semiconductor industry

◾  Experience as chief financial officer of a publicly-held semiconductor company

◾  Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

◾  Significant M&A and global experience

CAREER HIGHLIGHTS

◾  Freescale Semiconductor, Inc. (a semiconductor company acquired by NXP Semiconductors N.V. in 2015), 2004 – 2014

— Chief Financial Officer

◾  Semiconductor Product Sector division of Motorola, Inc., 2000 – 2004

— Senior Vice President — Director of Finance

ADDITIONAL EXPERIENCE AND SERVICE

◾  Dialog Semiconductor plc (a U.K.-based semiconductor company), board of directors and chair of the audit committee, 2015 – Present

10     ON Semiconductor Corporation 2020 Proxy Statement

Management Proposals

GILLES DELFASSY	RELEVANT SKILLS AND QUALIFICATIONS

Director since 2015 Age: 64 Committees: Compensation Science and Technology (Chair) Executive

◾  Extensive experience in the semiconductor industry, with particular experience in the wireless industry, automotive, and microcontrollers

◾  Management experience in a publicly-held semiconductor company

◾  Strategic insight and knowledge of the practical application of semiconductors

◾  Expertise with new business development, manufacturing, and marketing

CAREER HIGHLIGHTS

◾  Texas Instruments, Inc. (an American technology company that designs and manufactures semiconductors and various integrated circuits), 1978 – 2007

— Senior Vice President & Executive Officer, General Manager, 2000 – 2007

— Founder, Wireless Terminals Business

— Department Manager and various other capacities

ADDITIONAL EXPERIENCE AND SERVICE

◾ Kalray S.A. (a French fabless semiconductor and software company), board of directors, 2014 – Present

◾ eLichens SAS (a research and development company that provides services and sensing solutions for hyper-local air quality), board of directors, 2017 – Present

◾ Cavendish Kinetics, Inc. (a provider of RF MEMS components for smartphones, wearables, and ultra-portable devices acquired by Qorvo, Inc. in October 2019), board of directors, 2014 – October 2019

◾ decaWave Ltd (a semiconductor company focused on micro-location services headquartered in Ireland), board of directors, 2012 – 2017

◾ Imagination Technologies Group plc (a British-based semiconductor and other technology company), board of directors, 2012 – 2017

◾ Movea SA (a French privately-held provider of software for ultra-low power location, activity tracking, and context sensing), chair of the board, 2012 – 2015

◾ ST-Ericsson (a joint venture between ST Microelectronics and Ericsson making chipsets for the smart phone market), President and CEO, 2009 – 2012

◾ Anadigics, Inc. (a semiconductor company acquired by II-VI Inc. in 2016), 2008 – 2009, chair of the board of directors and interim CEO

◾ Stanford University, University of Chicago, National Association of Corporate Directors

— Various programs aimed at board members, focusing on finance and governance

ON Semiconductor Corporation 2020 Proxy Statement     11

Management Proposals

EMMANUEL T. HERNANDEZ	RELEVANT SKILLS AND QUALIFICATIONS

Director since 2002 Age: 64 Committees: Audit (Chair) Corporate Governance and Nominating Executive

◾  Extensive experience in the semiconductor industry

◾  Experience as chief financial officer of both a publicly-held semiconductor company and a publicly-held solar company

◾  Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

◾  Deep understanding of the Company’s strengths and issues gained during more than 15 years of service on our Board

CAREER HIGHLIGHTS

◾  SunPower Corporation (an American energy company that designs and manufactures photovoltaic cells and solar panels), 2005 – 2008

— Chief Financial Officer

— Principal Accounting Officer

◾  Cypress Semiconductor, 1993 – 2005

— Chief Financial Officer, 1994 – 2005

— Executive Vice President of Finance and Administration, 1994 – 2005

— Corporate Controller, 1993 – 1994

◾  National Semiconductor Corporation, 1976 – 1993

— Served in various financial capacities

ADDITIONAL EXPERIENCE AND SERVICE

◾ Aruba Networks, Inc. (a vendor of data networking solutions), board of directors, 2006 – 2015

◾ SunEdison, Inc. (a renewable energy development company), board of directors, 2009 – 2017

◾ BrainChip Holdings Ltd. (a company based in Australia that develops software and hardware solutions for advanced artificial intelligence and machine learning applications), board of directors, 2017 – Present

— Interim Chair, December 2019 – Present

◾ EnStorage, Inc. (a private company that develops flow battery/storage technology for the renewable energy industry), board of directors, 2009 – 2017

◾ Integration Associates, Inc. (a fabless semiconductor company), board of directors, 2004 – 2008

◾ Khosla Ventures (a venture capital firm), Operating Partner, 2010 – 2013

◾ Soraa, Inc. (a private company that develops LED and laser technology), board of directors, 2011 – 2013

12     ON Semiconductor Corporation 2020 Proxy Statement

Management Proposals

KEITH D. JACKSON	RELEVANT SKILLS AND QUALIFICATIONS

Director since 2002 Age: 64 Committees: Executive

◾  More than 40 years’ experience in the semiconductor industry

◾  Intimate and detailed understanding of the day-to-day workings of our Company and the issues that it faces

◾  Significant M&A and global experience

CAREER HIGHLIGHTS

◾  ON Semiconductor Corporation, 2002 – Present

— President, Chief Executive Officer, and Director

◾  Fairchild Semiconductor Corporation, 1998 – 2002

— Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups

◾  Tritech Microelectronics Ltd in Singapore (a manufacturer of analog and mixed signal products), 1996 – 1998

— President and member of the board of directors

◾  National Semiconductor Corporation, 1986 – 1996

— Vice President and General Manager, Analog and Mixed Signal Division

— Various other engineering and management positions

◾  Texas Instruments, Inc., 1973 – 1986

— Various engineering and management positions

ADDITIONAL EXPERIENCE AND SERVICE

◾ Veeco Instruments Inc. (a process equipment technology company), Board of Directors, 2012 – Present

◾ National Association of Corporate Directors Board Leadership Fellow, 2014

◾ Semiconductor Industry Association, board of directors, 2008 – Present

— Chair, 2020 – Present

— Vice Chair, 2019 – 2020

ON Semiconductor Corporation 2020 Proxy Statement     13

Management Proposals

PAUL A. MASCARENAS	RELEVANT SKILLS AND QUALIFICATIONS

Director since 2014 Age: 58 Committees: Compensation Corporate Governance and Nominating (Chair) Executive	◾ Extensive experience in technical strategy, planning, and research and development ◾ Leadership and strategic planning expertise in automotive industry

CAREER HIGHLIGHTS

◾  Ford Motor Company, 1982 – 2014

— Vice President of Research & Advanced Engineering and Chief Technical Officer, 2011 – 2014

— Vice President of Engineering, 2007 – 2010

— Vice President, North American Vehicle Programs, 2005 – 2007

— Various positions in product development, program management, and business leadership, 1982 – 2005

ADDITIONAL EXPERIENCE AND SERVICE

◾ Spartan Motors, Inc. (an automobile and auto parts designer, engineer, and manufacturer), Board of Directors, 2018 – Present

◾ BorgWarner Inc. (a supplier of propulsion system technologies for the automotive industry), Board of Directors, 2018 – Present

◾ United States Steel Corporation, Board of Directors, 2016 – Present

◾ Mentor Graphics (a U.S. based company engaged in electronic design automation), Board of Directors, 2015 – 2017

◾ Fontinalis Partners (a venture capital firm), Venture Partner, 2015 – Present

◾ Stanford Directors College, 2017

◾ Society of Automotive Engineers International (a non-profit serving the aerospace, commercial, and automotive sectors)

— Immediate Past President, January 2020 – Present

— President, 2019 – January 2020

◾ The International Federation of Automotive Engineering Societies, 2012 – Present

— Board of directors, 2012 – Present

— President and chairman of the executive board, 2014 – 2016

◾ Appointed Officer of the Order of the British Empire by Her Majesty Queen Elizabeth II for his services in the automotive industry, 2015

◾ United States Council for Automotive Research LLC, Council Member, 2011 – 2014

◾ Honorary doctorate degree, Chongqing University, China, 2013

14     ON Semiconductor Corporation 2020 Proxy Statement

Management Proposals

CHRISTINE Y. YAN	RELEVANT SKILLS AND QUALIFICATIONS

Director since 2018 Age: 54 Committees: Compensation (Chair) Science and Technology Executive

◾  Extensive global general management experience in the Automotive, Industrial, and Consumer markets

◾  Deep emerging market experience

◾  Significant M&A experience

◾  Extensive, commercial, technology, and operations management experience, including as member of senior management team of a public company

◾  Corporate governance experience

CAREER HIGHLIGHTS

◾  Stanley Black & Decker, Inc., 1989 – November 2018

— Vice President, Integration, January 2018 – November 2018

— President, Asia, 2014 – January 2018

— President, Stanley Storage and Workspace Systems, 2013 – 2014

— President, Americas, 2008 – 2013

— President, Global Automotive, 2006 – 2008

ADDITIONAL EXPERIENCE AND SERVICE

◾ Ansell Limited, board of directors, 2019 – Present

◾ Cabot Corporation, board of directors, 2019 – Present

◾ Modine Manufacturing Company, board of directors, 2014 – Present

◾ Goldman Sachs Merchant Banking Division, 2018 to Present

— Advisor, China-U.S. Industrial Cooperation Fund

◾ Harvard Business School Compensation Committee Program, 2019

Required Vote. To be elected, each of the Director-nominees must receive the affirmative vote of the majority of votes cast, meaning that the number of votes cast “for” a Director-nominee must exceed the number of votes cast “against” that Director-nominee. See “The Board of Directors and Corporate Governance — Majority Voting for Directors” below in this proxy statement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.

The Board of Directors recommends a vote “for” election of each of the Director-nominees in Proposal No. 1.

ON Semiconductor Corporation 2020 Proxy Statement     15

Management Proposals

Proposal No. 2: Advisory Resolution to Approve Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking for stockholder approval of the compensation of our Named Executive Officers identified in the “Compensation Discussion and Analysis — Overview” section of this proxy statement (the “Named Executive Officers” or “NEOs”). The Board of Directors recommends that our stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of ON Semiconductor Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers identified in the Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Compensation of Executive Officers” in this proxy statement).

The principal objective of our compensation programs is to attract, retain, and motivate highly talented individuals who will deliver competitive financial returns to our stockholders and accomplish our short-term and long-term plans and goals. The Company seeks to accomplish this goal by rewarding performance, both individual and corporate, in a way that is aligned with the short- and long-term interests of the Company and its stockholders. Consistent with this philosophy, the majority of the total compensation opportunity for each of our Named Executive Officers is incentive-based, and a significant portion of such compensation is dependent upon the Company’s or the individual’s achievement of specified and predetermined financial goals. The Company believes that its executive compensation program satisfies the Company’s compensation objectives. We describe our compensation policies and programs in more detail below in this proxy statement, including in the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee of the Board (the “Compensation Committee”), which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the voting and will consider whether any actions are necessary to address those concerns.

The Board has previously adopted a policy providing for an annual advisory vote to approve executive compensation. Unless the Board modifies its current policy, the next advisory vote will be at the 2021 annual meeting of stockholders.

Required Vote. The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

The Board of Directors recommends a vote “for” the advisory (non-binding) resolution to approve executive compensation in Proposal No. 2.

16     ON Semiconductor Corporation 2020 Proxy Statement

Management Proposals

Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board (the “Audit Committee”): (a) has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm to (i) audit our consolidated financial statements for the year ending December 31, 2020, and (ii) render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2020; and (b) is seeking ratification of this appointment from the stockholders of the Company.

In determining whether to retain PricewaterhouseCoopers as our 2020 independent auditor, the Audit Committee considered, among other things:

•	the historical and recent performance of PricewaterhouseCoopers on our audits;

•	the breadth of knowledge of PricewaterhouseCoopers with respect to our industry and business, our accounting policies and practices, and our internal control over financial reporting;

•	the capability and expertise of PricewaterhouseCoopers in handling the breadth and complexity of our worldwide operations;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on PricewaterhouseCoopers and its peer firms;

•	the appropriateness of PricewaterhouseCoopers’ fees for audit and non-audit services; and

•	PricewaterhouseCoopers’ independence and tenure as our independent auditor.

Based on this evaluation, the Audit Committee believes that the retention of PricewaterhouseCoopers as our independent auditor for 2020 is in the best interest of the Company and our stockholders.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. If present, the representative will have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by the bylaws of the Company (the “Bylaws”) or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.

If the stockholders fail to ratify the selection, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.

Required Vote. The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal.

The Audit Committee and the Board of Directors recommend a vote “for” approval of Proposal No. 3.

ON Semiconductor Corporation 2020 Proxy Statement     17

Audit and Related Fees

The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit services and fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees for audit and other services provided by PricewaterhouseCoopers for 2019 and 2018.

Fee Type	2019 (in millions)	2018 (in millions)
Audit Fees (1)	$7.7	$7.2
Audit-Related Fees (2)	$0.0	$0.0
Tax Fees (3)	$1.4	$1.5
All Other Fees	$0.0	$0.0

Total Fees	$9.1	$8.7
(1)

Includes fees billed or expected to be billed for each of 2019 and 2018 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, review of purchase accounting and acquisition matters and assistance with securities offerings, including the review of related documents, preparation of comfort letters, and issuance of consents.

(2)	Includes fees for professional services rendered in connection with the annual audit of the ON Semiconductor Corporation 2000 Employee Stock Purchase Plan (the “2000 ESPP”).

(3)

Includes fees billed or expected to be billed for each of 2019 and 2018 for professional services rendered in connection with tax consulting, tax compliance, tax audit assistance, tax planning, and transfer pricing.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, except for any de minimis non-audit services which are approved by the Audit Committee prior to the completion of the audit and which qualify for the de minimis exception under federal securities laws and regulations. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee’s pre-approval policy (the “Pre-Approval Policy”) requires the Audit Committee to pre-approve certain audit, audit-related, tax, and other services to be performed by our independent registered public accounting firm. With certain exceptions, the term of pre-approval is 12 months from the date of pre-approval. The Audit Committee periodically revises the list of pre-approved services. The Audit Committee may delegate pre-approval authority to one or more of its members, who must report any pre-approval decisions to the full Audit Committee, but may not delegate such decisions to management. In granting any such pre-approvals, the Audit Committee considers the extent to which approved services could impact the independence of the auditor. With respect to each proposed pre-approved service, the auditor must provide the Audit Committee, upon request, with detailed back-up documentation regarding the specific services to be performed.

During 2019 and 2018, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to the Pre-Approval Policy and its charter.

The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.

18     ON Semiconductor Corporation 2020 Proxy Statement

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

In 2020, for the fifth consecutive year, the Company was named a World’s Most Ethical Company® by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. The designation recognizes organizations that align principle with action by working tirelessly to make integrity part of their corporate DNA. These efforts shape future industry standards by introducing tomorrow’s best practices today. The Company was one of only four companies honored in the Electronics and Semiconductors category in 2020, highlighting its leadership among global companies in ethical business standards and practices.

The Board met 11 times last year and the committees, including any special committees, of the Board held a total of 34 meetings. Each incumbent Director serving during 2019 attended at least 75% of the aggregate of all Board and applicable committee meetings held during his or her period of service in 2019. Although we do not currently have a policy with regard to Directors’ attendance at annual meetings of stockholders, all of our Directors attended the annual meeting of stockholders held on May 8, 2019 except for one director, who was unable to attend the meeting due to medical reasons.

Committees of the Board

Our current Board standing committees and membership are as follows:

	Corporate Governance and Nominating Committee	Audit Committee	Compensation Committee	Executive Committee	Science and Technology Committee

Atsushi Abe		✓			✓

Alan Campbell	✓	✓		Chair

Curtis J. Crawford, Ph.D.			✓	✓	✓

Gilles Delfassy			Chair		✓

Emmanuel T. Hernandez	✓	✓

Keith D. Jackson				✓

Paul A. Mascarenas	Chair		✓

Daryl A. Ostrander, Ph.D.		✓			Chair

Teresa M. Ressel	✓	Chair		✓

Christine Y. Yan			✓		✓

Following the election of the Director-nominees at the Annual Meeting, our Board standing committees and membership will be as follows:

	Corporate Governance and Nominating Committee	Audit Committee	Compensation Committee	Executive Committee	Science and Technology Committee

Atsushi Abe		✓			✓

Alan Campbell	✓	✓		Chair

Gilles Delfassy			✓	✓	Chair

Emmanuel T. Hernandez	✓	Chair		✓

Keith D. Jackson				✓

Paul A. Mascarenas	Chair		✓	✓

Christine Y. Yan			Chair	✓	✓

ON Semiconductor Corporation 2020 Proxy Statement     19

The Board of Directors and Corporate Governance

Audit Committee. The Audit Committee, established pursuant to Section 3(a)(58)(A) of the Exchange Act, has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Audit Committee has the specific purpose under its charter to:

•	monitor the integrity of the corporate accounting and financial reporting processes of the Company and the audits of the financial statements;

•	provide to the Board the results of its monitoring and recommendations derived therefrom;

•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;

•	appoint, determine funding for, and oversee our independent registered public accounting firm;

•	review the independence, qualifications, and performance of our internal and independent auditors;

•

oversee that management has the processes in place to assure our compliance with applicable corporate policies and legal and regulatory requirements that may have a material impact on our financial statements; and

•	inform the Board and appropriately provide information and materials on significant matters that require the Board’s attention.

Among other things, the Audit Committee has the specific authority and responsibility under its charter to:

•

pursuant to the Commission’s rules, establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

review and oversee related party transactions to the extent required under applicable federal securities laws and related rules and regulations or Nasdaq rules, unless such transactions are submitted to another comparable independent body of the Board;

•

discuss with management our major financial risk exposures and the steps we have taken to monitor and control such exposures, including related risk assessment and risk management policies as they relate to the Audit Committee’s responsibilities; and

•

review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the management’s discussion and analysis section of our annual report, and recommend to the Board whether the audited financial statements should be included in the annual report.

The Audit Committee has other specific responsibilities under its charter, including with respect to the pre-approval of auditing services and permitted non-audit services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, as provided in its charter, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions. In addition, the Audit Committee conducts an annual self-assessment. The Audit Committee regularly meets with the Company’s independent registered public accounting firm and, to the extent it deems necessary or appropriate, may retain independent legal, accounting, or other advisors with appropriate funding related thereto to be provided by the Company. See also “Audit Committee Report” below for more information on the Audit Committee. The Audit Committee met 11 times in 2019.

The Board has determined that each member of the Audit Committee during 2019 and current member is independent within the meaning of applicable Commission rules and the listing standards of Nasdaq and that each current member of the Audit Committee is financially competent under the current listing standards of

20     ON Semiconductor Corporation 2020 Proxy Statement

The Board of Directors and Corporate Governance

Nasdaq. The Board has also determined that three independent Directors on the Audit Committee, including Director-nominees Alan Campbell and Emmanuel T. Hernandez, meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under Nasdaq listing standards. See “Proposal No. 1: Election of Directors” above for more information regarding Mr. Campbell’s and Mr. Hernandez’s experience.

Compensation Committee. The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Among other things, our Compensation Committee has the specific purpose under its charter to:

•

discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of our Outside Directors and our chief executive officer (the “CEO”), other executive officers, and any other employees whose total compensation is substantially similar to such other officers; and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.

Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:

•

annually review and approve corporate goals and objectives relevant to the compensation of our CEO and senior executives, evaluate the performance of our CEO and senior executives in light of those goals and objectives, and establish the compensation level for our CEO and senior executives based on this evaluation, subject to the terms of any employment agreements that may be in effect (the CEO may not be present during deliberation or voting concerning the CEO’s compensation);

•	review and approve, or recommend to the Board for approval, any employment agreement with the CEO or any senior executive;

•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;

•	review the competitive position of, and recommend changes to, the plans, systems, and practices of the Company relating to compensation and benefits;

•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);

•	approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans;

•

retain or terminate any compensation consultants or other advisors, or obtain advice of such persons in accordance with applicable federal securities laws and related rules and regulations and Nasdaq rules (including after any necessary evaluation of the independence and potential conflicts of interests of such persons), to assist the Compensation Committee in evaluating any aspect of CEO, senior executive, or Outside Director compensation or on any other subject relevant to its responsibilities, including its oversight of the work, and the authority to approve the fees and compensation, of such consultants and advisors. The Company is required to provide appropriate funding for the payment of such fees and other compensation;

•	review insurance coverage for Directors and officers and make recommendations to the Board with respect to such insurance;

•	obtain or conduct an annual evaluation of the Compensation Committee’s performance; and

•	consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary or excessive risk-taking.

ON Semiconductor Corporation 2020 Proxy Statement     21

The Board of Directors and Corporate Governance

Pursuant to its charter, the Compensation Committee also prepares a report required by the rules of the Commission for inclusion in our proxy statement. This report is included in this proxy statement immediately following the CD&A.

The ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (the “Amended and Restated Plan”), together with the Amended and Restated Guidelines on the Delegation of Authority to the Chief Executive Officer to Make Certain Awards, contemplate that pursuant to a specific written delegation of authority by the Compensation Committee, the CEO may grant awards to individuals who are not subject to Section 16 of the Exchange Act to expedite the hiring process and retain talented employees. We describe the role of executive officers in determining or recommending the amount or form of executive compensation in the CD&A under “Processes and Procedures for Considering and Determining Executive Compensation — Role of Senior Management in Determining Executive Compensation.” The role that officers play in determining or recommending the amount or form of director compensation is generally consistent with that description.

The Compensation Committee has regularly and directly engaged a compensation consultant to assist in recommending the form and amount of executive and director compensation. In May 2012, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its primary compensation consultant. The Compensation Committee has reviewed the performance of Pearl Meyer annually since that date. Among other things, with respect to our 2019 compensation programs, Pearl Meyer was requested to:

•	perform an executive compensation review, including a peer group review and competitive pay assessments;

•	perform a short-term incentive plan and equity grant review;

•	perform a performance comparison;

•	perform a non-employee director compensation review;

•	provide legislative and regulatory updates; and

•	provide additional assistance, as requested, in analyzing and determining senior executive compensation.

The Compensation Committee has considered the independence of Pearl Meyer in light of Commission rules and Nasdaq listing standards regarding compensation consultants and has concluded that Pearl Meyer’s work for the Compensation Committee has not raised any conflict of interest. Additional information regarding the Compensation Committee’s retention and use of its consultants can be found in the CD&A in “Processes and Procedures for Considering and Determining Executive Compensation — Role of Compensation Consultants” as well as other sections of the CD&A.

The Board has determined that each member of the Compensation Committee during 2019 and each current member of such Committee is independent within the meaning of applicable Commission rules and the listing standards of Nasdaq. The Compensation Committee met 7 times in 2019.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Corporate Governance and Nominating Committee has the specific purpose under its charter to:

•	assist the Board in identifying qualified individuals to become Board members;

•	assist the Board in considering and making recommendations with respect to the composition of the Board and its committees;

•	assist the Board in monitoring the process to assess Board effectiveness;

22     ON Semiconductor Corporation 2020 Proxy Statement

The Board of Directors and Corporate Governance

•	assist the Board in developing and implementing the Company’s corporate governance principles;

•	assist the Board in providing guidance for the Company’s enterprise risk management (“ERM”) program (the “ERM Program”); and

•

review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Nominating Committee.

Among other things, our Corporate Governance and Nominating Committee has the specific responsibility under its charter to:

•	conduct an annual evaluation of the Corporate Governance and Nominating Committee and its consultants, as well as oversee the evaluations of the Board and its committees;

•

develop and periodically review criteria for Director-nominees, which may include, without limitation, specific skills, experience, diversity, and other qualifications, and develop a process for the recommendation of Director-nominees by the Corporate Governance and Nominating Committee;

•

identify and recommend to the Board slates of Director-nominees for election or re-election at each annual meeting of the stockholders, or for nomination for election to the Board when Board vacancies arise, consistent with the developed nomination criteria, including nominees’ qualifications, capability, and availability to serve, conflicts of interest, and other relevant factors;

•	make recommendations to the Board regarding Director retirement age and tenure;

•	make recommendations to the Board regarding the size and composition of the Board;

•	review and make recommendations to the Board regarding committee assignments;

•	retain and terminate any search firm to be used to identify Director candidates and approve fees and retention terms of any such search firm;

•	review activities of Directors with the Company or other entities that may diminish such Director’s effectiveness or be inconsistent with the criteria established for Board membership;

•	subject to applicable law, consider stockholder nominations, if a stockholder complies with our Director nomination procedures described in the Bylaws and applicable law;

•	encourage and facilitate Directors’ continuing education;

•

develop policies and procedures for recommendation to the Board related to the succession of the CEO and other key executives, including succession planning, and review such succession planning on at least an annual basis;

•	review and oversee matters related to environmental, health, and safety policies and corporate social responsibility;

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company and continue to monitor and update such principles; and

•	review the ERM Program and provide guidance to the Board regarding its risk oversight responsibilities.

As noted above, the Corporate Governance and Nominating Committee is required to develop and periodically review criteria for Director-nominees, which may include specific skills, experience, diversity, and other qualifications. We have no formal policy on the consideration of diversity in identifying Director-nominees, but we endeavor to have a board representing diverse experiences in areas that are relevant to the Company’s global activities. When the Corporate Governance and Nominating Committee considers diversity, it may consider diversity of experience, skills, and viewpoints, as well as traditional diversity concepts such as race or gender, as it deems appropriate. We value international business experience and, as such, our directorship mix reflects that emphasis.

ON Semiconductor Corporation 2020 Proxy Statement     23

The Board of Directors and Corporate Governance

Among other matters, the Corporate Governance and Nominating Committee may consider the following nomination criteria regarding Board membership:

•	the appropriate size of the Board;

•

a nominee’s knowledge, skills, and experience, including, without limitation, experience in finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, sales and marketing, corporate governance and compliance, and intellectual property;

•	the needs of the Company with respect to particular skills and experience;

•	a nominee’s experience leading and supporting environmental, social, and governance criteria and civic responsibility;

•	a nominee’s independence as defined in Nasdaq and Commission rules and regulations;

•	diversity, which fosters diversity of thinking;

•	a nominee’s age and tenure; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.

The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high-quality business and professional experiences. In doing so, the Corporate Governance and Nominating Committee will also consider candidates with appropriate non-business backgrounds. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. See also “Corporate Governance Principles — Qualifications” for a further discussion about qualifications for our Board members. Other than the foregoing, there are no stated criteria for Director-nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Corporate Governance and Nominating Committee believes that it is appropriate for more than one member of the Board to meet the criteria for an “audit committee financial expert,” as defined by Commission rules, and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under Nasdaq listing standards. The Corporate Governance and Nominating Committee also believes it is appropriate for certain key members of the Company’s management to participate as members of the Board.

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the willingness of current members of the Board to continue service on the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the Corporate Governance and Nominating Committee decides not to re-nominate a member for re-election or determines to replace that Director, or if the Board considers increasing the size of the Board, the Board then identifies the desired skills and experience for a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Corporate Governance and Nominating Committee may engage in research to identify qualified individuals, which may include engaging a professional search firm from time to time. In 2019, the Company did not retain a professional search firm to recommend Director-nominees. Pursuant to its charter, if a stockholder complies with the Director nomination procedures described in the Bylaws, the Corporate Governance and Nominating Committee will consider that nomination. In such case, it will evaluate the stockholder nomination in the same manner as it evaluates other nominees. For a description of the procedure for stockholder nominations, see “Miscellaneous Information — Stockholder Nominations and Proposals” below.

The Board has determined that each member of the Corporate Governance and Nominating Committee during 2019 and current member is independent within the meaning of applicable Commission rules and the listing standards of Nasdaq. The Corporate Governance and Nominating Committee met 5 times in 2019.

24     ON Semiconductor Corporation 2020 Proxy Statement

The Board of Directors and Corporate Governance

Executive Committee. The Executive Committee of the Board (the “Executive Committee”) has a formal written charter, a copy of which is available on our website at www.onsemi.com. The Executive Committee has the specific purpose under its charter to exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business and affairs of the Company to the extent not expressly prohibited and not separately delegated to other committees of the Company, and subject to applicable restrictions and limitations.

As set forth in its charter, the Executive Committee does not have the power, among other things, to:

•	amend or repeal any resolution of the Board which, by its express terms, is not so amendable or repealable;

•

appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law);

•	appoint or remove the Chair of the Board, the President, or the CEO;

•	authorize any single purchase or related series of purchases of assets, or an acquisition of a business or businesses, with an aggregate purchase price in excess of $50 million;

•	authorize any single sale or related series of sales of assets, or a disposition of a business or businesses, with an aggregate sales price in excess of $50 million; or

•	authorize any single investment or series of related investments in other businesses or ventures with an aggregate dollar amount of such investment in excess of $50 million.

The Executive Committee met 7 times in 2019.

Science and Technology Committee. The Science and Technology Committee of the Board (the “Science and Technology Committee”) has a formal written charter. The adequacy of this charter is reviewed at least annually.

Our Science and Technology Committee has the specific purpose under its charter to advise the Board as to the scope, health, direction, quality, investment levels, and execution of the Company’s technology and innovation strategies. Among other things, our Science and Technology Committee has the specific responsibility under its charter to:

•

review, evaluate, and advise the Board regarding the Company’s technology, innovation strategies, and initiatives, including to ensure that the strategies and initiatives are aligned with corporate objectives and mid- to long-term technology and trends and to ensure that the strategies and initiatives are aligned with specific market growth segments and will contribute to our future competiveness;

•	review, evaluate, and provide advice and guidance as appropriate to the Company on emerging technology and trends that are relevant to the Company’s future strategic directions;

•	review, evaluate, and advise the Board on the Company’s intellectual property strategy;

•

review, evaluate, and advise the Board on the scientific and technology aspects and intellectual property-related matters in respect of the Company’s major acquisition and other business development transactions;

•	review succession planning for our Chief Technology Officer, our Chief Information Officer, our Chief Intellectual Property Counsel, and other key technical personnel on an annual basis;

•	review the progress on strengthening the Company’s technology ladder for technical employees on an annual basis;

•	assist the Board with its oversight responsibility for the Company’s ERM relating to the foregoing functions; and

•	perform such other functions and have such other powers as may be necessary in the discharge of the foregoing or as requested by the Board.

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The Science and Technology Committee will convene at least two times each year, with additional meetings as deemed appropriate. It has the authority to retain such outside advisors, including legal counsel or other experts, as it deems appropriate and to approve the fees and expenses of such advisors. The Science and Technology Committee met 4 times in 2019.

Other Committees. The Integration Oversight Committee of the Board (the “Integration Oversight Committee”) had been responsible for overseeing integration activities of acquisitions for which Board approval is required and any other acquisition for which the Board deems this level of oversight appropriate. The Integration Oversight Committee, whose members included Dr. Ostrander and Messrs. Abe, Campbell, and Delfassy, did not meet in 2019. In August 2019, the Board determined that the matters addressed by the Integration Oversight Committee were more appropriate for a full Board discussion and, accordingly, dissolved the Integration Oversight Committee.

The Board, from time to time, has deemed it desirable and in the best interest of the Company to form various special committees and other independent committees.

Full Board Self-Evaluation. The Board believes that having good governance principles and practices improves the effectiveness of the Board and correlates to the creation of stockholder value. To measure its own operation against such principles and practices and to identify and act on areas for improvement, the Board and its committees perform an annual self-evaluation. The Corporate Governance and Nominating Committee is charged with overseeing the self-evaluations, and in 2019, the Corporate Governance and Nominating Committee used the following process to conduct the Board’s self-evaluation:

In the Board self-evaluation process, topics and questions for 2019 were grouped into seven categories:

Strategy	Enterprise Risk Management
Culture of Compliance and Ethics	M&A
Executive Evaluation and Succession Planning	Financial Reporting and Other Disclosure
Corporate Governance

The Corporate Governance and Nominating Committee and the Board reconsider the tools, processes, topics, and questions for the self-evaluation as warranted, including consideration of whether to retain an independent third party to facilitate the Board’s self-evaluation. The Board and its committees may perform the annual self-evaluations using different tools and processes in future years.

Each of the Board’s committees also performs an annual self-evaluation to assist the committees and the Board in evaluating the performance and effectiveness of such committees, and in 2019, the self-evaluation of the committees generally followed the process used by the Board, except that results were sent to committee chairs (as opposed to the Chair of the Corporate Governance and Nominating Committee), and committee chairs led the discussions for their respective committees with the Board in executive session. The Integration Oversight Committee did not meet during 2019, and, accordingly, it did not perform a self-evaluation for the year.

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Director Peer Evaluations. We believe that our Board, the Company, and our stockholders benefit from the exchange of different ideas and perspectives. Consistent with that philosophy, we further believe that each of our Directors can and do benefit from candid feedback received from other Board members about his or her individual performance. Accordingly, we conduct periodic peer evaluations to obtain information about each Director’s performance, contributions, and effectiveness. These Director peer evaluations are critical tools that promote more authentic board collaboration, improve the skills and perspective of our Directors, and allow them to receive guidance from esteemed colleagues.

2019 Compensation of Directors*

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	Option Awards ($) (3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Atsushi Abe	$100,000	$205,009	0	0	0	0	$305,009

Alan Campbell	$196,250	$205,009	0	0	0	0	$401,259

Curtis J. Crawford, Ph.D.	$87,500	$205,009	0	0	0	0	$292,509

Gilles Delfassy	$101,250	$205,009	0	0	0	0	$306,259

Emmanuel T. Hernandez	$92,500	$205,009	0	0	0	0	$297,509

Keith D. Jackson (3)	—	—	—	—	—	—	—

Paul A. Mascarenas	$95,000	$205,009	0	0	0	0	$300,009

Daryl A. Ostrander, Ph.D.	$103,750	$205,009	0	0	0	0	$308,759

Teresa M. Ressel	$107,500	$205,009	0	0	0	0	$312,509

Christine Y. Yan	$87,500	$205,009	0	0	0	0	$292,509
*	This table includes compensation for 2019 for all persons who served as Directors at any time during 2019.

(1)

This column includes annual retainer fees earned for 2019, regardless of when paid. For additional information about retainer fees paid to Directors, see “2019 Compensation of Directors — Discussion of Director Compensation — Retainers” below. Compensation for service on the Board and on committees is prorated for the number of days served on the Board and committees in the applicable capacities. See “Committees of the Board” above.

(2)

This column includes the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) Topic 718 with respect to the awards of fully-vested stock made in 2019. The 2019 awards are described below under “2019 Compensation of Directors — Discussion of Director Compensation — Equity Compensation” and consisted of an annual grant for all Directors except for Mr. Jackson. The grant date fair value is $18.08, the closing price on the date of grant, June 3, 2019, for stock grant awards to each Outside Director. As of December 31, 2019, none of the Outside Directors held any unvested stock. With respect to Mr. Jackson, see footnote (3) below.

(3)

Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any compensation in connection with his service as a Director.

Discussion of Director Compensation. The Compensation Committee regularly reviews the compensation payable to Outside Directors. See “The Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” for a description of the authority of the Compensation Committee. In reviewing Board compensation practices, the Compensation Committee is advised by its outside consultants from time to time. In May 2019, Pearl Meyer provided the Board with an analysis of Outside Director compensation, including a review of director compensation of the Company’s peer group (the “Pearl Meyer Director Compensation Report”). The peer group for this analysis consisted of the same comparator group that is used to evaluate executive compensation and is described below in this proxy statement in the CD&A under the heading “Processes and Procedures for Considering and Determining Executive Compensation — Use of Market Data.”

Based on the Pearl Meyer Director Compensation Report and the recommendations therein, in May 2019, the Compensation Committee adopted the 2019 compensation program for our Outside Directors (the “Outside

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Director Compensation Program”). Under the Outside Director Compensation Program, which is described below, there were no year-over-year increases to Outside Director compensation.

Retainers. Under the Outside Director Compensation Program, the annual cash retainers remained constant with the retainers paid during the previous year and were as follows:

Position	Retainer Amount Per Year
Outside Directors	$70,000
Chair of the Board	$100,000
Chair of the Audit Committee	$30,000
Non-Chair members of the Audit Committee	$15,000
Chair of the Compensation Committee	$20,000
Non-Chair members of the Compensation Committee	$10,000
Chair of the Corporate Governance and Nominating Committee	$15,000
Non-Chair members of the Corporate Governance and Nominating Committee	$7,500
Chair of the Science and Technology Committee	$15,000
Non-Chair members of the Science and Technology Committee	$7,500
Chair of the Integration Oversight Committee	$15,000

Non-Chair members of the Integration Oversight Committee	$7,500

Annual cash retainers are paid quarterly in arrears and prorated based upon the period of time that an Outside Director has served on the Board or a committee of the Board, as applicable. No cash retainers for service on the Integration Oversight Committee were paid with respect to any period following the dissolution of the Integration Oversight Committee in August 2019, and retainers for all members of the Integration Oversight Committee were prorated accordingly.

Equity Compensation. Under the Outside Director Compensation Program, each Outside Director receives an annual award of fully-vested stock with a value equal to approximately $205,000, rounded up such that only whole shares are issued. The 2019 annual grant was based on the closing price of our stock on June 3, 2019 ($18.08), the grant date, and resulted in a grant of 11,339 shares to each person serving as an Outside Director on the grant date. The 2019 grants were made under the Amended and Restated Plan. Under the Outside Director Compensation Program, if an Outside Director is appointed after the date of the annual grant, the award amount is prorated based on the period of the year during which the Outside Director serves.

Other. We reimburse Outside Directors for reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as a member of the Board.

Majority Voting for Directors

Except as otherwise provided in the Bylaws, each Director is elected by the vote of the majority of the votes cast with respect to that Director’s election at any meeting for the election of Directors at which a quorum is present. However, if, as of the tenth day preceding the date we first deliver the notice of such meeting to our stockholders, the number of nominees exceeds the number of Directors to be elected (a “Contested Election”), the Directors shall be elected by the vote of a plurality of the votes cast. A majority of votes cast means that the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election (with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that Director’s election).

In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, the incumbent Director must promptly tender his or her resignation to the Board. The

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Corporate Governance and Nominating Committee, or such other committee designated by the Board for this purpose, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board must act on the resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that it considers appropriate and relevant.

If the Board accepts a Director’s resignation pursuant to these provisions, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the resulting vacancy may be filled by vote of a majority of the Directors then in office pursuant to Article NINTH, Section 2 of our Certificate of Incorporation.

Other Board Matters

Board Leadership Structure. We currently separate the roles of CEO and Chair of the Board to align the Chair role with our Outside Directors and to further enhance the independence of the Board from management. Our Chair works closely with our CEO and General Counsel to set the agenda for meetings, facilitate information flow between the Board and management, and gain the benefit of the CEO’s Company-specific experience, knowledge, and expertise.

The Board’s Role in Risk Oversight. While management is responsible for the day-to-day management of risk, the Board plays an ongoing and active role in the oversight of risk. The Board, both directly and through its committees, carries out its oversight responsibilities by regularly reviewing and discussing with management areas of material risk to the Company, which may include financial risks, legal and regulatory risks, operational risks, and strategic risks, along with key risk areas within each of those risk categories. The Board also reviews with management, as appropriate, mitigation measures being taken to address such risks. While the Board has primary responsibility for risk oversight, the Board’s committees support the Board by regularly addressing risks in their respective areas of oversight. Specifically, the Audit Committee charter requires the Audit Committee to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies as they relate to the Audit Committee’s responsibilities. The Corporate Governance and Nominating Committee charter requires it to oversee the ERM Program and provide guidance to the Board regarding its risk oversight responsibilities. In designing our compensation programs and structuring awards, the Compensation Committee considers the likelihood of undue risk-taking and the impact that such compensation decisions may have on the Company’s risk profile. Its charter requires it to consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary and excessive risk-taking. The charter for the Science and Technology Committee also requires it to review the Company’s risk exposure relating to its respective function. The chair of the relevant committee then reports on risk discussions to the full Board to the extent appropriate. This dual track of direct Board oversight and oversight through its committees is designed to foster a fulsome discussion of risks facing the Company. The Board’s role in risk oversight has not affected its leadership structure.

As part of its review of the Company’s material areas of risk, the Board has semi-annual strategy and planning meetings at which business plans and proposals for the Company and various units or groups within the Company are presented and discussed. Comprehensive risk analysis is a significant part of such planning. At quarterly Board meetings, business unit leaders and the heads of certain administrative function groups provide status reports to the Board or the appropriate committee. These reports include risk evaluation and assessment as a matter of course. For example, internal audit presents quarterly reports to the Audit Committee that include analysis of financial and regulatory risk. Management and the Board consider and evaluate from time to time the risk of cybersecurity breaches and vulnerabilities and how best to mitigate such risks. For example, under ON Semiconductor’s Insider Trading Policy (the “Insider Trading Policy”), the Company’s Securities Compliance Officer may impose a black-out on securities trading in the event of a cybersecurity breach or attack. Under such circumstances, as a further measure to promote compliance with

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the trading black-out, the Insider Trading Policy also imposes a duty upon the Securities Compliance Officer to notify the CEO and our Chief Financial Officer (the “CFO”) of the black-out at or before the time it is imposed. Other specific risks are also addressed appropriately as and when they are identified. At least annually, the Board reviews how risk is being managed and reported to the Board and its committees, along with areas where the Board would like additional analysis or discussion.

The oversight and management of risk within the Company is guided through a continuously evolving and maturing ERM Program. The goal of the ERM Program is to systematically, consistently, and effectively identify, evaluate, prioritize, and manage key risks affecting the Company and to drive a culture of risk-aware decision-making across the enterprise. The ERM Program framework is designed to ensure that executive management and the Board of Directors have a thorough understanding of risks and opportunities associated with the execution of ON Semiconductor’s strategic plans within the business environment in which the Company operates. The ERM Program was formed and staffed following the appointment of a Chief Risk Officer in late 2014. The ERM Program staff trains and employs shared resources acting as “Risk Champions” across all functional areas within the Company. Risk Champions serve as subject matter experts and liaisons between the individual groups and ERM Program management. The Board and management regularly review the ERM Program framework, the Company’s risk appetite, and the top risks facing the Company. The CEO reports annually to the Board on the overall ERM Program status and development and more frequently as to the progress of ongoing enhancements to the ERM Program. During 2019, the Company continued and expanded its cross-functional scenario analysis activities, executing its third annual Emerging Risk Assessment session while also conducting risk assessment workshops across multiple functional areas within the Company. Risk assessments, risk reporting, executive risk surveys, table-top exercises, emerging risk scenario planning sessions, risk workshops, training, and tools development will continue throughout the upcoming year as the Company continues its efforts to implement ERM principles throughout the organization and promote a culture of risk-aware decision-making.

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Corporate Governance Principles

Our Corporate Governance Principles (the “Principles”), which were originally adopted by the Board in 2003 and last amended as of November 21, 2019, provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. The Corporate Governance and Nominating Committee reviews the Principles annually and recommends amendments to the Board as appropriate.

Below is a summary of certain of our corporate governance practices, many of which are addressed in the Principles and our Bylaws:

WHAT WE DO	WHAT WE DO NOT DO
✓ World-Class Culture for Ethics: In February 2020, the Company was recognized as a World’s Most Ethical Company® for the fifth consecutive year.	☒ No Classified Board: All of our Directors are elected by our stockholders on an annual basis using a majority voting standard for uncontested elections.
✓ Independent Board Chair: We separate the roles of CEO and Chair of the Board to ensure that the Board is independent from management.	☒ No Burdensome Director Removal Restrictions: Our stockholders have the authority to remove any Director from office without cause by a majority vote.

✓  Committee, Board, and Peer-to-Peer Director Evaluations: Each committee and the Board as a whole conducts an annual self-evaluation, and each Director’s individual performance is evaluated by other Directors.

☒ No Overboarding: We generally expect our Directors to limit the number of boards of public companies on which they serve (including our Board) to four for Outside Directors and two for our CEO.
✓ Stockholder Right to Call Special Meeting: We allow special meetings of our stockholders to be called upon the written request of stockholders who hold at least 25% of the outstanding voting stock.

☒   No Poison Pills: We do not have a poison pill or stockholder rights plan that might prevent stockholders from receiving fair value for their shares in the event of a change in control of the Company.

✓  Stock Ownership Guidelines: In order to align the interests and objectives of our Directors, executive officers, and stockholders, we have established competitive guidelines for our stock ownership and retention.

☒ No “Single-Trigger” Change in Control Arrangements: None of our Named Executive Officers will receive payments solely on account of a change in control of the Company.

✓  Clawback Policy: We have a clawback policy that allows the Company to recoup compensation awards paid to Named Executive Officers who engage in certain acts detrimental to the Company’s interests or in the event that the Company is required to prepare a financial statement restatement.

☒   No Hedging or Pledging: Our Named Executive Officers and Directors are prohibited from engaging in hedging transactions with our stock and from pledging our stock as collateral for a loan. Other employees are also encouraged to adhere to these rules.

Additionally, the Principles address the following items:

The Role of Board and Management. Our business is conducted by our employees and officers, under the direction of the CEO and the oversight of the Board, to enhance the long-term value of the Company for its stockholders. Both our Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials, and the public at large.

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Functions of the Board. The Board has at least four regularly scheduled meetings per year at which it reviews and discusses reports by management on our performance, plans and prospects, and immediate issues facing the Company. The Board may choose to schedule additional meetings in accordance with our Bylaws. In addition to general oversight of management, the Board, acting directly or through its various committees, also performs specific functions, including, among other things: (i) selection, evaluation, and compensation of the CEO and other senior management and overseeing CEO succession planning; (ii) reviewing, monitoring, and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) providing oversight for the ERM Program, including the establishment of corporate risk appetite parameters and overseeing management’s implementation of processes for assessing and managing risks affecting the Company; (iv) ensuring that processes are in place for maintaining the integrity of the Company, financial statements, compliance with law and ethics, relationships with customers and suppliers, and relationships with other stakeholders; and (v) performing such other functions as are prescribed by law or our Bylaws.

Qualifications. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to serving on the Board for an extended period of time. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board representing diverse experiences in areas that are relevant to the Company’s global activities. See “The Board of Directors and Corporate Governance — Committees of the Board — Corporate Governance and Nominating Committee” above for additional information regarding the qualifications we seek in our Directors.

Directors are expected to limit the number of boards of public or private companies on which they serve (including our Board, but excluding non-profits and subsidiaries of such companies) to no more than four for Outside Directors and no more than two for Directors holding management positions at the Company, taking into account a Director’s attendance, participation, and effectiveness on such boards. The number of audit committees on which the members of the Audit Committee may sit concurrently shall be reviewed from time to time by the Corporate Governance and Nominating Committee. In addition, after a Director reaches the age of 75, the Board shall not, under any circumstances, nominate such Director for re-election, and such Director shall not stand for re-election.

Independence of Directors. We will have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant and applicable Commission, Nasdaq, and other rules and regulations.

Board Committees. See “The Board of Directors and Corporate Governance — Committees of the Board” above for information regarding committees established by the Board.

Self-Evaluation. See “The Board of Directors and Corporate Governance — Other Board Matters – Self Evaluation” above for information regarding the self-evaluation processes for the Board and its committees.

Compensation of the Board. The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. The Board has delegated responsibility for determining Outside Director compensation to the Compensation Committee, and such responsibility is codified in the Compensation Committee charter. In determining compensation and benefits for our Directors, the Compensation Committee is guided by three goals: (i) to fairly pay Outside Directors for work required in a public company of our size and scope; (ii) to align Outside Directors’ interests with the long-term interests of stockholders; and (iii) to structure the compensation in a way that is simple, transparent, and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals are served by compensating Outside Directors with a balance of cash and equity-based awards. See “The Board of Directors and Corporate Governance — 2019 Compensation of Directors” above for additional information regarding how we compensate our Directors.

Directors’ and Officers’ Stock Ownership and Retention Guidelines. In order to align Directors’ and officers’ interests and objectives with those of our stockholders, and to further promote the Company’s

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longstanding commitment to sound corporate governance, the Company has established the following guidelines for Company stock ownership and retention:

Stock Ownership and Retention Guidelines for Outside Directors

Ownership Guideline

5x the base annual retainer fee applicable to all Outside Directors. The holding guideline for Outside Directors for any given year will be based on the base annual retainer fee for such Director as of January 1 of such year and the average closing price of the Company’s common stock on Nasdaq for the prior calendar year. For Outside Directors first appointed or elected after January 1, for the first year of service, the guideline will be based on the retainer for such Director at the date of appointment or election and the average closing price of the Company’s common stock on Nasdaq for the prior calendar year.

Time Period to Meet Ownership Guideline	Within 4 years of joining the Board.

Qualifying Shares

Stock that qualifies towards satisfaction of these stock ownership guidelines for Outside Directors includes:

•  Shares purchased on the open market;

•  Vested stock units from time-based restricted stock units (“RSUs”) awards or other equity-based awards granted by the Company; and

•  Shares owned jointly with, or separately by, a spouse and/or minor children.

Remedy for Failure to Comply with Guideline

If an Outside Director other than the Chair of the Board fails to comply with the ownership and retention guidelines, the Chair of the Board will meet with the relevant Outside Director to formulate an individualized and structured plan to ensure compliance. If the Chair of the Board fails to comply with such guidelines, the Compensation Committee will meet with the Chair of the Board to formulate an individualized and structured plan to ensure compliance. Notwithstanding the foregoing, if the Outside Director fails to comply with the terms of the individualized plan within the allotted time, the Outside Director will not be eligible to stand for re-election at the next annual stockholder meeting. In addition, at any time that the guideline is not met, the Outside Director is expected to retain all of the net shares of Company stock or equity-based awards received until the guideline is met. With respect to an equity-based award, net shares are those shares that remain after shares are sold or netted to pay withholding taxes or are sold to pay income taxes on the equity-based award.

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Stock Ownership and Retention Guidelines for Officers

Ownership Guideline

For CEO	6x annual base salary

For Executive Vice Presidents	3x annual base salary

For Senior Vice Presidents	2x annual base salary

For Vice Presidents	1x annual base salary

The ownership guideline for officers for any given year will be based on the base salary for such officer as of January 1 of such year and the average closing price of the Company’s common stock on Nasdaq for the prior calendar year. For officers hired after January 1, for the first year of employment, the guideline will be based on the base salary for such officer at the date of hire and the average closing price of the Company’s common stock on Nasdaq for the prior calendar year.

Time Period to Meet Guideline	5 years from the date on which the officer first became subject to the applicable guideline

Qualifying Shares

Stock that qualifies towards satisfaction of the stock ownership guidelines for such officers includes:

•  Shares purchased on the open market;

•  Shares obtained through exercises of stock options granted by the Company;

•  Vested stock units from RSUs or other equity-based awards granted by the Company;

•  Shares obtained through the 2000 ESPP; and

•  Shares owned jointly with, or separately by, a spouse and/or minor children.

Remedy for Failure to Comply with Guideline

If any such officer fails to comply with these stock ownership and retention guidelines, the Compensation Committee will meet with the relevant officer to formulate an individualized and structured plan to ensure compliance. In addition, at any time when the ownership guideline is not met, the officer is expected to retain all of the net shares of Company stock or equity-based awards received until such ownership guideline is met. Net shares are those shares that remain after shares are sold or netted to pay the exercise price of options, if applicable, and withholding taxes.

If compliance would create a severe hardship or for other good reasons, these guidelines may be waived for: (i) Outside Directors other than the Chair of the Board at the discretion of the Chair of the Board; and (ii) the Chair of the Board and officers, at the discretion of the Compensation Committee. It is expected that these instances will be rare.

Other Matters. The Principles include a discussion of Board size and selection, the determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, access to senior management and independent advisors, and other matters typical of boards of directors of other publicly-traded semiconductor or peer companies.

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Ethics and Corporate Social Responsibility

We are committed to having and maintaining a strong and effective global ethics and corporate social responsibility (“CSR”) program. Our Corporate Governance and Nominating Committee has the responsibility under its charter to review and oversee matters related to ethics and CSR.

Ethics Program

We always strive to comply with the law and, in certain areas, we have adopted policies and practices that go beyond what the law requires in order to foster an ethical culture. To that end, we have established an ethics program (“Ethics Program”) designed to prevent and detect violations of the ON Semiconductor Corporation Code of Business Conduct (the “Code of Business Conduct”), other standards of conduct, and the law. A major goal of the Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

Our Ethics Program guides our Directors, officers, and employees on areas of ethical risk, provides guidelines to help them recognize and deal with ethical issues, provides mechanisms to report unethical conduct, and helps enhance and formalize our culture of integrity, honesty, and accountability. Our Ethics Program also oversees our global Business Ethics Liaison (“BEL”) network, which provides critical support in education, training, and awareness on ethics matters. The BELs are important contacts for questions about the Code of Business Conduct or related policies as well as a reliable resource to report a suspected ethics breach or violation.

In this regard, we have established avenues for parties external to the Company to raise ethics and compliance concerns regarding our employees, Directors, and third parties doing business with the Company directly to the Vice President, Ethics and Corporate Social Responsibility or our Chief Compliance Officer. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by:

(1)

calling the Ethics Helpline (subject to local legal requirements) at the following numbers (no access codes necessary): U.S. 1-844-935-0213 and Canada: 1-844-935-0213; Belgium: 0-800-100-10 at the English prompt dial 844-935-0213; China: 4006612798; Czech Republic: 800-142-789; Finland: 0800-9-13397; Germany: 0-800-225-5288 at the English prompt dial 844-935-0213; Great Britain (UK): 0-800-014-8520; Hong Kong: 800-905-377; India: 000-800-100-4148 at the English prompt dial 844-935-0213; Ireland (UIFN): 00-800-222-5528 at the English prompt dial 844-935-0213; Ireland: 1-800-550-000 at the English prompt dial 844-935-0213; Israel: 180-931-7297; Italy: 800-790884; Japan: 0120764136; Korea: 00798-11-003-9294; Malaysia: 1800889826; Netherlands: 08002928103; Philippines (PLDT—Tagalog Operator): 1010-5511-00 at the English prompt dial 844-935-0213; Philippines (Globe, Philcom, Digitel, SmartCebu): 105-11 at the English prompt dial 844-935-0213; Romania: 800400541; Singapore: 800-110-2418; Slovakia: 0-800-000-101 at the English prompt dial 844-935-0213; Slovenia: 80828075; Spain: ###-##-#### at the English prompt dial 844-935-0213; Sweden: 020-799-111 at the English prompt dial 844-935-0213; Switzerland: 0-800-890011 at the English prompt dial 844-935-0213; Taiwan: 00-801-102-880 at the English prompt dial 844-935-0213; Thailand: 1800-013-054; Turkey: 0811-288-0001 at the English prompt dial 844-935-0213; United Kingdom 0800-210-0963; Vietnam (VNPT): 1-201-0288 at the English prompt dial 844-935-0213; and Vietnam (Viettel): 1-228-0288 at the English prompt dial 844-935-0213;

(2)	visiting the Ethics Helpline website at helpline.onsemi.com;

(3)	calling the Vice President, Ethics and Corporate Social Responsibility at (602) 244-6888 or our Chief Compliance Officer at (602) 244-5226;

(4)

mailing the ON Semiconductor Vice President, Ethics and Corporate Social Responsibility at ON Semiconductor, M/D-A603, 5005 East McDowell Road, Phoenix, Arizona 85008 or our Chief Compliance Officer at ON Semiconductor, M/D-A700, 5005 East McDowell Road, Phoenix, Arizona 85008; or

(5)	emailing the Vice President, Ethics and Corporate Social Responsibility at jean.chong@onsemi.com or our Chief Compliance Officer at sonny.cave@onsemi.com.

ON Semiconductor Corporation 2020 Proxy Statement     35

The Board of Directors and Corporate Governance

Corporate Social Responsibility

A foundational element of our approach to CSR is our commitment to transparency. In addition to the information contained in this proxy statement, we publish an annual report detailing our CSR initiatives, accomplishments, and objectives (“CSR Report”). Our most recent CSR Report is available on our website at www.onsemi.com.

Responsible Business Alliance. We are a full member of the Responsible Business Alliance (“RBA”), an industry organization comprised of electronics, retail, auto, and toy companies committed to supporting the rights and well-being of workers throughout global supply chains. We have adopted the RBA Code of Conduct covering labor, the environment, health and safety, ethics, and management systems (the “RBA Code”) within our own operations and we require our employees engaged in supply chain operations to adhere to the RBA Code.

Human Rights Policy and UN Global Compact. Our Human Rights Policy (the “Human Rights Policy”) formalizes our commitment to preserving and promoting the fundamental rights of others, as reflected in the RBA Code, the Universal Declaration of Human Rights, the United Nations (the “UN”) Guiding Principles on Business and Human Rights, and the UN Global Compact. The Human Rights Policy applies to all of our employees, joint ventures, major suppliers, and select service providers and contractors and to all of our products and services and relates to diversity and non-discrimination, anti-harassment, prevention of human trafficking and forced labor, child labor prevention, minimum wage and working hours, freedom of association, workplace safety, environmental stewardship, product responsibility, anti-corruption, and privacy. We communicate these principles to our suppliers, offer training, and periodically assess and audit compliance of our major suppliers. We also provide training to our employees and encourage them to report concerns and grievances. The Human Rights Policy is reviewed annually and updated as necessary. Most recently, in 2019, as part of our continuous effort to promote CSR, we became a signatory to the UN Global Compact. The UN Global Compact encourages collaboration between participating companies, UN agencies, labor groups, and societies and requires signatories to commit to 10 principles covering human rights, labor, the environment, anti-corruption, and related matters.

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The Board of Directors and Corporate Governance

Social Impact. We build trust with key external stakeholders by empowering people through technology and advancing social impact initiatives. One way in which ON Semiconductor has operationalized its mission of being socially responsible is through the Company’s Global Corporate Giving Program (the “GCG Program”). The GCG Program is administered by 30 committee members based in Asia, Europe, and North America who represent each of our sites globally and serve as program ambassadors. Through the GCG Program, we provide charitable organizations and educational institutions the opportunity to apply for grants. We evaluate applications and invest in programs based on the target population’s need, the clarity of stated objectives and goals, and the organization’s evaluation plan. Grantees receiving awards beyond a certain threshold are also required to share the success of their program and the impact of their work in the community through grant reporting. Below is a summary of the charitable contributions made during 2019 under the GCG Program:

ON Semiconductor’s role in the community involves more than monetary contributions. To encourage our employees to volunteer their time, talent, energy, and effort in the community, we also offer a paid employee volunteer program in North America. Through this program, employees may volunteer with organizations of their choosing for up to one day per year and are paid for doing so. Additionally, employees may also participate in Company-sponsored volunteer events during Company time. We also have a volunteer matching grant whereby the Company matches the hours donated by our employees through financial contributions to qualified charitable organizations or educational institutions.

ON Semiconductor Foundation. In February 2019, we established the ON Semiconductor Foundation (the “Foundation”), a nonprofit organization formed under the laws of the State of Arizona. In January 2020, it was designated as a tax-exempt organization pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Beginning in 2020, the Foundation began funding the GCG Program and related employee volunteer programs. Since its inception in 2016, we have donated more than $5 million in the form of grants and Company-matched employee donations under the GCG Program. The newly-formed Foundation presents an opportunity to better align the Company’s culture with its philanthropic efforts while

ON Semiconductor Corporation 2020 Proxy Statement     37

The Board of Directors and Corporate Governance

helping to publicize and build a legacy of charitable grant giving and employee volunteerism in our communities where our employees work and where we do business. The Foundation, through its board of directors, will direct and oversee the giving of dollars that in previous years funded the GCG Program.

Recognition. Our performance and recognition in CSR is a testament to our commitment to corporate citizenship, environmental sustainability, supplier responsibility, diversity and inclusion, and social impact. Our recent accomplishments include the following:

•	Named one of only four global semiconductor companies included in the North America Dow Jones Sustainability Index (DJSI) for the second consecutive year

•	Listed on Barron’s 100 Most Sustainable Companies in the U.S. for the third year in a row

•

Achieved an outstanding score from EcoVadis, an online platform that measures the quality of a company’s CSR management system based on environment, labor and human rights, ethics, and sustainable procurement, placing the Company in the top 1% of the 661 global companies assessed by EcoVadis in the electronic components and boards industry

•	Received the “Prime” designation by ISS-Oekom, a rating reviewed by 6,300 issuers that provides a material assessment of our social, environmental, and governance performance

•	Listed on the Corporate Knights Clean 200 for 2020, which ranks the largest publicly listed companies by their total clean energy revenues

•

Named to the 2020 Bloomberg Gender Equality Index in recognition of our transparent disclosure practices and overall performance across the framework’s five pillars of female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies, and pro-women brand

We are honored to be recognized by Dow Jones, Barron’s, EcoVadis, ISS-Oekom, Corporate Knights (Clean 200), and Bloomberg, among other leaders in our industry and around the globe, and will continue our efforts to embed socially responsible practices in our business operations.

Environmental Sustainability. We are committed to a greener world. We keep sustainability at the forefront of our operations by enacting policies designed to reduce and minimize our carbon emissions, consumption of energy and water, chemical usage, and waste generation. We have invested in our goal of sustainability excellence by improving our engineering and administrative controls related to environmental pollution control, using state-of-the-art technology to treat air and industrial wastewater emissions, and offering extensive training to our employees who are charged with carrying out our sustainability objectives. In 2019, we implemented over 72 individual projects focused on energy conservation, waste reduction, chemical recycling, material optimization, and water conservation allowing the Company to save an estimated $10.8 million.

Supply Chain Responsibility. Actively managing our supply chain creates business value for ON Semiconductor and our customers by helping us reduce risks, improve product quality, achieve environmental and social goals, and raise the overall performance of our suppliers. At least every three years, we complete supplier audits or assessments on our major corporate or manufacturing site suppliers using the RBA Code standard. Additionally, we ask our major suppliers to sign a statement of commitment to the RBA Code and the ON Semiconductor Code of Business Conduct and offer expanded training and capacity-building programs with our suppliers. We actively collaborate with others and lead industry initiatives on key issues, such as advancing responsible minerals sourcing, addressing risks of forced and bonded labor, and improving transparency around climate and water impact in the global supply chain.

Diversity and Inclusion. Building an inclusive workforce, industry, and ecosystem is critical to helping us attract and retain the talent needed to advance innovation and drive our business forward. As a company, we celebrate differences and promote an inclusive environment by valuing the contributions of all employees, and

38     ON Semiconductor Corporation 2020 Proxy Statement

The Board of Directors and Corporate Governance

we support the diversity of thinking that results from the differences in experiences, knowledge, culture, customs, and background of all of our employees. Diversity of thinking helps us continue to encourage the creativity and innovation necessary for ON Semiconductor to maintain a competitive advantage in the global marketplace. As part of our commitment to promote the importance of our racial and gender diversity, we link a portion of executive pay to certain performance measures related to the hiring and promotion of women and underrepresented minorities.

Code of Business Conduct

We have adopted our Code of Business Conduct for all of our Directors, officers, and employees, and we believe the Code of Business Conduct satisfies the standards promulgated by the Commission and Nasdaq. The Code of Business Conduct is available free of charge on our website at www.onsemi.com. To receive a paper copy of the Code of Business Conduct, you may also write to our Investor Relations Department, ON Semiconductor Corporation, 5005 East McDowell Road, M/D-C302, Phoenix, Arizona 85008, call our Investor Relations Department at (602) 244-3437, or email your request to investor@onsemi.com.

Legal Compliance

Working closely with the Internal Audit and Ethics and CSR departments, the Law Department implements and manages legal compliance programs designed to prevent and detect violations of the Code of Business Conduct, related standards of conduct, and the law by employees or third parties. Allegations of law or regulation are thoroughly investigated and remediated, as appropriate.

Our Audit Committee has compliance oversight responsibility, including obtaining reports from the Internal Audit Department and the Law Department regarding any known material non-compliance with the law, advising the Board with respect to the Company’s legal compliance policies and procedures, and discussing with the Law Department potentially material legal matters, including material inquiries received from regulators or government agencies. For more information on the Board’s oversight responsibilities, including its responsibility to oversee risk and our ERM Program, see the “The Board of Directors and Corporate Governance — Other Board Matters – The Board’s Role In Risk Oversight.”

ON Semiconductor Corporation 2020 Proxy Statement     39

COMPENSATION DISCUSSION AND ANALYSIS

CD&A Table of Contents

Overview

The purpose of this CD&A is to provide material information about our compensation objectives and policies as well as explain and put into context the material elements of the disclosure that are contained in this proxy statement with respect to the compensation of our Named Executive Officers. For 2019, our Named Executive Officers were:

Name	Position Held

Keith D. Jackson	President and Chief Executive Officer

Bernard Gutmann	Executive Vice President, Chief Financial Officer, and Treasurer

Simon Keeton	Executive Vice President and General Manager, Power Solutions Group

Paul E. Rolls	Executive Vice President, Sales & Marketing

William A. Schromm	Executive Vice President and Chief Operating Officer

Executive Summary

2019 Business Highlights. Company highlights for the year ended December 31, 2019 are:

•	Total revenue of $5,517.9 million

•	Gross margin of 35.8%

•	Acquired Quantenna Communications, Inc.

•	Settled litigation with Power Integrations, Inc.

•	Net income of $0.51 per diluted share

•	Cash and cash equivalents of $894.2 million

Significant 2019 Compensation Changes. We undertook the following actions in 2019 to increase the pay-for-performance elements of our Named Executive Officers’ compensation and drive alignment with longer-term results:

•

To increase the pay-for-performance emphasis for our Named Executive Officers, the mix of the 2019 performance-based RSU (“Base PBRSU”) and RSU awards consisted of 60% Base PBRSUs and 40% RSUs as compared to a 50-50 mix in prior years.

40     ON Semiconductor Corporation 2020 Proxy Statement

Compensation Discussion and Analysis

•

To create better alignment of pay with longer-term performance, we extended the performance period for the 2019 performance-based RSU (“PBRSU”) from eighteen months to two years for our Named Executive Officers. This action complemented our 2018 compensation decisions which extended the performance period for the cash incentive plan from two six-month periods to one annual performance period.

Other 2019 Compensation Actions and Highlights. We undertook the following actions in 2019 relating to compensation for our Named Executive Officers:

•	We granted certain increases in base salary that were effective in July 2019 in order to remain competitive in our market and to reward individual performance during the prior year.

•

For 2019, since the Company did not achieve the required threshold level of non-generally accepted accounting principles (“non-GAAP”) operating income performance, no bonuses were paid to our Named Executive Officers for 2019 performance. We offered an annual cash incentive program in order to align the structure of our short-term incentive compensation with market trends, stockholder preferences, and Company financial performance goals.

•

The design of our cash incentive bonus program included goals based on non-GAAP operating income, revenue, certain organizational performance metrics (“OPMs”), and certain hiring and promotional goals, also referred to as organizational diversity metrics, designed to increase the racial, ethnic, and gender diversity of our employee population (“ODMs”).

•

We revised the equity vehicle mix to focus more heavily on performance-based grants (i.e., the 2019 awards consisted of 60% Base PBRSUs and 40% RSUs as compared to a 50-50 mix in prior years) to our Named Executive Officers.

•	The performance metric for the 2019 Base PBRSUs remained adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”).

•

We replaced the “multiplier” feature (the “Multiplier”) of our 2018 PBRSU awards with a separate “upside” award of PBRSUs tied to the long-term strategic goals of the Company (“Upside PBRSUs”). Under the 2019 Upside PBRSUs, certain key employees, including the Named Executive Officers, are eligible to earn additional shares of common stock having a value of up to 100% of the aggregate value of their Base PBRSU and RSU awards depending on the achievement of the following performance metrics: a revenue goal (weighted at 50%) and a relative total shareholder return (“TSR”) goal (“Relative TSR”) (weighted at 50%).

•

In order to be responsive to stockholder concerns and more consistent with broader compensation trends, we extended the performance period for the 2019 Base PBRSUs from eighteen months to two years and eliminated the time-based component. The performance period for the 2019 Upside PBRSUs is also two years. RSUs will continue to vest in equal annual amounts over a three-year period.

The Committee believes that these changes and, in particular, the additional earning opportunity from the Upside PBRSUs, are consistent with market practices and will encourage management to accelerate the growth of the Company.

ON Semiconductor Corporation 2020 Proxy Statement     41

Compensation Discussion and Analysis

Below are a few of the highlights of our compensation practices and policies for 2019 Named Executive Officer compensation:

WE DO	WE DO NOT
✓ Incentivize our employees to achieve or exceed financial goals established for the Company and to deliver superior returns to our stockholders.	X Provide excessive perquisites to our executives.
✓ Have stock ownership guidelines that are designed to align our executives’ interests with those of our stockholders.	X Allow our Named Executive Officers and other insiders to pledge or margin our stock, hedge their exposure to ownership of our stock, or engage in speculative transactions with respect to our stock.
✓ Provide long-term equity incentives that generally vest over a period of two to three years to ensure that our executives maintain a long-term commitment to stockholder value.	X Allow single triggers or excessive benefits in our change in control agreements or allow excise tax gross-up provisions in the employment agreements for our Named Executive Officers.
✓ Benchmark our industry to ensure that our compensation is appropriate for leadership retention, aligned with stockholder interests, and not excessive for our industry.	X Provide tax gross-ups on any perquisites other than standard relocation benefits that are available to all employees and amounts paid for expatriate assignments.

✓  Have a minimum 12-month vesting period for full-value awards (e.g., RSUs, restricted stock, performance shares, performance share units, and stock grant awards) to our Named Executive Officers pursuant to the Amended and Restated Plan.

X Design our compensation policies and practices in a way that poses a material risk to the Company or its stockholders.
✓ Follow a responsible approach to equity-based compensation.	X Adopt “burn rates” that exceed the applicable benchmark set by Institutional Shareholder Services, Inc. (“ISS”). (1)
(1)

The Company’s three-year unadjusted average annual burn rate as of December 31, 2019 was 1.07% and was based on (a) the sum of options granted, stock grant awards, RSUs, restricted stock awards, and PBRSUs granted divided by (b) weighted average shares outstanding. Under the adjusted burn rate approach utilized by ISS, the Company’s three-year adjusted average annual burn rate as of December 31, 2019 was 2.78%, approximately 39.3% of ISS’ applicable burn rate benchmark of 7.07% for our industry. The adjusted number reflects that ISS considers full-value awards to be more valuable than stock options. The adjustment is made based on the Company’s annual stock price volatility.

Stockholder Approval of our Compensation Decisions. At the 2019 annual meeting of stockholders, the Company’s stockholders approved the advisory (non-binding) vote on executive compensation by 94.7% of the votes cast. The Compensation Committee considers this vote a validation of its approach to executive compensation and generally has continued its compensation processes and philosophy in making 2020 executive compensation decisions.

CEO Realizable Pay for Performance Relative to Peer Group

In the course of reviewing our overall executive compensation program for 2019, Pearl Meyer reviewed the relationship between realizable total direct compensation (“TDC”) and our performance for the three fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018. This time period was selected because it was most closely aligned with the compensation information available for our peer group companies over the corresponding period. For a discussion of our peer group companies, see “Processes

42     ON Semiconductor Corporation 2020 Proxy Statement

Compensation Discussion and Analysis

and Procedures for Considering and Determining Executive Compensation — Use of Market Data” below in this CD&A.

This review was conducted to understand the degree of alignment between realizable TDC delivered to the CEO during the period and our performance relative to our peer group. For purposes of this review, Company performance is defined as TSR. Realizable TDC is defined as the sum of:

•	Actual base salaries paid over the three-year period;

•	Actual short-term incentives (bonuses) earned over the three-year period;

•	“In-the-money” value as of December 31, 2018 of any stock options granted over the three-year period;

•	The value as of December 31, 2018 of any restricted shares or RSUs granted over the three-year period; and

•	Payouts of cash-based long-term incentive plans and the value as of December 31, 2018 of any PBRSUs earned over the three-year period.

The chart below illustrates the percentile ranking of our 3-year TSR and the CEO’s realizable TDC. The CEO’s realizable TDC was within an “alignment corridor” representing a reasonable alignment in terms of TSR performance and magnitude of realizable pay. The Compensation Committee believes this demonstrates an appropriate alignment between our compensation program outcomes and Company performance.

ON Semiconductor Corporation 2020 Proxy Statement     43

Compensation Discussion and Analysis

Compensation Philosophy and Guiding Principles

Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness. The principal objective of our compensation programs is to attract, retain, and motivate highly talented individuals who will deliver competitive financial returns to our stockholders while accomplishing our short-term and long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:

Alignment with Stockholder Interests

Achieving corporate goals are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to variable pay and long-term incentives. We believe that basing a substantial component of compensation on corporate results and performance aligns employee interests with the interests of our stockholders. In addition, the use of stock-based incentives and stock ownership guidelines further aligns executives’ interests with those of our stockholders.

Pay for Performance

A significant portion of compensation is variable and directly linked to Company and individual performance—both to incentivize goal-oriented performance and to reward individual contributions to our performance.

Market or Peer Company Comparison

Our Compensation Committee, with the assistance of an independent compensation consultant, analyzes market compensation data in the design and implementation of our compensation programs. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As a general rule, we target the market median (50th percentile) for compensation and above the median for exceptional performance, although we may also deviate from the market median due to other factors. For a discussion of those other factors, see “Processes and Procedures for Considering and Determining Executive Compensation — Other Factors” below in this CD&A. The Company considers other semiconductor and high-technology companies as its market and generally utilizes survey or peer company data in these sectors to analyze the competitiveness of compensation design.

Retention

Our compensation program is designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with retentive features. For instance, our employment

44     ON Semiconductor Corporation 2020 Proxy Statement

Compensation Discussion and Analysis

agreements with our Named Executive Officers contain certain severance and double-trigger change in control arrangements. In addition, our stock-based awards are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives.

Purpose of Compensation

We design our compensation programs to retain valued employees and reward both corporate and individual performance. The goal of these programs is to promote stockholder value by delivering a competitive rewards package comprising base salary, short-term incentives, and long-term incentives. Taking into account base salary and short- and long-term incentives, but excluding other benefits described in the Summary Compensation Table below, approximately 90% of our CEO’s target TDC is incentive-based compensation. The target TDC of our other Named Executive Officers as a group is approximately 86% incentive-based compensation.

Short-term incentives in our compensation program are cash-based. Such incentives are intended to promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Long-term incentives in our compensation program are stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting key employee retention. The long-term incentive grants also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our stockholders and assists the officer in complying with our stock ownership guidelines. For a description of our stock ownership guidelines, see “Other Matters Relating to Executive Compensation — Stock Ownership and Retention Guidelines for Officers” below in this CD&A.

While our emphasis in determining the total reward package for each Named Executive Officer is on performance incentives, we also provide elements that are not solely performance-based, including base salary, time-based equity awards, and limited perquisites. These elements assist in making our programs competitive and enable us to attract and retain talented executives. We consider peer group and market practices in determining the appropriate level of performance- and non-performance-based elements in our compensation programs.

ON Semiconductor Corporation 2020 Proxy Statement     45

Compensation Discussion and Analysis

Processes and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our Compensation Committee is primarily responsible for establishing the compensation programs for our Named Executive Officers, as well as monitoring, annually reviewing, and approving the goals and objectives relevant to these programs for our Named Executive Officers, including the CEO.

Our Stockholder Engagement Program. We value investor feedback and continuously solicit our stockholders for ideas through an ongoing process involving robust and meaningful discussions. Management and our Board have used the stockholder engagement program to gather stockholder input on a range of topics related to executive compensation and governance matters, including the alignment between pay and performance and our long-standing philosophy to base a significant portion of executive compensation on sustained, long-term performance and stockholder value creation. Through these engagements, we have received feedback in support of our existing executive compensation program and, in particular, the Compensation Committee’s decision to further drive accountability and reinforce our culture of compliance, diversity and inclusion, social responsibility, and ethics. These discussions, our say-on-pay voting results, aligning to the Company vision and strategic goals, and other factors are key drivers in our ongoing assessment of our compensation programs and help shape future programs. As compensation programs evolve in our industry and in the broader marketplace, the Board will remain committed to continuing the dialogue with stockholders on our compensation philosophy and practices.

Role of Compensation Consultants. In determining compensation, the Compensation Committee considers information and advice provided by its independent compensation consultant. The Compensation Committee has engaged Pearl Meyer as its consultant to provide information and advice concerning executive and non-employee director compensation. The Compensation Committee believes that Pearl Meyer has the necessary skills, knowledge, industry expertise, and experience, as well as the necessary resources, to provide a comprehensive approach to executive and non-employee director compensation planning, strategy, and governance. Pearl Meyer provides advice related to executive and non-employee director compensation as requested, including an annual analysis of executive and non-employee director compensation compared to peer company practice and data.

In late 2018, Pearl Meyer conducted an executive compensation study and made recommendations regarding changes to compensation design for the 2019 program (the “Pearl Meyer report”). Pearl Meyer also participates in Compensation Committee meetings, reviews meeting minutes, makes proposals for compensation adjustments, advises and provides comparator group data on compensation decisions for existing and newly appointed officers, reviews the CD&A, and provides other back-up information and analysis of compensation matters as requested.

The Compensation Committee consultant may also assist in preparing agendas for Compensation Committee meetings and provide input on management materials and recommendations in advance of Compensation Committee meetings. While the Compensation Committee considers the advice and recommendations of its independent consultant, ultimately, the Compensation Committee has the decision-making authority with respect to our compensation programs, including the specific amounts paid to our executive officers.

Role of Senior Management in Determining Executive Compensation. The Compensation Committee made all compensation decisions related to our Named Executive Officer compensation in 2019. However, our CEO and other senior officers regularly provide information and recommendations to the Compensation Committee on the compensation and performance of other officers, including, but not limited to:

•	the design, structure, and components of our compensation programs and of specific grants;

•	appropriate levels of compensation, including equity grants; and

•	the targets for corporate, business unit, and individual performance or other goals for our incentive compensation programs and stock-based awards.

46     ON Semiconductor Corporation 2020 Proxy Statement

Compensation Discussion and Analysis

The senior officers also assist the Compensation Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the Compensation Committee from time to time. The senior officers also provide information to the compensation consultants, as appropriate, at the request of the Compensation Committee or such consultants, and work with such consultants to develop relevant information and proposals for executive compensation planning and implementation. With respect to the compensation of the CEO, the independent consultant works directly with the Compensation Committee. The CEO does not make recommendations on the level of his compensation, nor does any Named Executive Officer or any other member of management. Similarly, the Compensation Committee does not seek such recommendations or similar input from the CEO or others in management concerning the level of CEO compensation.

Use of Market Data. In general, the Compensation Committee targets the market median based on peer group or other survey data for total compensation of our executive officers. However, the Compensation Committee recognizes that critical skill sets, performance, retention concerns, or other considerations may justify pay levels above or below the median. The Compensation Committee also considers comparison data, among other things, in determining the individual elements of our compensation programs and in allocating between cash and non-cash compensation and between short-term and long-term incentive compensation. Although the peer company or other survey data is a starting point and a significant factor in the Compensation Committee’s compensation determinations, it is not the only factor. See “Other Factors” below in this CD&A.

The Compensation Committee used data provided in the Pearl Meyer report to assist in structuring the 2019 compensation packages for our Named Executive Officers. From time to time, we also use compensation survey data specific to the semiconductor industry obtained from third-party survey companies (e.g., AON/Radford) and not prepared specifically for us.

Based on a comparator group update prepared by Pearl Meyer in mid-2018, the Compensation Committee considered changes to the peer group in light of consolidation within the semiconductor industry and changes to the revenue and market capitalization of our peer group companies. Criteria used to screen the peer group included:

•	revenue between $2.0 billion and $16.5 billion, which was approximately 0.4 to 3 times the Company’s revenue;

•	market capitalization between $3.5 billion and $29.5 billion, which was approximately 0.33 to 3 times the Company’s market capitalization; and

•	other semiconductor or semiconductor equipment companies.

After considering these criteria, the Compensation Committee determined that the peer group identified in 2018 for 2019 compensation decisions (the “2019 Peer Group”) would consist of:

Advanced Micro Devices, Inc.	Marvell Technology Group Ltd.
Analog Devices, Inc.	Maxim Integrated Products, Inc.
Applied Materials, Inc.	Microchip Technology Incorporated
Cree, Inc.	Qorvo, Inc.
Cypress Semiconductor Corporation	Skyworks Solutions, Inc.
First Solar, Inc.	Texas Instruments Incorporated
Lam Research Corporation	Xilinx, Inc.

ON Semiconductor Corporation 2020 Proxy Statement     47

Compensation Discussion and Analysis

Information provided by Pearl Meyer comparing certain Company information to the 25th percentile, 50th percentile, 75th percentile, and average of the 2019 Peer Group follows:

	Revenue (1) ($ in millions)	Market Capitalization (2) ($ in millions)
Peer Group 25th Percentile	$2,515	$11,183
Peer Group 50th Percentile	$3,635	$17,434
Peer Group 75th Percentile	$6,304	$27,932
Peer Group Average	$5,930	$25,421
ON Semiconductor	$5,602	$9,398
ON Semiconductor Percentile Rank	57%	21%

(1)	Reflects trailing 12 months as of July 31, 2018
(2)	As of July 31, 2018

In evaluating the competitiveness of compensation, the Pearl Meyer report compared the compensation of senior executives to that of their functional matches (e.g., CFO compensation is compared to the compensation of comparator company CFOs). The report included information on each executive’s competitive position for base salary, total cash compensation at target (base salary and target bonus), actual total cash compensation, long-term incentives (based on grant date fair value), and TDC at target and actual (base salary, bonus, and equity). In determining market data, Pearl Meyer utilized proxy statement data for the 2019 Peer Group, as well as data from three compensation surveys — the 2018 Radford Executive Survey, the 2018 Pearl Meyer Executive and Senior Management Survey, and the 2018 Equilar Compensation Survey. These surveys, which are primarily reflective of companies in the semiconductor industry, broader technology segments, and general industry are widely used and were not prepared specifically for the ON Semiconductor compensation analysis.

Among other things, the Pearl Meyer report summarized the following with respect to 2018 annual cash compensation for the Named Executive Officers (negative amounts mean that our compensation is below the competitive median and positive amounts mean that our compensation is above the competitive median). Data was aged 3.0% per year to January 1, 2019.

Officer	Salary (Variance from Competitive Median)	Total Target Cash (Variance from Competitive Median) (1)	Total Actual Cash (Variance from Competitive Median) (2)
Keith D. Jackson	+15%	+10%	+26%
Bernard Gutmann	+6%	0%	+13%
Simon Keeton	-27%	-36%	-26%
Paul E. Rolls	+20%	+19%	+26%

William A. Schromm	-5%	-11%	-8%

(1)	Total target cash consists of 2018 base salary plus target annual incentive. Market annual incentive is based on target incentive opportunity for 2017.
(2)	Total actual cash consists of 2018 salary and actual annual incentive paid. Market annual incentive is based on actual incentive earned for 2017.

48     ON Semiconductor Corporation 2020 Proxy Statement

Compensation Discussion and Analysis

The Pearl Meyer report also summarized the following with respect to long-term incentive and total target and actual direct compensation for the specified Named Executive Officers (negative amounts mean that our compensation is below the competitive median and positive amounts mean compensation is above the competitive median). Data was aged 3.0% per year to January 1, 2019.

Officer	2018 LTI Grant Value (Variance from Competitive Median)	Total Direct Compensation at Target (Variance from Competitive Median) (1)	Total Actual Direct Compensation (Variance from Competitive Median (2)
Keith D. Jackson	+1%	+2%	+4%
Bernard Gutmann	+12%	+7%	+12%
Simon Keeton	-36%	-35%	-30%
Paul E. Rolls	+2%	+9%	+24%

William A. Schromm	-18%	-3%	-4%

(1)

Total direct compensation at target consists of 2018 base salary, target annual incentive, and the grant date fair value of the 2018 long-term incentive awards. Peer company long-term incentive awards reflect the three-year average grant value of awards. Market annual incentive is based on target incentive opportunity for 2017.

(2)

Total actual direct compensation consists of 2018 base salary, annual incentive, and the grant date fair value of the 2018 long-term incentive awards. Market annual incentive is based on actual incentive earned for 2017.

Other Factors. In addition to the market data provided by the independent consultant, the Compensation Committee also assesses other factors when making compensation decisions. These include factors such as the executive’s individual responsibilities, skills, expertise, and value added through performance, as well as prior award accumulation. The performance of each officer is formally reviewed by management and shared with the Compensation Committee prior to the Compensation Committee’s annual determinations with respect to salary, target bonus adjustments, and long-term incentive awards. Our CEO presents the Compensation Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, his or her strengths, areas of improvement, and development plans. The Compensation Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, including revenue growth, earnings growth, gross margin improvement, free cash flow, and earnings per share, and further considers downturns or volatility in general economic conditions.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering awards and other adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then-outstanding equity grants. On a quarterly basis, management also provides the Compensation Committee with information concerning expectations regarding the vesting of outstanding long-term incentive awards. The Compensation Committee uses this data to evaluate whether the officer’s compensation and existing incentive opportunities from prior awards reflects Company operating performance and stockholder value, as well as the particular officer’s performance, the extent to which they continue to motivate the officer, and whether adjustments are required to the program or an individual officer’s compensation. The Compensation Committee will also consider other external factors that it considers relevant, such as the financial condition of the Company and other issues facing the Company at the time.

The Compensation Committee also considers contractual commitments in determining or recommending executive pay. Each of the Named Executive Officers has entered into an employment agreement with us. The employment agreements generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to our short-term cash incentive plans, and limited perquisites. However, the employment agreements also provide for periodic review by the Board or Compensation Committee of the officer’s salary and target percentage for our short-term cash incentive plans. They also generally provide for certain payments in the event of termination of employment of the Named Executive Officer. The employment agreement of each Named Executive Officer is described below under the heading

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Compensation Discussion and Analysis

“Compensation of Executive Officers—Employment, Severance, and Change in Control Agreements and Arrangements” in this proxy statement. The terms of these arrangements were approved by the Compensation Committee or the Board after considering the aggregate of these obligations in the context of the desirability of hiring or retaining the applicable officer. In each case, the initial level of salary and target bonus percentage provided for in the employment agreements of the Named Executive Officers was less than or equal to the current salary and target bonus percentage of the Named Executive Officers. Therefore, contractual commitments did not play a significant role in compensation decisions for 2019.

When considering equity awards to our officers, including the Named Executive Officers, the Compensation Committee considers our equity availability and usage, the potential voting power dilution to our stockholders, and the projected impact on our earnings for the relevant years. The Company believes that its share usage and potential dilution have generally been conservative compared to peer group levels.

While the Compensation Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. As previously discussed, we generally target the compensation levels among our executives to be competitive with the market. As compensation is competitively determined, the Compensation Committee believes that the differentiation between the pay of Mr. Jackson, our CEO, and the other Named Executive Officers is appropriate.

Risk Analysis. The Compensation Committee considers the potential for unacceptable risk-taking in its compensation design. The Compensation Committee performs periodic risk assessments with respect to its duties and actions. Before taking action on executive compensation, the Compensation Committee undertakes an express dialogue on pay for performance alignment and possible unintended consequences of excessive risk-taking by executives. In addition, the Compensation Committee annually reviews the risk mitigating factors in the design of our annual and long-term incentive plans.

We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•	We design performance-based pay opportunities with goals that are intended to result in long-term value to the stockholders.

•	We have an appropriate mix of pay elements, with compensation not overly weighted toward any one compensation component.

•

We believe that the base salaries of our Named Executive Officers, although comprising a relatively modest component of aggregate total compensation, nevertheless are adequate to discourage undue risk-taking.

•	Earnings goals and opportunity in our performance-based incentive compensation programs are at levels intended to be aggressive but attainable without the need to take inappropriate risks.

•	We cap bonus and incentive opportunities so that the upside potential is not so large as to encourage excessive risk-taking.

•

Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential, but also requires the executive to bear the economic risk of the award over the vesting period.

•

Assuming achievement of at least a minimum level of performance, payouts under certain of our performance-based plans generally result in some compensation at levels below target achievement, rather than an “all-or-nothing” approach.

•	We generally use different performance metrics in different programs and awards, which provides balance and lessens the opportunity to take undue risk in meeting a single goal.

•

The stock components inherent in our long-term incentive program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term preservation and appreciation of stockholder value.

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Compensation Discussion and Analysis

•	Incentive payments and awards are subject to clawback in the event of a material restatement of our financial results and in certain other cases.

•	The Compensation Committee considers information from comparator companies in compensation design, thereby avoiding unusually high pay opportunities relative to the Company’s peers.

•

To retain our executives, the Company maintains severance programs with reasonable terms (two years of salary and two times target bonus for the CEO and one year of salary and target bonus for other executives) and a double-trigger change in control provision.

Elements of Our Compensation Program

Our compensation program is designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to retain talented management. The 2019 compensation program for each of our executives includes:

•	base salary;

•	annual cash incentive awards tied to specific, quantifiable, and objective corporate and organizational performance measures;

•	annual equity awards;

•	severance and change in control agreements;

•	limited perquisites; and

•	other benefit plans and programs.

While executives have more of their total compensation at risk than other employees, we believe that corporate and individual performance drive incentive compensation, and the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees.

Base Salary. The Compensation Committee approved base salary increases, effective July 16, 2019, as set forth below:

Officer	2018 Base Salary	2019 Base Salary	% Increase
Keith D. Jackson	$1,035,000	$1,065,000	2.9%
Bernard Gutmann	$541,000	$558,000	3.1%
Simon Keeton	$385,000	$397,000	3.0%
Paul E. Rolls	$522,000	$543,000	4.0%

William A. Schromm	$546,000	$568,000	4.0%

In making determinations regarding these salary increases, the Compensation Committee considered information from, and the analysis of, its consultant, Pearl Meyer, where available. Differences in salary among officers are based on market median data and other factors as described in this CD&A. The primary objectives for the base salary component were to:

•	reward and retain our Named Executive Officers; and

•	provide fixed compensation that was competitive in our market and commensurate with each Named Executive Officer’s level of responsibility.

The Compensation Committee also considered that following the adjustments, base salaries for the Named Executive Officers would vary from the market median in the following amounts: Mr. Jackson: +18%; Mr. Gutmann: +9%; Mr. Keeton: -7%; Mr. Rolls: +25%; and Mr. Schromm: -1%.

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Compensation Discussion and Analysis

Short-Term Cash Incentive Program. The primary objectives of the 2019 short-term cash incentive program were to:

•	maximize return to stockholders;

•	reward and retain our top performers;

•	reward achievement of short-term financial performance goals;

•	use objective and verifiable metrics;

•	utilize a single program for all eligible employees; and

•	target bonus percentages based on median market data.

The 2019 program included the following parameters:

•	The 2019 program was an annual plan providing for award opportunities based on full-year 2019 results.

•	The award opportunity for the program was based on four separate performance components:

•	non-GAAP operating income, weighted at 60%;

•	revenue, weighted at 20%;

•	certain ODMs designed to increase the racial and gender diversity of our employee population, weighted at 5%; and

•	certain OPMs, weighted at 15%.

•

The OPM goals were based on performance specific to the organizational unit or department for which the award recipient had primary responsibility, except that the OPM goals for Mr. Jackson and Mr. Gutmann were based on the weighted average attainment of the OPM goals because, as CEO and CFO, respectively, they have responsibility for the entire organization.

•

We granted each executive participating in the program an award opportunity for each component based on a threshold (0%), target (100%), and stretch (200%) amount of eligible target bonus, based on eligible bonus compensation (i.e., earned base salary) paid during the bonus period.

•	The potential payment for the bonus period was based on eligible bonus compensation for the period times the executive’s target bonus percentage times the attainment factor for the program period.

•	Payouts were to be determined on a linear basis from the 0% payout level to the 100% payout level and from the 100% payout level to the 200% payout level.

•	The plan had various features that protected against unexpected outcomes.

•	There would be no payout under any component unless the threshold for that component was exceeded.

•	The program capped the bonus attainment factor at 200% and the bonus payout at 20% of our non-GAAP net income.

•	The Compensation Committee had the ability to exercise negative discretion and pay such lesser amount as it determined.

Thresholds for Payout of Awards under the Bonus Program

As structured, cash bonuses under the 2019 bonus program were to be paid for each component only if the threshold for that component was exceeded, and no cash bonuses would be paid unless the Company’s non-GAAP operating income exceeded the threshold performance goal. Thereafter, actual bonuses under the bonus program were to be based on the level of achievement of the non-GAAP operating income, non-GAAP revenue, ODM, and OPM components.

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Compensation Discussion and Analysis

Opportunity for Payout under the Non-GAAP Operating Income Component

Payout of the non-GAAP operating income component had a primary gate and threshold of $930 million, a target of $1,074 million, and a stretch goal of $1,260 million. The target goal represented a 13.3% increase relative to actual results achieved for the prior fiscal year of $948 million. For purposes of calculating non-GAAP operating income for this bonus program, GAAP operating income was adjusted for the following items: restructuring, asset impairments and other, net; goodwill and intangible asset impairment; actuarial gains or losses on pension plans and other pension benefits; acquisition or divestiture related costs; gains or losses (expenses or income) on business dispositions, including divestiture, licensing, or similar arrangements, to the extent recognized in GAAP operating income; expensing of inventory fair market value step up; impact for the conversion of accounting from sell-through to sell-in, as measured in the quarter that the conversion occurs; amortization of acquisition-related intangible assets; and unusual/non-recurring material items. Unusual/non-recurring material items include items that are unusual in nature and/or occur infrequently consistent with applicable accounting standards. Financial results of businesses acquired or divested during the performance period will be included in all calculations. Generally, the above adjustments are not fixed and are intended to be conceptually consistent with the Company’s earnings release calculations for adjusted non-GAAP earnings per share.

The Compensation Committee believed that non-GAAP operating income should be used as a measure for the bonus program rather than GAAP operating income to prevent payments under the bonus program from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. For example, an executive should not be deterred in taking necessary actions, such as restructuring or plant closures, due to the potential impact on his or her compensation, nor should he or she be influenced by incentive compensation to take actions that may result in one-time benefits to the Company. The Compensation Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate believing that the adjusted numbers are a better indicator of current actual Company operating performance.

Opportunity for Payout under the Revenue Component

Payout of the revenue component had a primary gate and threshold of $5,745 million, a target of $6,129 million, and a stretch goal of $6,723 million. The target goal represented a 4.3% increase relative to 2018 revenue. Revenue was as reported in the Company’s financial statements in its Annual Report on Form 10-K for its fiscal year ended December 31, 2019 (the “2019 Form 10-K”).

Opportunity for Payout under the ODM Component

The ODM component consisted of three separate metrics. The first metric was based on the percentage of directors and above who were “diversity employees” as of December 31, 2019 (“diversity directors”). The definition of “diversity” is based on the population of the Company’s employees who are either: (i) female; or (ii) (a) live and work in the United States, and (b) self-identify with one or more of the following races: American Indian, Alaskan Native, Asian, Black or African-American, Hispanic/Latino, or Hawaiian/Pacific Islander. An employee who falls into any of the above categories is referred to as a “diversity employee.” The diversity director’s component was weighted at 40%, with a threshold of 24.3%, a target of 25.5%, and a stretch goal of 26.7%. The second metric relates to diversity new hires and was determined based on the percentage of employees hired in 2019 who are diversity employees (down to the level of associates and recent college graduates). The diversity new hires component was weighted at 30%, with a threshold of 31.45%, a target of 33.0%, and a stretch goal of 34.6%. The third metric relates to diversity promotions and was determined by the percentage of employees promoted to an associate salary grade and above in 2019 who are diversity employees. The diversity promotion component was weighted at 30%, with a threshold of 30.25%, a target of 31.75%, and a stretch goal of 33.25%. Threshold performance goals generally equated to actual 2018 attainment.

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Compensation Discussion and Analysis

Opportunity for Payout under the OPM Component

The OPM component had individual threshold, target, and stretch goals for the performance measurement period for each of the NEOs as follows:

Executive	Metric (1)	Threshold	Target	Stretch

Keith D. Jackson	Average of all organizational	Average	Average	Average

Bernard Gutmann	Average of all organizational	Average	Average	Average

Simon Keeton	Power Solutions Group (“PSG”) Non-GAAP Operating Income (10%)(2)	$634.4 million	$716.7 million	$826.0 million

	PSG Non-GAAP Gross Margin (5%)(3)	36.2%	37.3%	38.4%

Paul E. Rolls	Revenue (10%)	$5,745 million	$6,129 million	$6,723 million

	Revenue Growth in Automotive (2%)(4)	$1,896 million	$2,085 million	$2,370 million

	Revenue Growth in Industrial (2%)(4)	$1,539 million	$1,693 million	$1,924 million

	Revenue Growth in loT (1%)(4)	$423.6 million	$466.0 million	$529.5 million

William A. Schromm	Non-GAAP Gross Margin (5%)(5)	37.5%	38.6%	39.6%

	PPB Improvement (5%)(6)	15.34%	18.47%	20.95%

	Delivery (5%)(7)	88.7%	89.5%	90.5%
(1)	Organizational metrics exclude diversity.

(2)

PSG non-GAAP operating income is the non-GAAP operating income, calculated as described under the heading “Opportunity for Payout under the Non-GAAP Operating Income Component” above, but solely for PSG.

(3)	PSG non-GAAP gross margin is the non-GAAP gross margin, calculated as describe above in footnote (2) to this table, but solely for PSG.

(4)

“Revenue Growth in Automotive” is a performance measure determined by comparing the Company’s revenue attributable to the Automotive end-market, as calculated in accordance with GAAP and consistent with end-market revenue disclosures reported in the 2019 Form 10-K, with an external market benchmark published by Strategy Analytics. “Revenue Growth in Industrial” is a performance measure determined by comparing the Company’s revenue attributable to the Industrial end-market, as calculated in accordance with GAAP and consistent with end-market revenue disclosures reported in the 2019 Form 10-K, with an external market benchmark published by IHS Markit. “Revenue Growth in IoT” is a performance measure determined by comparing the Company’s revenue attributable to the Internet of Things (“IoT”) end-market, as contained in a report to the Compensation Committee, with an external benchmark for the IoT end-market derived from data published by IHS Markit and Gartner. For each of the above components, the threshold goal is an amount equal to the external market benchmark, the target goal is an amount equal to 110% of the external market benchmark, and the stretch goal is an amount equal to 125% of the external market benchmark.

(5)

For purposes of calculating non-GAAP gross margin, the Company’s non-GAAP gross profit is divided by the Company’s revenue. GAAP gross profit was adjusted for the following items: actuarial gains or losses on pension plans and other pension benefits; gains or losses (expenses or income) on divestitures to the extent recognized in GAAP gross margin; expensing of inventory fair market value step up; impact for the conversion of accounting from sell-through to sell-in, as measured in the quarter that the conversion occurs; and unusual/non-recurring material items. Unusual/non-recurring material items include items that are unusual in nature and/or occur infrequently consistent with applicable accounting standards. Generally, the above adjustments are not fixed and are intended to be conceptually consistent with the Company’s earnings release calculations for adjusted non-GAAP earnings per share.

(6)

Parts Per Billion (“PPB”) Improvement is a quality metric calculated as follows: (total incidents divided by total number of units shipped) x 10[9]. The performance goals set forth above present the threshold, target, and stretch goals expressed as a relative percentage improvement in PPB for the performance measurement period as compared to the full year 2018.

(7)

Delivery is a customer service metric. For each quarter during 2019, the Company calculated a percentage based on the following formula: A plus B divided by C, where A = customer request date on time delivery (“OTD”) for original equipment manufacturers and electronic manufacturing sales industry customers divided by such customer total orders; B = commitment date OTD to distributors divided by distributor total orders; and C = total orders. The 2019 achievement for the delivery component reflected in the table above is the average of the four quarterly delivery results for 2019.

54     ON Semiconductor Corporation 2020 Proxy Statement

Compensation Discussion and Analysis

Principles Underlying Metrics

In setting these payout metrics, the Compensation Committee considered its primary short-term compensation objectives, including maximizing total return to stockholders, the expectations of Company performance, projected market expectations, and expectations regarding individual performance and organizational diversity and performance. The diversity metric goals represent incremental improvement over baseline 2018 levels. Similarly, the OPM goals were set to reflect incremental improvement over past performance, considering corporate strategy and market conditions. With respect to the non-GAAP operating income and revenue goals, expectations at the date of approval regarding bonus attainment were projected to be 70% to 100% of target, and the targets for these two goals were set such that budgeted performance was between threshold and target payout levels. As a general rule, amounts are set after considering the potential impact on TSR.

Target Award Opportunity

At its meeting on February 14, 2019, the Compensation Committee considered the award opportunity for each of the Named Executive Officers and, in each case, other than for Mr. Keeton, retained the 2018 target as a percentage of base salary.

Officer	2018 Target % of Base Salary	2019 Target % of Base Salary
Keith D. Jackson	150%	150%
Bernard Gutmann	85%	85%
Simon Keeton	70%	75%
Paul E. Rolls	75%	75%
William A. Schromm	85%	85%

In making determinations regarding these bonus opportunity levels, the Compensation Committee considered, among other factors, information from Pearl Meyer and management.

Achievement Levels for 2019

For 2019, the Company achieved non-GAAP operating income of $779 million for an attainment percentage of 0%, non-GAAP revenue of $5,518 million for an attainment percentage of 0%, and an ODM component achievement of 200% for Diversity Directors and Above, 200% for Diversity New Hires, and 196% for Diversity Promotions for an aggregate ODM attainment percentage of 198.8%.

For the OPM component, achievement was as follows:

Executive	Metric	Actual	Attainment (%)

Keith D. Jackson	Average of all organizational	Average	63.48

Bernard Gutmann	Average of all organizational	Average	63.48

Simon Keeton	PSG Non-GAAP Operating Income (10%)	$575.0 million	0

	PSG Non-GAAP Gross Margin (5%)	35.2%	0

Paul E. Rolls	Revenue (10%)	$5,518 million	0

	Revenue Growth in Automotive (2%)	$1,811 million	0

	Revenue Growth in Industrial (2%)	$1,419 million	0

	Revenue Growth in loT(1%)	$381.0 million	0

William A. Schromm	Non-GAAP gross margin (5%)	0%	66.67

	PPB improvement (5%)	0%	0

	Delivery (5%)	200%	0

ON Semiconductor Corporation 2020 Proxy Statement     55

Compensation Discussion and Analysis

While the ODM goals and certain OPM goals were achieved, no bonuses were paid to our Named Executive Officers since the Company did not achieve the threshold level of non-GAAP operating income for 2019.

Cash Incentive Awards for 2020. In February 2020, the Compensation Committee approved a 2020 short-term incentive program similar to the 2019 program, which, for the Named Executive Officers, utilizes the following metrics: non-GAAP operating income (60%); revenue (15%); certain ODMs relating to employee hiring and promotions (5%); and certain OPMs specific to each Named Executive Officer (20%). In addition, payouts for ODM and OPM performance achievement will no longer be subject to achievement of threshold non-GAAP operating income goals.

Long-Term Incentives. Long-term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner.

In February 2019, the Compensation Committee made annual long-term incentive awards to each Named Executive Officer consisting of 60% Base PBRSUs and 40% RSUs pursuant to the Amended and Restated Plan. The Committee determined that the mix of 60% Base PBRSUs and 40% RSUs provided a reasonable balance of performance-based incentives and retention hold on the executives. For a summary of the principal design changes featured in the 2019 long-term incentive awards, please refer to the “Other 2019 Compensation Actions and Highlights” section of this CD&A.

The principles of the 2019 equity grant program include that:

•	awards are aligned with stockholder interests;

•	the percentage of unvested value should align with executive retention strategies;

•	the majority of the stock pool is reserved for top performers;

•	equity grants are budgeted consistent with market practice based on median value and actual grants are based on performance and potential;

•	Company, department, and individual performance drive above-market equity grants in the following annual cycle or additional grants throughout the year; and

•	awards are designed to support the Company’s business strategies.

Generally, RSUs are used for retention, Base PBRSUs are used in support of business performance strategies, and the Upside PBRSUs are used for certain executives and global site leaders who are key individuals to further incentivize performance. The Compensation Committee also considered the advantages and disadvantages of using absolute versus relative performance measures and believes that the 2019 long-term incentive awards strikes an appropriate balance between the two types of measures. Absolute measures, such as that utilized for the 2019 Base PBRSUs and the revenue component of the Upside PBRSUs, are consistent with stockholder expectations, allow for greater sense of control and influence by the executive, encourage motivation, and are consistent with the Company’s cash flow and ability to pay. Conversely, relative measures, such as the Relative TSR component of the Upside PBRSUs, reward executives for outperforming the Company’s peers in a highly competitive marketplace.

Description of RSUs

The 2019 RSUs are time-based and will vest annually in one-third increments on each anniversary of the grant date.

In February 2019, the Compensation Committee amended the Company’s form of RSU award agreements for the Named Executive Officers. Pursuant to these amendments and subject to certain advance notice requirements, any unvested RSUs awarded to a Named Executive Officer who meets certain age and service

56     ON Semiconductor Corporation 2020 Proxy Statement

Compensation Discussion and Analysis

requirements as of the grant date and retires after the six month anniversary of the grant date set forth in the award agreement will, upon such Named Executive Officer’s retirement, continue to vest in accordance with the schedule set forth in the award agreement until such RSUs become fully vested. If a Change in Control (as defined in the Amended and Restated Plan) follows the date on which a grantee so retires, any unvested RSUs will immediately vest as of the date of the Change in Control. Our RSU award agreements also require the Named Executive Officers to reaffirm all existing restrictive covenants, including non-solicitation and non-competition covenants, provided for under their employment agreements.

Description of Base PBRSUs

The Base PBRSUs are performance-based and vest as follows:

•

The Base PBRSUs have a 2-year performance measurement period starting on January 1, 2019 and ending at the close of the 2020 fiscal year (the “PBRSU Performance Period”) and provide for payout between 0% and 100% of the target award level. Awards payable between threshold and target are based on Adjusted EBITDA for the PBRSU Performance Period. The Adjusted EBITDA threshold is $2,500 million (required for vesting to begin) and target Adjusted EBITDA is $3,100 million (resulting in 100% vesting of the grant), with linear interpolation from threshold to target.

•	If the $2,500 million threshold amount is not exceeded, the entire award is cancelled.

•

Due to the two-year performance period for the Base PBRSUs, Adjusted EBITDA for the PBRSU Performance Period will not be determined until after the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020 (the “2020 Form 10-K”).

•	The Compensation Committee must approve the level of attainment of the performance goals and may exercise negative discretion with respect to the number of shares that will vest based on such goals.

Calculation of Adjusted EBITDA

For purposes of calculating Adjusted EBITDA, GAAP net income will be adjusted for the following items: restructuring, asset impairments and other, net; goodwill and intangible asset impairment; interest expense and interest income; income tax provision; acquisition and divestiture related costs; gains or losses (expenses or income) on business dispositions, including divestiture, licensing or similar arrangements; net income attributable to non-controlling interests; depreciation and amortization; actuarial gains or losses on pension plans and other pension benefits; gain or loss on debt repurchase, debt exchange, early extinguishment of debt, etc.; expensing of inventory fair market value step up; and unusual/non-recurring material items. The unusual/non-recurring items include items that are unusual in nature and/or occur infrequently consistent with applicable accounting standards. Each such adjustment, if any, is to be made to provide a consistent basis from period to period for calculations of performance goals in order to prevent the dilution or enlargement of a grantee’s rights under the award. Financial results of businesses acquired or divested during the PBRSU Performance Period will be included in all calculations.

The Compensation Committee believes that EBITDA drives stockholder value and is a particularly relevant financial performance measure in our industry and in the economic environment in which we operate. In addition, we consider Adjusted EBITDA to be an important tool in measuring our liquidity. The Compensation Committee believes that the adjustments to EBITDA are appropriate to avoid the impact (positive or negative) on achievement of the vesting parameters as a result of extraordinary or unusual items or non-cash items.

Description of the Upside PBRSUs

The Upside PBRSUs are intended to further align the interests of participants with stockholder interests by driving exceptional business performance and focusing participants on key business indicators. The Upside PBRSUs provide the opportunity for the Named Executive Officers to earn additional shares up to 100% of their equity grants, including PBRSU and RSU awards. The two-year PBRSU Performance Period used for the Base PBRSUs also applies to the Upside PBRSUs. The Upside PBRSUs provide for a payout depending on the achievement of two separate performance metrics — revenue and Relative TSR — both of which are tied to the Company’s vision for growth and industry leadership.

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Compensation Discussion and Analysis

Relative TSR is a relative performance measure benchmarked against an industry peer group consisting of a group of comparator companies in the semiconductor industry identified by the Committee (the “TSR Companies”), and revenue is a financial performance measure. Financial results of businesses acquired or divested during the PBRSU Performance Period will be included in all calculations. If the threshold is not exceeded for either the revenue or Relative TSR portion of the Upside PBRSUs, the attainment for such portion of the Upside PBRSUs will be zero. All Upside PBRSUs will vest at the end of the PBRSU Performance Period based on the level of achievement of the above metrics.

The Compensation Committee must approve the level of attainment of the performance goals and may exercise negative discretion with respect to the number of shares that will vest based on such goals. Due to the 2-year performance period for the Upside PBRSUs, achievement of revenue and Relative TSR for the PBRSU Performance Period will not be determined until after the filing of the 2020 Form 10-K.

In deciding on the metrics for the Upside PBRSUs, the Compensation Committee considered the importance of Relative TSR to our stockholders and that revenue is correlated with increased demand for our products and growth within a highly-consolidated industry. In light of such considerations, the Committee ultimately determined that these metrics are a good indicator of the Company’s long-term business performance.

	0% Payout (Threshold)	100% Payout (Target)

Revenue (weighted 50%)	$12,300 million	$13,200 million

Relative TSR (weighted 50%)	50th Percentile	75th Percentile

Revenue Component

For purposes of the 2019 award of Upside PBRSUs, “revenue” is defined as the aggregate revenue of the Company as reported in the financial statements for the 2019 Form 10-K and the 2020 Form 10-K. The revenue threshold is $12,300 million (required for vesting to begin), and target revenue is $13,200 million, with linear interpolation from threshold to target.

Relative TSR Component

To determine achievement of the Relative TSR metric, the average closing stock price for the fourth quarter of 2018 for each of the TSR Companies will be compared with the average closing stock price for the fourth quarter of 2020 for each such TSR Company. Dividends paid are added to the change in value of the stock. The companies are then ordered by percentage change.

The Relative TSR threshold is set at the 50th percentile (required for vesting to begin), and target Relative TSR is set at the 75th percentile, of the TSR Companies, with linear interpolation from threshold to target. In other words, the ON Semiconductor stock needs to have performed better than 50% of the TSR Companies for threshold to be achieved and better than 75% of the TSR Companies to reach full target achievement.

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Compensation Discussion and Analysis

The TSR Companies

Ambarella Inc.	Littelfuse, Inc.	Power Integrations, Inc.

ams AG	Macom Technolgy Solutions Holdings, Inc.	Qorvo, Inc.

Analog Devices, Inc.	Marvell Technology Group Ltd.	Realtek Semiconductor Corp.

Broadcom Inc.	Maxim Integrated Products, Inc.	Renesas Electronics Corp.

Cirrus Logic, Inc.	Maxlinear Inc.	Rohm Co. Ltd.

Cree, Inc.	Melexis N.V.	Semtech Corporation

Cypress Semiconductor Corporation	Mellanox Technologies, Ltd.	Sensata Technologies Holdings PLC

Dialog Semiconductor PLC	Microchip Technology Incorporated	Silicon Laboratories Inc.

Diodes Incorporated	MKS Instruments, Inc.	Skyworks Solutions, Inc.

Infineon Technologies AG	Monolithic Power Systems, Inc.	STMicroelectronics N.V.

Inphi Corporation	Murata Manufacturing Co., Ltd.	Synaptics Incorporated

Integrated Device Technology, Inc.	National Instruments Corporation	Texas Instruments Incorporated

Knowles Corporation	NXP Semiconductors N.V.	Vishay Intertechnology, Inc.

Lattice Semiconductor Corporation	Parade Technologies Ltd	Xilinx, Inc.

The TSR Companies listed above represent a mix of companies listed on the PHLX Semiconductor Index and other publicly-traded semiconductor companies whose product and service offerings, market capitalization, business model, and other characteristics are similar to those of ON Semiconductor.

Consideration of Performance Period

The Compensation Committee decided to move to a two-year performance period for its 2019 PBRSU awards. Although the Compensation Committee recognizes that a shorter performance period allows for changing perspectives within a long-term incentive award program in our highly cyclical industry, the Compensation Committee decided to extend the performance period for PBRSUs by six months in order to more closely align the grant with peer group practices and stockholder advisory firm preferences and to further drive long-term performance.

Target Equity Granted to each Named Executive Officer

The following table sets out the 2019 target equity awards granted to each Named Executive Officer:

Officer	Base PBRSU Amount	RSU Amount	Upside PBRSU Amount(1)	LTI Amount	Base PBRSUs (2) (# of Units)	RSUs(1) (# of Units)	Upside PBRSUs (# of Units)
Keith D. Jackson	$3.60 million	$2.40 million	$1.80 million	$7.80 million	164,234	109,490	273,723
Bernard Gutmann	$1.14 million	$0.76 million	$0.57 million	$2.47 million	52,008	34,672	86,679
Simon Keeton	$0.72 million	$0.48 million	$0.36 million	$1.56 million	32,847	21,898	54,745
Paul E. Rolls	$0.84 million	$0.56 million	$0.42 million	$1.82 million	38,322	25,548	63,869
William A. Schromm	$1.47 million	$0.98 million	$0.74 million	$3.19 million	67,063	44,709	111,771
(1)

The amount disclosed in the above table reflects the grant date fair value for the Upside PBRSUs, which was based on a 30% attainment, or the probable outcome of the performance conditions for the Upside PBRSUs as of the date of grant.

(2)

The actual value of each such award as of December 31, 2019 is disclosed in columns (h) and (j) of the Outstanding Equity Awards at Fiscal Year-End 2019 table below in this proxy statement and described in the footnotes to such table. The number of units granted was based on the closing stock price on the date of grant (March 4, 2019) of $21.92 per share.

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Compensation Discussion and Analysis

In making determinations regarding target equity award levels, the Compensation Committee considered the CEO’s recommendation as well as market information, excluding the impact of the Upside PBRSUs, showing that:

•

The annual grant value of the 2019 equity awards would vary from the market median for each of the Named Executive Officers as follows: Mr. Jackson: +1%; Mr. Gutmann: +12%; Mr. Keeton: -4%; Mr. Rolls: +2%; and Mr. Schromm: -9%.

•

Following the salary increases described above and taking into account the 2019 equity awards, target TDC variance from the market median for each of the Named Executive Officers would be as follows: Mr. Jackson: +3%; Mr. Gutmann: +8%; Mr. Keeton -6%; Mr. Rolls: +11%; and Mr. Schromm: +6%.

See “Compensation of Executive Officers — 2019, 2018, and 2017 Awards of Equity — 2019 Awards of Base PBRSUs,” “— 2019 Awards of Upside PBRSUs,” and “— 2019 Awards of RSUs” below in this proxy statement for additional details regarding the 2019 equity awards. We also disclose these awards in the Summary Compensation Table in this proxy statement. The Grants of Plan-Based Awards in 2019 table, the Outstanding Equity Awards at Fiscal Year-End 2019 table, and the 2019 Option Exercises and Stock Vested table also contain information about our long-term incentive awards to Named Executive Officers.

Individual Performance Considerations

Generally, award amounts for each individual officer, and compensation variance from the market median based on the applicable benchmarking data, were based on the comparative data and other factors and processes discussed above, as well as on the individual considerations described below. In setting the amount of equity awards and other compensation for 2019, the Compensation Committee also considered the following for each Named Executive Officer:

Keith D. Jackson. Mr. Jackson’s target TDC was positioned slightly above the market (50th percentile). In determining Mr. Jackson’s 2019 total pay package, the Compensation Committee considered Mr. Jackson’s overall leadership of the Company. The Company exceeded the 2018 Board-approved business plan goals and expectations. The Compensation Committee recognizes that Mr. Jackson uses his deep understanding of the semiconductor industry to guide the Company successfully through mergers and acquisitions. We compensate Mr. Jackson to compete in a marketplace which is undergoing continued consolidation. We expect him to navigate difficult choices and pay him for accretive choices, and we believe this compensation framework promotes sound decision-making and ensures that our primary selection criterion for our strategic acquisitions is enhancing value for stockholders.

Bernard Gutmann. Mr. Gutmann’s target TDC was positioned above the market (50th percentile). Mr. Gutmann managed the Company’s finances in an ever-changing global market, increased free cash flow generation, managed expenses, paid down the Company’s debt faster than expected, and executed strategic repurchases of ON Semiconductor shares during 2018. Mr. Gutmann’s understanding of the semiconductor industry, financial leadership, and strong analytical and accounting skills allow him to positively contribute as the CFO.

Simon Keeton. Mr. Keeton’s target TDC was positioned below the market (50th percentile). Mr. Keeton assumed leadership of PSG on January 1, 2019. His compensation, while below market, is consistent with his experience as General Manager of PSG. We expect Mr. Keeton’s total compensation to align closer to market through future demonstrated leadership and performance.

Paul E. Rolls. Mr. Rolls’ target TDC was positioned above the market (50th percentile). During 2018, the Sales and Marketing team under Mr. Rolls grew revenue and market share, exceeded annual revenue targets, and improved product pricing. The Compensation Committee recognizes Mr. Rolls’ deep understanding of the semiconductor industry and vast knowledge of sales operations.

William A. Schromm. Mr. Schromm’s target TDC was positioned above the market (50th percentile). Mr. Schromm demonstrated exemplary leadership in connection with the integration of the Aizu, Japan and

60     ON Semiconductor Corporation 2020 Proxy Statement

Compensation Discussion and Analysis

East Fishkill, New York factories. Mr. Schromm and his operations team launched several new IT platforms, improved product and service delivery, dramatically improved factory performance, reduced manufacturing input costs, and achieved best-in-class quality metrics.

The Compensation Committee’s review of the individual performance of each Named Executive Officer is not formulaic. The factors outlined above were considered in conjunction with many others, including, but not limited to, the then-current business environment and business challenges, the safety of our employees, the quality of our environmental efforts, the retentive value of the total compensation package, and the cost of retention, all of which are taken into account in the course of making subjective judgments to determine final levels of executive compensation.

Long-Term Incentive Awards for 2020. Based on its annual evaluation of the peer group at the August 2019 Compensation Committee meeting, which included a review and analysis of a report prepared by Pearl Meyer, the Compensation Committee determined to retain the peer group used for the prior year’s compensation decisions.

In February 2020, the Compensation Committee approved a long-term incentive program that was generally consistent with the 2019 program except that the performance measures for the Upside PBRSUs have been changed to non-GAAP gross margin (weighted 60%) and Relative TSR (weighted 40%).

Other Elements Affecting Compensation

Severance and Change in Control Agreements. Under the ON Semiconductor Corporation 2000 Stock Incentive Plan (the “2000 SIP”) and the Amended and Restated Plan, the Board of Directors has discretion to accelerate equity-based vesting upon a “change in control” of the Company. In addition, with respect to our Named Executive Officers, our outstanding option agreements and RSU agreements generally contain provisions causing the unvested portion of the awards to vest upon a termination of employment without cause (including, if applicable, a deemed termination for good reason) within a two-year period after a change in control. Under the revised agreements for the 2019 RSUs, if a change in control occurs after a qualifying retirement, the RSUs will also vest.

Under the acceleration provisions of the PBRSU award agreements, if a change in control occurs prior to the end of the performance period for the award, the units that could vest will be based on the Company’s progress toward attainment of the performance goals as of the closing of the transaction or event resulting in the change in control. If the Company thereafter terminates the employee without cause or the employee resigns for good reason, a number of units will vest as of the employee’s termination of employment in an amount determined by a fraction, the numerator of which is the number of days the employee was employed during the performance period and the denominator of which is the total number of days in the performance period. If a change in control occurs after the end of the performance period, and thereafter the Company terminates the employee without cause or the employee resigns for good reason, all units earned but not vested at that time will vest on the date of the employee’s termination of employment.

The severance and change in control provisions in the employment agreements with our Named Executive Officers provide that in the event that we terminated the employment of a Named Executive Officer within 24 months after a Change in Control (as defined in the applicable employment agreement), the executive would receive, in addition to other post-termination compensation each Named Executive Officer is entitled to under his employment agreement, an additional cash payment in an amount equal to: (i) in the case of Mr. Jackson, two times the target bonus for one year; and (ii) in the case of all other Named Executive Officers, the total target bonus for one year. For a description of the severance and change in control provisions of the employment agreements for our Named Executive Officers, see “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” and “Compensation of Executive Officers — Potential Payments Upon Termination of Employment or Change in Control” below in this proxy statement.

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Compensation Discussion and Analysis

We believe that our severance benefits and change in control arrangements are aligned with existing market practices related to post-termination compensation and are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change in control provision, such benefit is predicated upon the Named Executive Officer being terminated without “cause” or resigning for “good reason,” as such terms are defined in the Named Executive Officer’s employment agreement. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality, and non-disparagement agreements, as well as non-competition or non-interference agreements, which serves the best interests of the Company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change in control. In addition, management may be less inclined to resist change in control transactions that are in the best interests of our stockholders if they have the added security that comes with such change in control arrangements.

Our change in control provisions do not include excise tax gross-ups. We examine our severance benefits and change in control arrangements on a regular basis.

Generally Available Benefits and Retirement Plan. We do not offer executive retirement plans, pension benefits, or non-qualified deferred compensation plans. Instead, we provide our Named Executive Officers with opportunities to accumulate retirement income primarily through appreciation of their equity awards. Please refer to the “Long-Term Incentives” section of this CD&A for a discussion of the retirement provisions in the RSU award agreements for our Named Executive Officers.

Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with significant perquisites. We strive to create a team-based environment, which is why the majority of our variable compensation is tied to team-based goals and the majority of our benefits are designed around broad-based employee participation. We have a few exceptions, which are selected for competitive purposes, including enhanced life insurance and annual financial planning services as described below.

Executives are eligible to participate in benefit programs available to all of the Company’s full-time employees. These programs, which are generally designed to provide competitive capital accumulation and other benefits, include a tax-qualified employee stock purchase plan, a 401(k) savings plan, and medical, dental, disability, and life insurance programs. We also have a relocation program and provide a tax gross-up for certain benefits under this program that is available to all employees who enjoy the benefits of the program. Other amounts may also be available for expatriate assignments. All employees who drive their own cars for Company business receive mileage reimbursement. An auto allowance of $1,200 per month is provided to each of our Named Executive Officers.

In addition to benefits that provide for broad-based employee participation, we provide our executives limited perquisites that we believe help to maintain the competitiveness of our compensation package vis-à-vis our peer companies and provide value at a reasonable cost to the Company. These include enhanced coverage for life insurance (each executive receives life insurance coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two-times base salary that is afforded to all employees) and financial planning services (up to $10,000 per year).

We describe the limited perquisites paid in 2019 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement.

Impact of Taxation and Accounting Considerations on Executive Compensation

Our Compensation Committee attempts to establish executive officer compensation programs that will allow related income tax deductions to the extent it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders.

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Compensation Discussion and Analysis

Prior to the passage of the Tax Cuts and Jobs Act (the “Tax Act”), for tax years beginning prior to December 31, 2017, Section 162(m) of the Code, placed a $1 million limit on the amount of compensation the Company could deduct in any one year for compensation paid to our CEO and any of our three other most highly-compensated executive officers (excluding our CFO) unless the compensation payable qualified for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m). While the Compensation Committee has generally considered the deductibility of payments and awards as a factor in determining executive compensation, the Compensation Committee has also consistently reserved the right to make compensation payments and awards that were not deductible pursuant to the “performance-based compensation” exception to the Section 162(m) deduction limit or otherwise when it believed such payments and awards were in the best interests of the Company and its stockholders.

The Tax Act eliminated the “performance-based compensation” exception for tax years beginning after December 31, 2017, such that compensation paid to certain executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to binding written agreements that were in effect as of November 2, 2017 and are not materially modified thereafter. Due to ambiguities and uncertainties as to the application and interpretation of Section 162(m), as revised by the Tax Act, including the uncertain scope of the transition relief under the Tax Act, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) prior to the passage of the Tax Act will, in fact, satisfy such requirements. While the Compensation Committee considers deductibility of payments and awards as one factor in determining executive compensation, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in administering compensation programs, even if such programs may result in non-deductible compensation expense. Further, the Compensation Committee reserves the right to amend compensation arrangements that were initially intended to qualify as “performance-based compensation” if the Compensation Committee determines such amendments are in the best interests of the Company and its stockholders.

Section 409A of the Code imposes an additional 20% federal income tax and penalties upon employees who receive “non-qualified deferred compensation” that does not comply with Section 409A. The Compensation Committee takes into account the impact of Section 409A in designing our executive plans and programs that provide for “non-qualified deferred compensation” and, as a general rule, these plans and programs are designed either to comply with the requirements of Section 409A or to qualify for an applicable exception to Section 409A so as to avoid possible adverse tax consequences that may result from failure to comply with Section 409A. We cannot, however, guarantee that the compensation will comply with the requirements of Section 409A or an applicable exception thereto.

Accounting considerations also play a role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards (that is, the value of our equity awards based on U.S. GAAP), which reduces the amount of our reported profits under U.S. GAAP. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number, share amounts, and the fair values of the equity awards that are granted each year.

The Compensation Committee also takes into account other tax and accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging / Pledging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, prohibits our Named Executive Officers from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities or that otherwise have economic consequences comparable to the same. We believe these transactions could give rise to a conflict of interest, which could negatively impact market perceptions about the Company and its Named Executive Officers. Our Named Executive Officers are also prohibited from any pledging or margin transactions with

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Compensation Discussion and Analysis

respect to our stock, including, but not limited to, holding our securities in a margin account or otherwise pledging such securities as collateral for a loan. Our other employees are also encouraged to adhere to these rules.

Equity Award Policy. In 2006, we adopted an equity award grant date policy statement (the “Equity Award Policy”). Under the Equity Award Policy, equity grants under our stock incentive plans generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Compensation Committee, or CEO approval of the grant. From time to time, the Compensation Committee may approve an exception to the Equity Award Policy in its discretion. Options granted are priced at the closing market value on the date of grant. We generally make our annual equity awards to our Named Executive Officers in the first quarter of each year. The Company does not have a practice of timing grants of stock-based awards to coordinate with the release of material information to the market.

Stock Ownership and Retention Guidelines for Officers. Under the Principles, executives holding the title of Vice President or above are encouraged to hold our common stock in an amount equal to one to six times the officer’s base salary. The holdings and transition period guidelines are further described under “The Board of Directors and Corporate Governance — Corporate Governance Principles — Directors’ and Officers’ Stock Ownership and Retention Guidelines” above. As of March 2, 2020, all of our Named Executive Officers were either in compliance with, or within the grace period for compliance under, the guidelines.

Clawback Policy. In 2014, we adopted a clawback policy (the “Clawback Policy”) that requires the Company to seek to recover any incentive-based compensation awards and payments made to any covered person in the event that:

•

the Company is required to prepare a financial restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws, which restatement would have resulted in payment of a lesser incentive as determined by the Board of Directors;

•	there has occurred any intentional misconduct by the covered person that is materially injurious to the Company; or

•

there has occurred any breach by the covered person of any material provision in his or her employment agreement with the Company or in any other agreement with the Company that contains non-solicitation, confidentiality, non-compete, non-disclosure, or non-disparagement provisions applicable to the covered person.

For purposes of the Clawback Policy, a “covered person” is any current or former Senior Vice President, Executive Vice President, or Chief Executive Officer, or any other person as determined by the Board in its sole discretion. Each of our Named Executive Officers is a “covered person” under the Clawback Policy.

The compensation to be recovered pursuant to the Clawback Policy applies to any award or payment made under any incentive-based compensation plan, including any corporate bonus plan and any RSUs, PBRSUs, stock options, or other form of equity award made or paid by the Company during the applicable recovery period. In the case of any intentional misconduct or breach of a key agreement, the full amount of the award or payment would be recoverable. In the case of a restatement, the amount subject to recovery would be the difference between the amount granted or paid and the amount that should have been granted or paid based on the restatement as determined by the Board of Directors.

The applicable recovery period for an accounting restatement is the three-year period preceding the date on which the Company is required to prepare an accounting restatement (determined in accordance with any applicable law, regulation, or interpretation, or otherwise by the Board of Directors), which restatement would have resulted in payment of a lesser incentive as determined by the Board of Directors. With respect to intentional misconduct or breach of a key agreement, the applicable recovery period is the three-year period preceding the date on which the Board of Directors determines that these triggers exist. With respect to stock options that have been exercised, the Company will be entitled to recover: (i) the gross number of shares for

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Compensation Discussion and Analysis

which the option was exercised or the value thereof on the date of exercise; and (ii) any profit made by the covered person upon any sale of such shares. The amount of any recoupment will be the gross amount of the award or payment without taking into account any withholdings for tax or other amounts. The form of recoupment may be from future compensation, forfeiture of outstanding equity awards, direct repayment by the affected individual(s), or any combination of the foregoing at the discretion of the Board of Directors and subject to applicable law.

The award agreements for our Base PBRSU and Upside PBRSU awards contain additional clawback language that subjects the awards to Company compensation recovery policies in place from time to time and that allows the Company to require the grantee to forfeit all or a portion of any unvested PBRSUs and any shares of stock delivered pursuant to the grant agreement if: (i) the grantee’s employment is terminated for Cause (as defined in the grantee’s employment agreement or comparable agreement, or, if the grantee has no employment agreement or comparable agreement, in the Amended and Restated Plan); or (ii) the Compensation Committee, in its sole and absolute discretion, determines that the grantee engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to the Company.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the CD&A included in the proxy statement for the Annual Meeting. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in our annual report on Form 10-K for the year ended December 31, 2019, as filed with the Commission on February 19, 2020 (the “Annual Report”), and the proxy statement for the Annual Meeting.

This report is submitted by the Compensation Committee.

Gilles Delfassy, Chair

Curtis J. Crawford, Ph.D.

Paul A. Mascarenas

Christine Y. Yan

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COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth information concerning compensation earned by, or paid for services provided to us or our subsidiaries for the periods indicated to, our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (e)	Option Awards ($) (2) (f)	Non-Equity Incentive Plan Compensation ($) (3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4) (h)	All Other Compensation ($) (5) (i)	Total ($) (j)

Keith D. Jackson President and Chief Executive Officer	2019	1,048,846	0	7,800,033	0	0	0	46,054	8,894,933
	2018	1,016,154	0	9,000,057	0	1,841,576	0	35,614	11,893,401
	2017	959,615	0	7,500,000	0	2,238,101	0	35,414	10,733,131

Bernard Gutmann Executive Vice President, Chief Financial Officer, and Treasurer	2019	548,846	0	2,470,027	0	0	0	35,766	3,054,639
	2018	530,769	0	2,850,006	0	545,084	0	32,992	3,958,851
	2017	501,128	0	2,700,013	0	644,466	0	38,540	3,884,147
Simon Keeton Executive Vice President and General Manager, Power Solutions Group	2019	390,539	0	1,860,030	0	0	0	31,694	2,282,262

Paul E. Rolls Executive Vice President, Sales and Marketing	2019	531,692	0	1,820,033	0	0	0	43,106	2,394,831
	2018	512,308	0	2,100,062	0	469,883	0	42,649	3,124,902
	2017	486,212	0	1,800,024	0	604,952	0	39,723	2,930,910

William A. Schromm Executive Vice President and Chief Operating Officer	2019	556,154	0	3,185,048	0	0	0	45,783	3,786,985
	2018	535,769	0	3,300,045	0	556,085	0	44,474	4,436,373
	2017	500,831	0	2,700,013	0	655,044	0	42,725	3,898,613
(1)

Includes a one-time promotional grant of 17,648 RSUs to Mr. Keeton, effective January 7, 2019, pursuant to the Amended and Restated Plan. Amounts in this column represent the aggregate grant date fair value of awards of PBRSUs and RSUs computed in accordance with FASB ASC Topic 718. The grant date fair value for PBRSUs and RSUs is derived using the closing price of our common stock on the date of grant. For PBRSUs, the grant date fair value is calculated by multiplying the probable number of units to vest as of the grant date by the closing price of a share of common stock on the grant date. In 2019, the valuation is based upon a 30% attainment for the Upside PBRSUs and a 100% attainment for the Base PBRSUs, which represent the probable outcomes of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value of the 2019 awards at the grant date for each of the Named Executive Officers assuming that the highest level of the performance conditions will be achieved is as follows: Mr. Jackson: $12,000,038; Mr. Gutmann: $3,800,029; Mr. Keeton; $2,700,037; Mr. Rolls: $2,800,039; and Mr. Schromm: $4,900,063. We describe the 2019, 2018, and 2017 awards of PBRSUs and RSUs (including the Upside PBRSUs and any shares earned under the Multiplier (“Multiplier Shares”)) below under “2019, 2018, and 2017 Awards of Equity” and, as to the 2019 awards, in the CD&A under “Elements of Our Compensation Program — Long-Term Incentives.”

The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards which were expected to vest as of December 31, 2019. As of March 6, 2020, 200% of the PBRSUs awarded on March 6, 2017 were vested pursuant to the relevant award agreement, which amount takes into account the vesting of the Multiplier Shares in addition to shares earned under the PBRSU base grant (“Base Grant Shares”). As of February 13, 2020, 150% of the PBRSUs awarded on March 5, 2018 were expected to vest by the final vesting date pursuant to the relevant award agreement, which amount takes into account the vesting of the Multiplier Shares in addition to the Base Grant Shares. As of February 13, 2020, 25% of the Base PBRSUs and 30% of the Upside PBRSUs awarded on March 4, 2019 were expected to vest by the final vesting date pursuant to the relevant award agreement, which amount takes into account the expected vesting of Upside PBRSUs in addition to the Base PBRSUs. The estimated number of units which are expected to vest is evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements. We further discuss the assumptions we made in the valuation of stock awards in Note 11 of the Notes to Consolidated Financial Statements to the Annual Report, which assumptions in Note 11 are incorporated herein by reference.

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Compensation of Executive Officers

(2)	The Company did not award options to our Named Executive Officers in 2017, 2018, or 2019.

(3)

The amounts in this column consist of earnings under our short-term cash incentive programs by Mr. Keeton in 2019 and by each other Named Executive Officer in 2019, 2018, and 2017. For more information concerning our short-term cash incentive program for 2019, see the CD&A under “Elements of Our Compensation Program — Short-Term Cash Incentive Program.”

(4)	There are no defined benefit or actuarial pension plans with respect to our Named Executive Officers.

(5)	Amounts in this column for 2019 consist of the items in the table below:

Name	Company Contributions Under 401(k) Plan (a)	Executive Group Term Life Insurance Imputed Income* (b)	Premiums Paid by the Company for Basic Life Insurance and Accidental Death and Dismemberment Insurance (c)	Car Allowance* (d)	Financial Planning Services* (e)	Imputed Income for Post-Tax Long-Term Disability Insurance Benefit Payments* (f)
Keith D. Jackson	$11,200	$7,524	$1,380	$14,400	$10,000	$1,550
Bernard Gutmann	$11,200	$7,524	$1,380	$14,400	—	$1,262
Simon Keeton	$11,200	$1,710	$1,380	$14,400	$2,106	$898
Paul E. Rolls	$11,200	$4,903	$1,380	$14,400	$10,000	$1,223

William A. Schromm	$11,200	$7,524	$1,380	$14,400	$10,000	$1,279
*	The Company also pays Medicare tax at the rate of 1.45% on the amounts listed in columns (b), (d), (e), and (f).

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Compensation of Executive Officers

Grants of Plan-Based Awards in 2019

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (5) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (6) (l)
Name (a)	Grant Date (b)	Approval Date (1)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Keith D. Jackson		2/14/2019	0	1,573,269	3,146,538
	3/4/2019	2/14/2019							109,490			2,400,021
	3/4/2019	2/14/2019				0	164,234	164,234				3,600,009

	3/4/2019	2/14/2019				0	273,723	273,723				1,800,003

Bernard Gutmann		2/14/2019	0	466,519	933,038
	3/4/2019	2/14/2019							34,672			760,010
	3/4/2019	2/14/2019				0	52,008	52,008				1,140,015

	3/4/2019	2/14/2019				0	86,679	86,679				570,002

Simon Keeton	1/7/2019	12/20/2018							17,648			300,016
		2/14/2019	0	292,904	585,808
	3/4/2019	2/14/2019							21,898			480,004

	3/4/2019	2/14/2019				0	32,847	32,847				720,006

	3/4/2019	2/14/2019				0	54,745	54,745				360,004

Paul E. Rolls		2/14/2019	0	398,769	797,538
	3/4/2019	2/14/2019							25,548			560,012
	3/4/2019	2/14/2019				0	38,322	38,322				840,018

	3/4/2019	2/14/2019				0	63,869	63,869				420,003

William A. Schromm		2/14/2019	0	472,731	945,462
	3/4/2019	2/14/2019							44,709			980,021
	3/4/2019	2/14/2019				0	67,063	67,063				1,470,021

	3/4/2019	2/14/2019				0	111,771	111,771				735,006
(1)

Pursuant to the Equity Award Policy, the date of grant is the first Monday (or the next available trading day if that Monday is not a trading day) of the month following the month in which the grant was approved by either the Board or the Compensation Committee. For additional information regarding the Equity Award Policy, see “Other Matters Relating to Executive Compensation — Equity Award Policy” in the CD&A. The short-term cash incentive program for 2019 was established by the Compensation Committee on February 14, 2019. Equity awards were also approved on that date, except for a one-time promotional grant of 17,648 RSUs to Mr. Keeton, effective January 7, 2019, pursuant to the Amended and Restated Plan, which was approved by the Compensation Committee on December 20, 2018.

(2)

Amounts in this column represent the possible payouts under the Company’s short term cash incentive program for 2019, which is described in the CD&A under “Elements of Our Compensation Program — Short-Term Cash Incentive Program.” Possible payouts were calculated as follows: the applicable bonus attainment multiplied by the target bonus percentage set for each officer multiplied by the officer’s eligible earnings in effect for the performance period.

(3)

This column represents PBRSU awards, which are comprised of the Base PBRSUs and Upside PBRSUs, made in 2019. The amounts in the “Threshold” column (f) represent the minimum number of units that would vest, if any, under the award agreements for the 2019 PBRSUs, assuming that certain threshold performance measure(s) are not exceeded. The second award made on the grant date, March 4, 2019, represents the Base PBRSUs and the third award made on the grant date, March 4, 2019, represents the Upside PBRSUs. The amounts in the “Target” column (g) represent the total number of PBRSUs, assuming that all performance goals are achieved and therefore all units would vest. The amounts in the “Maximum” column (h) represent the total number of units granted, assuming that all performance goals are achieved and, therefore, that all underlying PBRSU shares would vest. If the performance measure that is achieved for any PBRSU award equals or is less than the threshold performance level, the entire PBRSU award will be canceled. These awards were made under the Amended and Restated Plan and are described in the CD&A under “Elements of our Compensation Program — Long-Term Incentives” and below under “2019, 2018, and 2017 Awards of Equity — 2019 Awards of PBRSUs.”

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Compensation of Executive Officers

(4)

This column represents RSU awards made to our Named Executive Officers in 2019. These awards are described in footnote (1) above and in the CD&A under “Elements of our Compensation Program — Long-Term Incentives” and below under “2019, 2018, and 2017 Awards of Equity — 2019 Awards of RSUs.”

(5)	There were no option awards made to the Named Executive Officers in 2019.

(6)

This amount represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The grant date fair value for RSUs and PBRSUs is derived using the closing price on the date of grant. The valuation for PBRSUs is based upon a 30% attainment for the Upside PBRSUs and a 100% attainment for the Base PBRSUs, which represent the probable outcomes of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards which were expected to vest as of December 31, 2019.

2019, 2018, and 2017 Awards of Equity

Below is a summary of the 2019, 2018, and 2017 awards of PBRSUs and RSUs as disclosed in the Summary Compensation Table. For additional information regarding equity awards, see the CD&A under “Elements of Our Compensation Program — Long-Term Incentives” in this proxy statement.

2019 Awards of Equity

In February 2019, the Compensation Committee approved annual long-term incentive grants to the Named Executive Officers. The Compensation Committee granted Base PBRSU and RSU awards to each Named Executive Officer, with the value of such awards allocated as follows: 60% Base PBRSUs and 40% RSUs. Additionally, in 2019, the multiplier feature of the PBRSU awards from the previous long-term incentive programs was discontinued and instead key executives received Upside PBRSUs providing for the opportunity to receive additional common stock if certain additional performance metrics are achieved. For more information about the 2019 long-term incentive awards, please refer to the CD&A under the heading “Elements of Our Compensation Program — Long-Term Incentives.”

In 2019, the Compensation Committee granted: Mr. Jackson 164,234 Base PBRSUs, 273,723 Upside PBRSUs, and 109,490 RSUs; Mr. Gutmann 52,008 Base PBRSUs, 86,679 Upside PBRSUs, and 34,672 RSUs; Mr. Keeton 32,847 Base PBRSUs, 54,745 Upside PBRSUs, and 39,546 RSUs, which includes a one-time promotional grant of 17,648 RSUs; Mr. Rolls 38,322 Base PBRSUs, 63,869 Upside PBRSUs, and 25,548 RSUs; and Mr. Schromm 67,073 Base PBRSUs, 111,771 Upside PBRSUs, and 44,709 RSUs.

2019 Awards of Base PBRSUs. Each Base PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the Amended and Restated Plan and the applicable award agreement. The Base PBRSUs have a two-year performance measurement period starting on January 1, 2019 and ending at the close of the 2020 fiscal year. If the threshold level for the performance goal is exceeded, the 2019 Base PBRSUs will vest on or about the filing date for the 2020 Form 10-K, provided that the Named Executive Officer meets certain conditions described below and in the CD&A. If the threshold performance goal is not exceeded, the entire award will be canceled.

The applicable performance measures for the 2019 Base PBRSUs are as follows and include straight-line interpolation between threshold and target Adjusted EBITDA:

Measurement Period	Performance Goal: Adjusted EBITDA
PBRSU Performance Period	Threshold – $2,500 million

Target – $3,100 million

For more information about the 2019 Base PBRSU awards, please refer to the CD&A under the heading “Elements of Our Compensation Program — Long-Term Incentives.”

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Except as described below, if the grantee terminates employment with us for any reason, any unvested 2019 Base PBRSUs will be canceled and forfeited. Pursuant to the 2019 Base PBRSU award agreements, if a Change in Control (as such term is defined in the Amended and Restated Plan) occurs prior to the end of the PBRSU Performance Period, the units that could vest would be based on the Company’s progress toward attainment of the performance goals as of the closing of the transaction or event resulting in the Change in Control. If the Company thereafter terminates the employee without cause or the employee resigns for good reason, a number of units will vest as of the date of the employee’s termination of employment in an amount determined by multiplying the number of units that could vest (as described above) by a fraction, the numerator of which is the number of days the employee was employed during the PBRSU Performance Period and the denominator of which is the total number of days in the PBRSU Performance Period. If a Change in Control occurs after the end of the PBRSU Performance Period, but before the vesting date, and, thereafter, the Company terminates the employee without cause or the employee resigns for good reason, the units earned but not vested at that time will immediately vest.

The Company has filed a form of award agreement for the 2019 Base PBRSUs as an exhibit to its filings under the Exchange Act.

2019 Awards of Upside PBRSUs. Each Upside PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the Amended and Restated Plan and the applicable award agreement. As with the Base PBRSUs, the Upside PBRSUs have a two-year performance measurement period starting on January 1, 2019 and ending at the close of the 2020 fiscal year. If the threshold level for the applicable performance goal is exceeded, the 2019 Upside PBRSUs earned for that goal will vest on or about the filing date for the 2020 Form 10-K, provided that the Named Executive Officer meets certain conditions described below and in the CD&A. If the threshold performance goal is not exceeded, the entire award will be canceled.

The Upside PBRSUs provide for a payout depending on the achievement of two separate performance metrics: revenue and Relative TSR, as described below, and include straight-line interpolation between threshold and target for each metric:

Performance Goals	0% Payout (Threshold)	100% Payout (Target)

Revenue (Weighted 50%)	$12,300 million	$13,200 million

Relative TSR (Weighted 50%)	50th Percentile	75th Percentile

For more information about the 2019 Upside PBRSU awards, please refer to the CD&A under the heading “Elements of Our Compensation Program — Long-Term Incentives.”

Except as described below, if the grantee terminates employment with us for any reason, any unvested 2019 Upside PBRSUs will be canceled and forfeited. Pursuant to the 2019 Upside PBRSU award agreements, if a Change in Control (as such term is defined in the Amended and Restated Plan) occurs prior to the end of the PBRSU Performance Period, the units that could vest would be based on the Company’s progress toward attainment of the performance goals as of the closing of the transaction or event resulting in the Change in Control. If the Company thereafter terminates the employee without cause or the employee resigns for good reason, a number of units will vest as of the date of the employee’s termination of employment in an amount determined by multiplying the number of units that could vest (as described above) by a fraction, the numerator of which is the number of days the employee was employed during the PBRSU Performance Period and the denominator of which is the total number of days in the PBRSU Performance Period. If a Change in Control occurs after the end of the PBRSU Performance Period, but before the vesting date, and, thereafter, the Company terminates the employee without cause or the employee resigns for good reason, the units earned but not vested at that time will immediately vest.

The Company has filed a form of award agreement for the 2019 Upside PBRSUs as an exhibit to its filings under the Exchange Act.

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Compensation of Executive Officers

2019 Awards of RSUs. Each RSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement. The 2019 awards of RSUs vest annually in equal amounts over a three-year period on each anniversary of the grant date through March 4, 2022. Compensation Committee approval is not required for vesting. However, subject to certain exceptions, if a NEO terminates his or her employment or otherwise ceases to perform services for us for any reason, including upon a termination for Cause, as such term is defined in the NEO’s employment agreement, any units that are not vested will be canceled and forfeited as of the date of termination of employment or service. If a NEO’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the NEO’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested RSUs will vest. In addition, any unvested RSUs awarded to a Named Executive Officer who meets certain age and service requirements as of the grant date and retires after the six month anniversary of the grant date set forth in the award agreement will, upon such Named Executive Officer’s retirement, continue to vest in accordance with the schedule set forth in the award agreement until such RSUs become fully vested. If a Change in Control follows the date on which a grantee retires, any unvested RSUs will immediately vest as of the date of the Change in Control.

The Company has filed a form of award agreement for its RSUs as an exhibit to its reports filed under the Exchange Act.

2018 Awards of Equity

In February 2018, the Compensation Committee approved annual long-term incentive grants to the Named Executive Officers. As in 2017, the Compensation Committee granted awards to each Named Executive Officer consisting of one-half PBRSUs and one-half RSUs. Subject to the Multiplier described below, the Compensation Committee granted: Mr. Jackson 122,650 PBRSUs and 122,650 RSUs; Mr. Gutmann 38,839 PBRSUs and 38,839 RSUs; Mr. Rolls 28,619 PBRSUs and 28,619 RSUs; and Mr. Schromm 44,972 PBRSUs and 44,972 RSUs. Mr. Keeton was not a Named Executive Officer in 2018.

2018 Awards of PBRSUs. Each PBRSU awarded in 2018 represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the Amended and Restated Plan and the applicable award agreement. The 2018 PBRSUs are designed to vest in two equal amounts (tranches), subject to exceeding the threshold level for the performance goal. Vesting of one-half of the PBRSUs (“Tranche 1”) was based upon achievement of the performance goal during the 18-month period starting on January 1, 2018 and ending at the close of the second financial quarter of 2019 (the “2018 PBRSU Performance Period”). The Tranche 1 vesting amount was equal to one-half of the total PBRSUs for the grantee multiplied by the attainment percentage. If the performance measure for the 2018 PBRSUs is achieved above the threshold level, the remaining PBRSUs (“Tranche 2”) (in an amount equal to the units that actually vested in Tranche 1) would then vest based solely on the passage of time on the third anniversary of the grant date if the officer remains employed on that date, subject to certain change in control provisions described below. If the threshold performance goal is not exceeded, the entire award would be canceled.

The applicable performance measures for the 2018 PBRSUs were as follows and included straight-line interpolation between threshold and target Adjusted EBITDA:

Measurement Period	Performance Goal: Adjusted EBITDA
2018 PBRSU Performance Period	Threshold – $1,600 million

Target – $2,000 million

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As in prior years, the 2018 PBRSU awards included a Multiplier for certain key individuals, including the Named Executive Officers. Under the Multiplier for the 2018 PBRSU awards, if the target performance goal for Adjusted EBITDA is achieved or exceeded for the PBRSUs, the Multiplier opens and achievement of the Multiplier goals as follows would determine the payout:

Performance Goals	0% Payout	100% Payout

Market Share (Weighted 50%)	7.215%	7.530%

Free Cash Flow (Weighted 50%)	$975 million	$1,250 million

At 100% achievement, the Multiplier allowed participants to earn additional Multiplier Shares in an amount equal to 100% of the Base Grant Shares. Thus, the participant’s total award opportunity for the 2018 PBRSUs was two times the PBRSU base grant amount.

Officer	PBRSU Base Grant Shares Eligible for Vesting	Shares Eligible for Vesting Per Multiplier Component	Total Shares Eligible for Vesting
Keith D. Jackson	122,650	122,650	245,300
Bernard Gutmann	38,839	38,839	77,678
Paul E. Rolls	28,619	28,619	57,238
William A. Schromm	44,972	44,972	89,944

Adjusted EBITDA for the 2018 PBRSU Performance Period was $2,021.8 million, resulting in an attainment level of 100% and the opening of the Multiplier. The market share component of the Multiplier (weighted 50%) was achieved at 7.58% (100% attainment), and the free cash flow component of the Multiplier (weighted 50%) was achieved at $809.7 million (0% attainment), resulting in an overall attainment level of 50% for the Multiplier and the vesting of the following amounts (including Base Grant Shares and Multiplier Shares) for Tranche 1 of the 2018 PBRSUs: Mr. Jackson: 91,987; Mr. Gutmann: 29,130; Mr. Rolls: 21,465; and Mr. Schromm: 33,729. An equal amount will vest on the third anniversary of the grant date if the executive remains employed on that date, subject to certain change in control provisions described below.

For purposes of calculating Adjusted EBITDA for the 2018 PBRSU awards, non-GAAP net income excluded the following items: restructuring, asset impairments and other, net; goodwill and intangible asset impairment; interest expense and interest income; income tax provision; acquisition and divestiture related costs; gains or losses (expenses or income) on business dispositions (including divestiture, licensing, or similar arrangements); net income attributable to non-controlling interests; depreciation and amortization; actuarial gains or losses on pension plans and other pension benefits; gain or loss on debt repurchase, debt exchange, early extinguishment of debt, etc.; expensing of inventory fair market value step up; and unusual/non-recurring material items.

Except as described below, if the grantee terminates employment with us for any reason, any unvested 2018 PBRSUs will be canceled and forfeited. Pursuant to the 2018 PBRSU award agreements, if a Change in Control (as such term is defined in the Amended and Restated Plan) occurs prior to the end of the 2018 PBRSU Performance Period, the units that could vest would be based on the Company’s progress toward attainment of the performance goals as of the closing of the transaction or event resulting in the Change in Control. If the Company thereafter terminates the employee without cause or the employee resigns for good reason, a number of units will vest in an amount determined by multiplying the number of units that could vest (as described above) by a fraction, the numerator of which is the number of days the employee was employed during the 2018 PBRSU Performance Period and the denominator of which is the total number of days in the 2018 PBRSU Performance Period. If a Change in Control occurs after the end of the 2018 PBRSU Performance Period, but before the vesting date, and, thereafter, the Company terminates the employee without cause or the employee resigns for good reason, the units earned but not vested at that time will immediately vest.

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Compensation of Executive Officers

The Company has filed a form of award agreement for the 2018 PBRSUs as an exhibit to its filings under the Exchange Act.

2018 Awards of RSUs. Each RSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement.

The 2018 awards of RSUs vest annually in equal amounts over a three-year period on each anniversary of the grant date through March 5, 2021. Compensation Committee approval is not required for vesting. However, subject to certain exceptions, if a NEO terminates his or her employment or otherwise ceases to perform services for us for any reason, including upon a termination for Cause, as such term is defined in the NEO’s employment agreement, any units that are not vested will be canceled and forfeited as of the date of termination of employment or service.

If a NEO’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the NEO’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested RSUs will vest.

The Company has filed a form of award agreement for its RSUs as an exhibit to its reports filed under the Exchange Act.

2017 Awards of Equity

In February 2017, the Compensation Committee approved annual long-term incentive grants to the Named Executive Officers. The Compensation Committee granted awards to each Named Executive Officer consisting of one-half PBRSUs and one-half RSUs. Subject to the Multiplier described below, the Compensation Committee granted: Mr. Jackson 163,827 PBRSUs and 163,827 RSUs; Mr. Gutmann 58,978 PBRSUs and 58,978 RSUs; Mr. Rolls 39,319 PBRSUs and 39,319 RSUs; and Mr. Schromm 58,978 PBRSUs and 58,978 RSUs. Mr. Keeton was not a Named Executive Officer in 2017.

2017 Awards of PBRSUs. Each PBRSU represented the right to receive one share of the Company’s common stock, subject to the terms and conditions of the Amended and Restated Plan and the applicable award agreement. The 2017 PBRSUs were designed to vest in two equal amounts (tranches), subject to exceeding the threshold level for the performance goal. Vesting of one-half of the PBRSUs under Tranche 1 was based upon achievement of the performance goal during the 18-month period starting on January 1, 2017 and ending at the close of the second financial quarter of 2018 (the “2017 PBRSU Performance Period”). The Tranche 1 vesting amount was to equal one-half of the total PBRSUs for the grantee multiplied by the attainment percentage. If the performance measure for the 2017 PBRSUs was achieved above the threshold level, the remaining Tranche 2 PBRSUs (in an amount equal to the units that actually vested in Tranche 1) would then vest based solely on the passage of time on the third anniversary of the grant date if the officer remains employed on that date, subject to certain change in control provisions described below. If the threshold performance goal was not exceeded, the entire award would be canceled.

The applicable performance measures for the 2017 PBRSUs were as follows and included straight-line interpolation between threshold and target Adjusted EBITDA:

Measurement Period	Performance Goal: Adjusted EBITDA
2017 PBRSU Performance Period	Threshold – $1,220 million

Target – $1,525 million

As in prior years, the 2017 PBRSU awards included a Multiplier for certain key individuals, including the Named Executive Officers. Once the target performance goal for Adjusted EBITDA was achieved or

74     ON Semiconductor Corporation 2020 Proxy Statement

Compensation of Executive Officers

exceeded for the PBRSUs, the Multiplier opened and achievement of the Multiplier goals as follows determined the payout:

Performance Goals	0% Payout	100% Payout

Market Share (Weighted 50%)	7.024%	7.340%

Free Cash Flow (Weighted 50%)	$550 million	$650 million

At 100% achievement, the Multiplier allowed participants to earn additional Multiplier Shares in an amount equal to 100% of the Base Grant Shares. Thus, the participant’s total award opportunity was two times the PBRSU base grant amount.

Officer	PBRSU Base Grant Shares Eligible for Vesting	Shares Eligible for Vesting Per Multiplier Component	Total Shares Eligible for Vesting
Keith D. Jackson	163,827	163,827	327,654
Bernard Gutmann	58,978	58,978	117,956
Paul E. Rolls	39,319	39,319	78,638
William A. Schromm	58,978	58,978	117,956

Adjusted EBITDA for the 2017 PBRSU Performance Period was $1,795 million, resulting in an attainment level of 100% and the opening of the Multiplier. The market share component of the Multiplier (weighted 50%) was achieved at 7.58%, and the free cash flow component of the Multiplier (weighted 50%) was achieved at $950.7 million, resulting in an attainment level of 100% and the vesting of the following amounts (including Base Grant Shares and Multiplier Shares) for the first tranche of the 2017 PBRSUs: Mr. Jackson: 163,828; Mr. Gutmann: 58,978; Mr. Schromm: 58,978; and Mr. Rolls: 39,320. An equal amount vested on the third anniversary of the grant date for each of the Named Executive Officers listed above.

For purposes of calculating Adjusted EBITDA for the 2017 PBRSU awards, non-GAAP net income excluded the following items: impact for the conversion of accounting from sell-through to sell-in, as measured in the quarter that the conversion occurs; restructuring, asset impairments and other, net; goodwill and intangible asset impairment; interest expense and interest income; income tax provision; acquisition related costs; net income attributable to non-controlling interests; depreciation and amortization; actuarial gains or losses on pension plans and other pension benefits; gain or loss on acquisitions and divestitures; gain or loss on debt repurchase, debt exchange, early extinguishment of debt, etc.; expensing of inventory fair market value step up; and unusual/non-recurring material items. However, in the 2017 program, an adjustment for unusual or non-recurring material items could only be made to reduce rather than increase an award that is intended to qualify for the performance-based compensation exception of Section 162(m) of the Code. Subject to certain limitations, the Compensation Committee had the authority to determine that an alternate method to determine Adjusted EBITDA would be more appropriate to achieve the objectives of the award.

Except as described below, if the grantee had terminated employment with us for any reason, any unvested 2017 PBRSUs would have been canceled and forfeited. Pursuant to the 2017 PBRSU award agreements, if a Change in Control (as such term is defined in the Amended and Restated Plan) would have occurred prior to the end of the 2017 PBRSU Performance Period, the units eligible for vesting would have been based on the Company’s progress toward attainment of the performance goals as of the closing of the transaction or event resulting in the Change in Control. If the Company thereafter would have terminated the employee during the 2017 PBRSU Performance Period without cause, or if the employee had resigned during the 2017 PBRSU Performance Period for good reason, a number of units would have vested in an amount determined by multiplying the number of units that could have vested (as described above) by a fraction, the numerator of which is the number of days the employee was employed during the 2017 PBRSU Performance Period and

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Compensation of Executive Officers

the denominator of which is the total number of days in the 2017 PBRSU Performance Period. If a Change in Control occurred after the end of the 2017 PBRSU Performance Period, but prior to the vesting date, and, thereafter, the Company terminates the employee without cause or the employee resigns for good reason, the units earned but not vested at that time would have vested.

The Company has filed a form of award agreement for the 2017 PBRSUs as an exhibit to its filings under the Exchange Act.

2017 Awards of RSUs. Each RSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement.

The 2017 awards of RSUs vested annually in equal amounts over a three-year period on each anniversary of the grant date through March 6, 2020. Compensation Committee approval was not required for vesting. However, subject to certain exceptions, if a NEO had terminated his or her employment or otherwise ceased to perform services for us for any reason, including upon a termination for Cause, as such term is defined in the NEO’s employment agreement, any units that were not vested would have been canceled and forfeited as of the date of termination of employment or service. If a NEO’s employment had been terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the NEO’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested RSUs would have immediately vested.

The Company has filed a form of award agreement for its RSUs as an exhibit to its reports filed under the Exchange Act.

Other Material Factors — Summary Compensation Table and Grants of Plan-Based Awards in 2019 Table

For additional information regarding the material terms of each Named Executive Officer’s employment agreement, see “Employment, Severance, and Change in Control Agreements and Arrangements” in this proxy statement. For additional information regarding other material factors related to the Summary Compensation Table and Grants of Plan-Based Awards in 2019 Table, including, but not limited to, an explanation of the amount of salary and bonus in proportion to total compensation, see the CD&A under “Elements of Our Compensation Program — Base Salary” and “Elements of Our Compensation Program — Short-Term Cash Incentive Program” in this proxy statement.

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Outstanding Equity Awards at Fiscal Year-End 2019

		Options					Stock Awards

Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned- Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (1) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2) (j)

Keith D. Jackson	03/06/2017						54,609	1,331,367
	03/06/2017						163,826	3,994,078
	03/05/2018						81,766	1,993,455
	03/05/2018						91,987	2,242,655
	03/04/2019						109,490	2,669,366
	03/04/2019								164,234	4,004,025
	03/04/2019								0	0
	03/04/2019								136,862	3,336,683

Bernard Gutmann	03/06/2017						19,659	479,286
	03/06/2017						58,978	1,437,884
	03/05/2018						25,892	631,247
	03/05/2018						29,129	710,153
	03/04/2019						34,672	845,303
	03/04/2019								52,008	1,267,955
	03/04/2019								0	0
	03/04/2019								43,340	1,056,617

Simon Keeton	03/06/2017						2,730	66,557
	03/06/2017						8,192	199,721
	03/05/2018						10,902	265,791
	03/05/2018						12,266	299,033
	01/07/2019						17,648	430,258
	03/04/2019						21,898	533,873
	03/04/2019								32,847	800,810
	03/04/2019								0	0
	03/04/2019								27,373	667,342
Paul E. Rolls	03/06/2017						13,106	319,524
	03/06/2017						39,318	958,573
	03/05/2018						19,079	465,146
	03/05/2018						21,464	523,280
	03/04/2019						25,548	622,860
	03/04/2019								38,322	934,290
	03/04/2019								0	0
	03/04/2019								31,935	778,563

William A. Schromm	03/06/2017						19,659	479,286
	03/06/2017						58,978	1,437,884
	03/05/2018						29,981	730,937
	03/05/2018						33,729	822,313
	03/04/2019						44,709	1,090,005
	03/04/2019								67,063	1,634,996
	03/04/2019								0	0
	03/04/2019								55,886	1,362,488
(1)

Includes a one-time promotional grant of 17,648 RSUs to Mr. Keeton, effective January 7, 2019, pursuant to the Amended and Restated Plan. Except as described below, this column represents outstanding awards of RSUs. The awards vest pro rata over a three-year period on each anniversary of the date of grant, subject to the terms and conditions of the Amended and Restated Plan and the relevant award agreement. We describe the 2017 RSUs in more detail above under the heading “2019, 2018, and 2017 Awards of Equity — 2017 Awards of RSUs.” We describe the 2018 RSUs in more detail above under the heading “2019, 2018, and 2017 Awards of Equity — 2018 Awards of RSUs.” We describe the 2019 RSUs in more detail above under the heading “2019,

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2018, and 2017 Awards of Equity — 2019 Awards of RSUs” and in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives.” The amounts in this column for the second-listed award granted on March 6, 2017 and the second-listed award granted on March 5, 2018 for each Named Executive Officer represent PBRSUs for which the performance condition has been satisfied, and the remaining amount, as of December 31, 2019, was to vest based solely on the passage of time. We describe these PBRSUs, including the vesting of the PBRSUs, above under “2019, 2018, and 2017 Awards of Equity — 2017 Awards of Equity — 2017 Awards of PBRSUs” and “2018 Awards of Equity — 2018 Awards of PBRSUs.”

(2)

The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2019 ($24.38 per share as of December 31, 2019) by the number of RSUs or PBRSUs listed for the specified Named Executive Officer. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2019.

(3)

This column represents outstanding PBRSU awards that remain subject to a performance condition (including the Upside PBRSUs). With respect to the Base PBRSUs, this column includes the full number of Base PBRSUs that would vest, assuming that all performance goals are achieved. With respect to the Upside PBRSUs, this column represents the number of Upside PBRSUs that were expected to vest for each of the Named Executive Officers for each of the two components of such award at the end of the previous fiscal year. As of December 31, 2019, the expected attainment for the revenue and Relative TSR components of the Upside PBRSUs were 0% and 100%, respectively. The number of threshold, target, and maximum shares are also described in columns (f), (g), and (h) of the Grants of Plan-Based Awards in 2019 table above in this proxy statement. These awards are subject to the terms and conditions of the Amended and Restated Plan and the relevant grant agreement. We describe these PBRSUs, including the vesting of the PBRSUs, above under “2019, 2018, and 2017 Awards of Equity” and, as to the 2019 awards, in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives.” The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards which were expected to vest as of December 31, 2019. For the amount of awards expected to vest as of a recent date, see footnote (1) to the Summary Compensation Table above in this proxy statement. The estimated number of units that are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the preparation of the Company’s quarterly and annual financial statements.

2019 Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (1) (b)	Value Realized on Exercise ($) (2) (c)	Number of Shares Acquired on Vesting (#) (3) (d)	Value Realized on Vesting ($) (4) (e)
Keith D. Jackson	0	0	527,842	10,963,429
Bernard Gutmann	43,266	548,114	165,325	3,432,989
Simon Keeton	0	0	35,056	690,850
Paul E. Rolls	0	0	129,201	2,686,942

William A. Schromm	0	0	194,165	4,033,184
(1)	This column represents the number of shares underlying options that were exercised by the Named Executive Officer in 2019.

(2)

If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale multiplied by the number of shares for which the option was exercised. If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of one share of our common stock on such date of exercise multiplied by the number of shares for which the option was exercised.

(3)	This column represents the total number of shares underlying RSUs that vested in 2019, including PBRSUs.

(4)

The value realized equals the number of shares of stock vested multiplied by the market value of one share of our common stock on the date of vesting or, if the vesting date is not a trading date, the immediately preceding trading date.

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Employment, Severance, and Change in Control Agreements and Arrangements

We currently have employment agreements with each of our Named Executive Officers. Each of the employment agreements originally entitled the officer to a base salary and to a target percentage of base salary for purposes of our cash incentive plan, subject to Board review from time to time or additional Board action. The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change in Control.” Unless otherwise specified in the description of the particular employment agreement, “Change in Control” has the meaning given in the Amended and Restated Plan. Generally, the Amended and Restated Plan defines “Change in Control” to mean the occurrence of any of the following events:

(i)

any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of assets of the Company that has a gross fair market value of 85% or more of the total gross fair market value of all of the assets of the Company immediately prior to the transaction (or the first transaction in a series of related transactions) to any Person (as defined in Sections 13(d) and 14(d) of the Exchange Act) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof;

(ii)	the consummation of any plan or proposal for the liquidation or dissolution of the Company;

(iii)

any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of the Company and such Person or Group has the power and authority to vote such shares;

(iv)

the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved;

(v)

any Person or Group shall have acquired shares of Voting Stock of the Company such that such Person or Group has the power and authority to elect a majority of the members of the Board of Directors of the Company; or

(vi)

the consummation of a merger or consolidation of the Company with another entity in which holders of the common stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

The employment agreement that we entered into with each of our Named Executive Officers is filed as an exhibit to our filings under the Exchange Act.

Mr. Jackson

We entered into an employment agreement with Keith D. Jackson, our President and Chief Executive Officer, effective November 19, 2002, and amended from time to time, most recently on June 1, 2017. The employment agreement for Mr. Jackson is automatically renewed each year for successive one-year periods unless either party provides notice of non-renewal in accordance with the employment agreement. The employment agreement, subject to Compensation Committee action and review from time to time, entitles Mr. Jackson to a base salary and sets a target percentage of base salary for purposes of our cash incentive plans. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.

The employment agreement requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

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•

the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;

•	willful misconduct or gross negligence which is materially injurious to us; or

•	the commission of a felony or other serious crime involving moral turpitude.

“Good Reason” means:

•	a material breach of the employment agreement by us; or

•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;

in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause. Generally, payments under the employment agreement upon termination of employment are subject to certain provisions intended to comply with the restrictions and limitations of Section 409A of the Code.

Under his employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued and unused vacation and base salary through the date of termination and additional payments of base salary at the rate in effect as of the termination date for a period of two years. We will pay the additional base salary in installments in accordance with our normal payroll practices, beginning with the first payroll period immediately following the date on which the general release and waiver described below becomes irrevocable. The amount of payments under clause (iii) during the six-month period following the date of termination shall not exceed the separation pay exception limitation amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and any amount that is payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a single lump sum on the first day of the seventh month after the date of Mr. Jackson’s separation from service or, if earlier, the date of his death following such separation from service (the “Delayed Payment Date”). If the Company determines in good faith that the separation pay exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) does not apply as of the date of termination, the amount set forth above shall be paid: (i) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the Delayed Payment Date; and (ii) thereafter in installments in accordance with our normal payroll practices in effect from time to time. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us and the waiver must not have been revoked within a specified period for revocation. In addition, Mr. Jackson must comply with the non-solicitation, confidentiality, non-compete, non-disclosure, and non-disparagement covenants in the employment agreement. The non-solicitation and non-compete covenants are effective for a period of two years following Mr. Jackson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.

In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued but unused vacation, accrued but unpaid base salary, any bonus earned with respect to the performance cycle ending immediately prior to the date of termination, and an amount equal to the bonus he earned in the year immediately preceding the date of termination times the percentage of the fiscal year in which the date of termination occurs that has passed prior to his termination. Amounts for such bonus payments are to be paid as soon as reasonably practicable after the close of the accounting books and records of the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, subject to certain limitations.

If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within 24 months following a “Change in Control,” as defined in the Amended and Restated Plan, in addition to the other

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benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of two years after the date of termination or the remainder of Mr. Jackson’s employment period (assuming no automatic extension) at the same cost and coverage level as in effect prior to the termination, subject to broad-based changes in cost or coverage level that apply to other employees. In addition, Mr. Jackson would be entitled to an additional amount equal to two times his total annual target bonus under our bonus program in effect as of the date of termination, or if bonuses are paid semi-annually, four times his target bonus for the performance cycle in which the date of termination occurs, payable as soon as reasonably practicable after the close of the accounting books and records of the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, subject to certain limitations. The employment agreement also contains provisions designed to ensure that we and Mr. Jackson comply with the excise tax provisions of Sections 280G and 4999 of the Code, including that we will be responsible for retaining and paying a law firm, certified public accounting firm, or executive compensation consultant to make any necessary calculations and determinations relating to such compliance.

If Mr. Jackson’s employment is terminated by the Company for Cause or voluntarily by the executive other than for Good Reason, the Company will pay Mr. Jackson or his estate accrued but unused vacation and base salary through the date of termination.

Other Named Executive Officers

We entered into an employment agreement with Bernard Gutmann, our Executive Vice President, Chief Financial Officer, and Treasurer, dated as of September 26, 2012, as amended from time to time, most recently on June 1, 2017. We entered into an employment agreement with Mr. Keeton, our Executive Vice President and General Manager, Power Solutions Group, dated January 1, 2019. We entered into an employment agreement with Paul Rolls, our Executive Vice President, Sales & Marketing, effective July 14, 2013, and amended on June 1, 2017. We entered into an employment agreement with William A. Schromm, our Executive Vice President and Chief Operating Officer, dated as of August 25, 2014, as amended on June 1, 2017. The following describes each such agreement. The agreement does not have a specified termination date and, subject to Compensation Committee action and review from time to time, entitles the officer to a base salary and sets an initial target percentage of base salary for purposes of our cash incentive plan. In addition, the employment agreement entitles the officer to a monthly car allowance of $1,200 and the reimbursement of up to $10,000 of financial planning expenses annually.

The employment agreement also requires us to make specified payments to the officer if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by the officer of the employment agreement;

•	the failure by the officer to reasonably and substantially perform his duties under the employment agreement (other than as a result of physical or mental illness or injury);

•	the officer’s willful misconduct or gross negligence which is materially injurious to us; or

•	the commission by the officer of a felony or other serious crime involving moral turpitude.

In the case of the first two events above, we must provide notice to the officer indicating in reasonable detail the events or circumstances that we believe constitute Cause and, if such breach or failure is reasonably susceptible to cure, provide the officer with a reasonable period of time (not to exceed 30 days) to cure such breach or failure.

“Good Reason” means:

•	a material breach of the employment agreement by us;

•

without the officer’s written consent, reducing his salary, as in effect immediately prior to such reduction, while at the same time not proportionately reducing the salaries of the other comparable officers of the Company; or

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•

without the officer’s written consent, a material and continued diminution of his duties and responsibilities hereunder, unless he is provided with comparable duties and responsibilities in a comparable position (i.e., a position of equal or greater duties and responsibilities).

In the case of any of the events above, the officer must notify us within 30 days after the event or events which he believes constitute Good Reason and describe in such notice in reasonable detail such event or events and provide us a 30-day period after delivery of such notice to cure such breach or diminution.

If we terminate the officer’s employment without “Cause,” or if he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through the officer’s date of termination (to the extent not previously paid); (iii) continued payments of base salary for 12 months after the date of termination; (iv) any earned but unpaid bonus for the immediately preceding performance cycle; and (v) a pro-rata portion of the bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount described in clause (iii) above is to be paid in accordance with our normal payroll practices beginning with the first payroll period immediately following the date on which the general release and waiver described below becomes irrevocable. The amount of payments under clause (iii) during the six-month period following the date of termination shall not exceed the severance pay exception limitation amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and any amount that is payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a single lump sum on the sixth month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) does not apply as of the date of termination, the amount set forth in clause (iii) shall be paid: (a) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the sixth month anniversary of the date of termination; and (b) thereafter in installments in accordance with our normal payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, subject to certain restrictions set forth in the employment agreement. We must also pay the officer’s health plan continuation premiums for up to one year following termination, and he would be entitled to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, the officer must execute (and not revoke) a general release and waiver, waiving all claims he may have against us. The employment agreement also requires the executive to comply with the non-solicitation, confidentiality, non-compete, non-disclosure, and non-disparagement covenants in his employment agreement, subject to certain exceptions regarding communication with governmental agencies. The non-solicitation and non-compete covenants are effective for a period of one year following the officer’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If the officer’s employment is terminated without “Cause” or for “Good Reason” within 24 months after a “Change in Control,” as defined in the Amended and Restated Plan, in addition to the other benefits provided in his employment agreement, and notwithstanding any provision in the applicable award agreement, any outstanding but unvested stock options and any RSUs where the award vests based solely on the passage of time that were granted either on or before the date he signed his employment agreement or in connection with his promotion to a specified office will vest and all options (vested and unvested) will remain exercisable until the first to occur of: (i) one year after the date of termination; and (ii) either the 10th anniversary or seventh anniversary of the grant date of the options depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date, subject to certain restrictions under Section 409A of the Code. In addition, the officer would be entitled to an additional amount equal to his total annual target bonus under our bonus program in effect as of the date of termination, or if bonuses are paid semi-annually, two times his target bonus for the performance cycle in which the date of termination occurs. Such amount shall be paid as soon as reasonably practicable after the close of the accounting books and records of the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, subject to certain limitations. The employment agreement also contains provisions designed to ensure that we and the officer comply with the excise tax provisions of Sections 280G and 4999 of the Code,

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including that we will be responsible for retaining and paying a law firm, certified public accounting firm, or executive compensation consultant to make any necessary calculations and determinations relating to such compliance.

If the officer’s employment is terminated by the Company for Cause, voluntarily by the executive other than for Good Reason, or as a result of his death or disability, the Company will pay the officer or his estate accrued but unused vacation and unpaid base salary through the date of termination.

Potential Payments Upon Termination of Employment or Change in Control

In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer should be read together with the description of that officer’s employment agreement above and the description below. For information concerning the material conditions applicable to the receipt of certain payments or benefits, including waivers and non-compete, non-solicitation, non-disparagement, and confidentiality agreements, see the description of each such employment agreement in “Employment, Severance, and Change in Control Agreements and Arrangements” above. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event (e.g., termination, resignation, Change in Control, death, or disability) took place on December 31, 2019, with base salaries in effect at the end of the 2019 fiscal year being used for purposes of any severance payout calculation.

Off-setting Employment. For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.

Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $24.38 per share of our common stock on Nasdaq on December 31, 2019.

Cash Payment upon a Change in Control. No cash payment will be made solely because of a Change in Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change in Control” would be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change in Control.

Equity Acceleration upon a Change in Control. Under the Amended and Restated Plan, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting and the lapse of restrictions on all outstanding options or other awards upon a Change in Control (as defined in the Amended and Restated Plan). Under the employment agreement for each NEO other than Mr. Jackson, certain awards granted at or prior to the time of original entry into the employment agreement will vest if the NEO’s employment is terminated without Cause or the NEO resigns for Good Reason within 24 months following a Change in Control. Generally, under the applicable award agreements, outstanding options, RSUs, and the earned portion of any PBRSUs (including any earned Base Grant Shares, Multiplier Shares, or Upside PBRSUs) vest automatically, subject to certain conditions, if the Company terminates the officer’s employment with the Company without Cause, including a deemed termination for Good Reason (as these terms are defined in the applicable award agreement), in connection with or following a Change in Control. See “2019, 2018, and 2017 Awards of Equity” above in this proxy statement for a more detailed description of the vesting of outstanding awards of RSUs and PBRSUs upon termination following a Change in Control.

Medical and Other Benefits. The tables below do not include certain medical, disability, or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’

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employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Gutmann, Keeton, Rolls, and Schromm are generally entitled to Company-paid continuation of group health plan benefits under COBRA regulations for a period of up to one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change in Control). Mr. Jackson is entitled to the continuation of medical benefits for a period of up to two years upon a termination without Cause or resignation for Good Reason within 24 months following a Change in Control. As of December 31, 2019, the monthly cost of such benefits for such officers ranged between approximately $956 to $1,359 depending on the medical, dental, and vision elections and dependent enrollment. Finally, the tables do not include amounts (see footnote (5) to the Summary Compensation Table) payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $500,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer. Messrs. Gutmann, Keeton, Rolls, and Schromm are also entitled to outplacement services following a termination without Cause or resignation for Good Reason in an amount not to exceed $5,000.

Retirement. A normal retirement is treated as a resignation other than for Good Reason in the tables. Upon retirement, Named Executive Officers would receive earned but unpaid salary and accrued but unused vacation time.

Cash Incentive Program. We describe our cash incentive program in the CD&A under “Elements of Our Compensation Program — Short-Term Cash Incentive Program.”

The following table describes the potential payments upon termination or a Change in Control for Keith D. Jackson, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change in Control ($)		Change in Control ($)	Death or Disability ($)		Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:

Base Salary	2,130,000	(1)	2,130,000	(1)	0	0		0	0

Cash Incentive	0		3,146,538	(2)	0	0	(3)	0	0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	0		22,908,313	(4)	(5)	0		0	0

Total:	2,130,000		28,184,851		(5)	0		0	0
(1)

Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2019 was $1,065,000.

(2)

Mr. Jackson’s cash payment following a termination without Cause or a resignation for Good Reason within 24 months following a Change in Control is equal to two times his target bonus under the 2019 cash incentive program. Such target bonus for 2019 was $1,573,269.

(3)

In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate would be entitled to any bonus earned with respect to the prior performance cycle ending immediately prior to the date of termination and an amount equal to the bonus he earned in the year immediately preceding the date of termination times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. Jackson’s death or disability was as of December 31, 2019. Mr. Jackson’s cash incentive bonus earned in 2019 was $0.

(4)

Because our Board of Directors has discretion to accelerate outstanding awards of equity under our Amended and Restated Plan notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted, for purposes of this disclosure, we have assumed that the Board has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under

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“Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2019 and the exercise price, if any, of unvested options, RSUs, or PBRSUs (including any Base PBRSUs, Upside PBRSUs, and Multiplier Shares) for which vesting might be accelerated.

(5)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (4).

The following table describes the potential payments upon termination or a Change in Control for Bernard Gutmann, our Executive Vice President, Chief Financial Officer, and Treasurer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change in Control ($)		Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:

Base Salary	558,000	(1)	558,000	(1)	0	0	0	0

Cash Incentive	0	(2)	466,519	(3)	0	0	0	0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	0		7,485,062	(4)	(5)	0	0	0

Total:	558,000		8,509,581		(5)	0	0	0
(1)

Mr. Gutmann’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Gutmann’s base salary at the end of fiscal 2019 was $558,000.

(2)

Mr. Gutmann is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Gutmann’s date of termination was December 31, 2019 and that his cash incentive bonus for 2019 under the 2019 cash incentive program was earned but unpaid at that time. Mr. Gutmann’s cash incentive bonus for 2019 was $0.

(3)

In addition to other benefits provided in his employment agreement, Mr. Gutmann is entitled to a cash payment following a termination without Cause or a resignation for Good Reason within 24 months following a Change in Control equal to his total annual target bonus under the 2019 cash incentive program. Such target bonus for 2019 was $466,519.

(4)

Because our Board of Directors has discretion to accelerate outstanding awards of equity under our Amended and Restated Plan notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted, for purposes of this disclosure, we have assumed that the Board has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2019 and the exercise price, if any, of unvested options, RSUs, or PBRSUs (including any Base PBRSUs, Upside PBRSUs, and Multiplier Shares) for which vesting might be accelerated.

(5)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (4).

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The following table describes the potential payments upon termination or a Change in Control for Simon Keeton, our Executive Vice President and General Manager, Power Solutions Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change in Control ($)		Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:

Base Salary	397,000	(1)	397,000	(1)	0	0	0	0

Cash Incentive	0	(2)	292,904	(3)	0	0	0	0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	0		3,930,726	(4)	(5)	0	0	0

Total:	397,000		4,620,630		(5)	0	0	0
(1)

Mr. Keeton’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Keeton’s base salary at the end of fiscal 2019 was $397,000.

(2)

Mr. Keeton is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Keeton’s date of termination was December 31, 2019 and that his cash incentive bonus for 2019 under the 2019 cash incentive program was earned but unpaid at that time. Mr. Keeton’s cash incentive bonus for 2019 was $0.

(3)

In addition to other benefits provided in his employment agreement, Mr. Keeton is entitled to a cash payment following a termination without Cause or a resignation for Good Reason within 24 months following a Change in Control equal to his total annual target bonus under the 2019 cash incentive program. Such target bonus for 2019 was $292,904.

(4)

Because our Board of Directors has discretion to accelerate outstanding awards of equity under our Amended and Restated Plan notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted, for purposes of this disclosure, we have assumed that the Board has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2019 and the exercise price, if any, of unvested options, RSUs, or PBRSUs (including any Base PBRSUs, Upside PBRSUs, and Multiplier Shares) for which vesting might be accelerated.

(5)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (4).

86     ON Semiconductor Corporation 2020 Proxy Statement

Compensation of Executive Officers

The following table describes the potential payments upon termination or a Change in Control for Paul E. Rolls, our Executive Vice President, Sales & Marketing.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change in Control ($)		Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:

Base Salary	543,000	(1)	543,000	(1)	0	0	0	0

Cash Incentive	0	(2)	398,769	(3)	0	0	0	0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	0		5,380,800	(4)	(5)	0	0	0

Total:	543,000		6,322,569		(5)	0	0	0
(1)

Mr. Rolls severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Rolls’ base salary at the end of fiscal 2019 was $543,000.

(2)

Mr. Rolls is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Rolls’ date of termination was December 31, 2019 and that his cash incentive bonus for 2019 under the 2019 cash incentive program was earned but unpaid at that time. Mr. Rolls’ cash incentive bonus for 2019 was $0.

(3)

In addition to other benefits provided in his employment agreement, Mr. Rolls is entitled to a cash payment following a termination without Cause or a resignation for Good Reason within 24 months following a Change in Control equal to his total annual target bonus under the 2019 cash incentive program. Such target bonus for 2019 was $398,769.

(4)

Because our Board of Directors has discretion to accelerate outstanding awards of equity under our Amended and Restated Plan notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted, for purposes of this disclosure, we have assumed that the Board has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2019 and the exercise price, if any, of unvested options, RSUs, or PBRSUs (including any Base PBRSUs, Upside PBRSUs, and Multiplier Shares) for which vesting might be accelerated.

(5)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (4).

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Compensation of Executive Officers

The following table describes the potential payments upon termination or a Change in Control for William A. Schromm, our Executive Vice President and Chief Operating Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change in Control ($)		Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:

Base Salary	568,000	(1)	568,000	(1)	0	0	0	0

Cash Incentive	0	(2)	472,731	(3)	0	0	0	0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	0		8,920,398	(4)	(5)	0	0	0

Total:	568,000		9,961,129		(5)	0	0	0
(1)

Mr. Schromm’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Schromm’s base salary at the end of fiscal 2019 was $568,000.

(2)

Mr. Schromm is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Schromm’s date of termination was December 31, 2019 and that his cash incentive bonus for 2019 under the 2019 cash incentive program was earned but unpaid at that time. Mr. Schromm’s cash incentive bonus for 2019 was $0.

(3)

In addition to other benefits provided in his employment agreement, Mr. Schromm is entitled to a cash payment following a termination without Cause or a resignation for Good Reason within 24 months following a Change in Control equal to his total annual target bonus under the 2019 cash incentive program. Such target bonus for 2019 was $472,731.

(4)

Because our Board of Directors has discretion to accelerate outstanding awards of equity under our Amended and Restated Plan notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted, for purposes of this disclosure, we have assumed that the Board has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2019 and the exercise price, if any, of unvested options, RSUs, or PBRSUs (including any Base PBRSUs, Upside PBRSUs, and Multiplier Shares) for which vesting might be accelerated.

(5)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (4).

88     ON Semiconductor Corporation 2020 Proxy Statement

ON SEMICONDUCTOR 2019 PAY RATIO DISCLOSURE

For 2019, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than Mr. Jackson, our CEO) was $16,069; and

•	the annual total compensation of our CEO was $8,894,933.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Jackson to the median of the annual total compensation of all employees was 554 to 1.

The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We describe the methodology and the material assumptions, adjustments, and estimates that we used to identify the median of the annual total compensation of all of our employees and to determine the annual total compensation of the “median employee” below. Because Commission rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

During the fiscal year ended December 31, 2019, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. Accordingly, for purposes of calculating the 2019 pay ratio, we used the same median employee that we identified for purposes of calculating our 2017 pay ratio.

For purposes of identifying our median employee, we used our global employee population as of October 31, 2017, identified based on our human resources system of record. To identify the “median employee” from our employee population, we utilized a compensation measure consisting of base pay, overtime pay, and short-term incentive compensation, which includes all commissions and bonuses (“Cash Compensation”). We did not annualize the compensation of permanent employees included in the sample who were hired in 2017 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the “median employee.” We determined that annual equity awards, which are not widely distributed to our employees, and certain employee allowances, which are not uniformly distributed across our employee population, do not reasonably reflect the annual compensation of our employees and therefore excluded such compensation from Cash Compensation. Using this methodology, for purposes of 2017 compensation, we determined that the “median employee” was a full-time salaried employee located in the Philippines.

HEDGING RESTRICTIONS

Under the Insider Trading Policy, officers, Directors, and certain other specified key employees (“ON Insiders”) may not engage in short sales of Company securities or buy or sell financial instruments, including without limitation, puts, calls, or other derivatives of Company securities, prepaid variable forwards, equity swaps, collars, and exchange funds, or otherwise engage in hedging or monetization transactions, in any such case that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities or that otherwise have economic consequences comparable to the same. ON Insiders are also prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. In addition to officers and directors, ON Insiders include specified employees who have regular access to financial or other material information about the Company prior to the time the information is disclosed to the public. Each ON Insider is also responsible for transactions of specified family members and controlled entities and such transactions are subject to the same restrictions as if entered into for the account of the ON Insider. All other employees who are not ON Insiders are also encouraged to adhere to these special rules.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2019 were Gilles Delfassy, Curtis J. Crawford, Ph.D., Paul A. Mascarenas, and Christine Y. Yan. None of the members of the Compensation Committee during 2019 is, nor has any such member been, an officer or employee of the Company or any of its subsidiaries. During fiscal 2019, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During fiscal 2019, none of our executive officers served on the boards of directors or the compensation committees of any entities, one of whose executive officers served on our Board or Compensation Committee. None of our current or past executive officers has served on the Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures that may have a material impact on the financial statements of the Company (including internal control over financial reporting), and the qualifications, independence, and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee, and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting), and the overall quality of our financial reporting.

The Audit Committee, comprised at the time of five independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the Commission; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.

Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report.

It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

Teresa M. Ressel, Chair

Atsushi Abe

Alan Campbell

Emmanuel T. Hernandez

Daryl A. Ostrander, Ph.D.

90     ON Semiconductor Corporation 2020 Proxy Statement

PRINCIPAL STOCKHOLDERS

Except as discussed in the footnotes below, the following table sets forth, as of December 31, 2019, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 409,563,318 shares of our common stock outstanding on March 2, 2020. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Janus Henderson Group plc 201 Bishopsgate EC2M 3AE United Kingdom	41,337,879	(1)	10.1%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	38,897,857	(2)	9.4%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	31,479,206	(3)	7.7%

FMR LLC 245 Summer Street Boston, Massachusetts 02210	26,377,791	(4)	6.4%
(1)

The number of shares of common stock for Janus Henderson Group plc (“Janus”) is based solely on the information contained in the Schedule 13G/A (Amendment No. 3) filed with the Commission by Janus on February 13, 2020. As a result of its role as investment adviser or sub-adviser to certain managed portfolios, Janus has shared voting and dispositive power with respect to 41,337,879 shares it beneficially owns and has no sole voting or dispositive power. Janus has an indirect 97% ownership stake in Intech Investment Management LLC (“Intech”) (which has beneficial ownership of 144,293 shares) and a 100% ownership stake in Janus Capital Management LLC (“Janus Capital”) (which has beneficial ownership of 41,151,861 shares or 10% of the shares outstanding), Perkins Investment Management LLC, Geneva Capital Management LLC, Henderson Global Investors Limited (“HGIL”) (which has beneficial ownership of 41,725 shares), and Janus Henderson Investors Australia Institutional Funds Management Limited (each an “Asset Manager”). Each Asset Manager is an investment adviser to certain of the managed portfolios. Intech, Janus Capital, and HGIL do not have the right to receive dividends from or the proceeds from the sale of the securities beneficially owned and disclaim ownership associated with such rights.

(2)

The number of shares of common stock for The Vanguard Group, Inc. (“Vanguard”) is based solely on the information contained in the Schedule 13G/A (Amendment No. 7) filed with the Commission on February 12, 2020. Vanguard has the sole power to dispose or to direct the disposition of 38,525,562 shares it beneficially owns, has the sole power to vote or to direct the vote of 286,311 shares it beneficially owns, has shared power to vote or to direct the vote of 111,910 shares it beneficially owns, and has shared power to dispose or direct the disposition of 372,295 shares it beneficially owns. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 157,207 shares of the Company’s common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 344,192 shares of the Company’s common stock as a result of its serving as investment manager of Australian investment offerings.

(3)

Based solely on the information contained in its Schedule 13G/A, Amendment No. 1 filed with the Commission on February 10, 2020, BlackRock, Inc. (“BlackRock”) is the beneficial owner of 31,479,206 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of 31,479,206 shares of our common stock and no shared dispositive power. BlackRock has the sole power to vote or direct the voting of 28,179,963 shares of our common stock and no shared voting power. The shares are beneficially owned through the following entities: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.

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Principal Stockholders

(4)

Based solely on the information contained in a Schedule 13G/A (Amendment No. 3) filed with the Commission by FMR LLC (“FMR”) and Abigail P. Johnson on February 7, 2020, FMR and Ms. Johnson are the beneficial owners of 26,377,791 shares of our common stock. FMR has sole power to vote or direct the vote with respect to 1,862,594 shares that it beneficially owns and no shared voting power. It has sole power to dispose or direct the disposition of 26,377,791 shares that it beneficially owns and no shared dispositive power. The shares are beneficially owned through the following entities: Fiam LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Hong Kong) Limited, Fidelity Personal Trust Company, FSB, FMR Co., Inc. (which beneficially owns 5% or greater of the shares of the class being reported on), and Strategic Advisers LLC. Ms. Johnson is a director, the Chairman, and the Chief Executive Officer of FMR. Ms. Johnson and other members of the Johnson family own directly or indirectly 49% of the voting power of FMR and they and all the Series B stockholders have entered into a voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of such shares. They do not, however, have the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

92     ON Semiconductor Corporation 2020 Proxy Statement

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 2, 2020, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 409,563,318 shares of common stock outstanding on March 2, 2020. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 2, 2020 through the exercise of any stock option or similar security, or the vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance. Each of the named individuals in the following table has sole voting and investment power with respect to the shares shown other than any property rights of spouses.

	Common Stock

Name of Beneficial Owner	Number of Shares Owned	Right to Acquire (1)	Total	Percentage of Class

Named Executive Officers

Keith D. Jackson	2,565,150	295,815	2,860,965	*

Bernard Gutmann	488,748	103,141	591,889	*

Simon Keeton	48,272	23,673	71,945	*

Paul E. Rolls	183,019	70,480	253,499	*

William A. Schromm	489,845	108,531	598,376	*

Directors and Director-nominees (excluding CEO)

Atsushi Abe	152,275	—	152,275	*

Alan Campbell	68,159	—	68,159	*

Curtis J. Crawford, Ph.D.	239,080	—	239,080	*

Gilles Delfassy	40,652	—	40,652	*

Emmanuel T. Hernandez	100,994	—	100,994	*

Paul A. Mascarenas	68,443	—	68,443	*

Daryl A. Ostrander, Ph.D.	72,649	—	72,649	*

Teresa M. Ressel	260,205	—	260,205	*

Christine Y. Yan	18,392	—	18,392	*

All Directors and Executive Officers as a group (17 persons)	5,092,881	750,481	5,843,362	1.42%
*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)

This number includes shares of common stock issuable upon (a) the exercise of options that are exercisable within 60 days of March 2, 2020, (b) the vesting of RSUs that vest within 60 days of March 2, 2020, and (c) the vesting of PBRSUs for which the performance criteria has been achieved and that vest within 60 days of March 2, 2020.

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SHARE-BASED COMPENSATION PLAN INFORMATION

The following table sets forth share-based compensation plan information as of December 31, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (3) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders (1)	8,918,273	(2)	$8.19	30,281,672	(4)
Equity Compensation Plans Not Approved By Security Holders	—		—	—

Total	8,918,273			30,281,672
(1)	Consists of the 2000 SIP, the Amended and Restated Plan, and the 2000 ESPP.

(2)

Includes 8,908,697 shares of common stock subject to RSUs and PBRSUs (including Base PBRSUs, Upside PBRSUs, and Multiplier Shares), which entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service or based on the achievement of certain performance criteria. This amount excludes purchase rights accruing under the 2000 ESPP that has a stockholder-approved reserve of 28,500,000 shares. As of December 31, 2019, there were approximately 4.8 million shares available for issuance under the 2000 ESPP. See footnote (4).

(3)

Calculated without taking into account shares of common stock subject to outstanding RSUs and PBRSUs (including Base PBRSUs, Upside PBRSUs, and Multiplier Shares) that will become issuable as those units vest without any cash consideration or other payment required for such shares.

(4)

Includes 4,788,960 shares of common stock reserved for future issuance under the 2000 ESPP and 25,492,712 shares of common stock available for issuance under the Amended and Restated Plan, as adjusted to account for full-value awards, which reduce the shares of common stock available for future issuance at a fungible ratio of 1:1.58 for each full-value award previously awarded pursuant to the plan document. The 2000 SIP terminated on February 17, 2010, and, accordingly, there were no shares available for future grants under the 2000 SIP as of December 31, 2019. However, if an award under the Amended and Restated Plan or under the 2000 SIP is forfeited, terminated, canceled, expires, or is paid in cash, the shares subject to such award, to the extent of the forfeiture, termination, cancellation, expiration, or cash payment, may be added back to the shares available for issuance under the Amended and Restated Plan on a 1:1 basis for options and stock appreciation rights and on the basis of 1.58:1 for other awards.

94     ON Semiconductor Corporation 2020 Proxy Statement

RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, and to the extent required under applicable federal securities laws and related rules and regulations, and/or the Nasdaq listing standards, related party transactions are submitted to the Audit Committee for review and oversight.

We have a written policy on related party transactions (the “Policy”) to which all employees are required to adhere. The Policy has been revised from time to time to, among other reasons, reflect changes to the Commission’s rules governing disclosure of related party transactions. The Policy provides for review and oversight requirements and related procedures with respect to transactions in which: (i) the Company was, is, or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) any related party had, has, or will have a direct or indirect material interest. The Policy intentionally defines “related party” to not only include parties set forth under the definitions contained in Commission rules but also to include additional parties such as commonly controlled affiliates of the Company, certain investments in other entities, and employee trusts. The Policy directs our Law Department to periodically distribute a list of all known related parties to certain employees responsible for monitoring potential related party transactions. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our Law Department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require review and oversight by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and Nasdaq’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our Law Department, can review the transactions for conflicts of interest and related matters.

When review and oversight by the Audit Committee (or other independent body) is required, the Audit Committee (or other independent body) must be provided the details of such transactions, including, but not limited to, the terms of the transaction, the business purpose of the transaction, and the benefits to the Company and to the relevant party. Although the Policy has not set standards for review or approval of related party transactions, our Audit Committee (or other independent body), Corporate Controller’s Office, and Law Department seek to ensure that all related party transactions are conducted at arms-length, on terms that are fair to the Company and in the best interests of the Company and its stockholders.

Related Party Transactions

Since January 1, 2019, there have been no related party transactions that are required to be reported as such under Commission rules. For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” above. For a discussion of certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations, see “Management Proposals — Proposal No. 1: Election of Directors” above.

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SECTION 16(a) REPORTING COMPLIANCE

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, officers, and persons who own more than 10% of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge, based solely on a review of Forms 3, 4, and 5 and amendments thereto filed electronically with the Commission during the year ended December 31, 2019, and a representation from our Directors and Section 16 officers that no other reports were required, all Directors, officers, and beneficial owners of greater than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act made all filings required under Section 16(a) during 2019 on a timely basis, except that, due to a Form 4 being filed by Christine Y. Yan under an incorrect CIK number in the Commission’s EDGAR system on June 5, 2019, a late Form 4 for Ms. Yan with respect to one transaction was filed under her correct CIK number on June 6, 2019.

MISCELLANEOUS INFORMATION

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We have retained Georgeson LLC (“Georgeson”) to assist in the distribution of proxy solicitation materials and the solicitation of proxies. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement and to limit its aggregate liability for its services. The estimated cost will be $14,500, plus additional fees relating to telephone solicitation of proxies and upon the occurrence of certain other contingencies, as well as other customary costs. In addition to the solicitation of proxies by mail, we will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, telegram, facsimile, or special delivery letter.

Annual Report/Form 10-K

Our 2019 annual report to stockholders, which includes the Annual Report (without certain exhibits which are excluded from our annual report to stockholders pursuant to Rule 14a-3(b) of the Exchange Act), is being delivered concurrently with this proxy statement to all stockholders of record as of March 23, 2020. Those exhibits that are excluded from the annual report as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 East McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address

If you hold your shares in “street name” and share the same address as another stockholder, you will receive only one Internet Notice or set of proxy materials, including the annual report to stockholders, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate Internet Notice or set of proxy materials, or if you share the same address as another stockholder and are receiving multiple Internet Notices or sets of proxy materials and wish to receive only one Internet Notice or set of proxy materials, you will need to contact your bank or brokerage firm. Registered holders are each provided an Internet Notice or set of proxy materials; however, if you are a registered holder and would like an additional copy or, alternatively, if you share the same address as another stockholder and: (i) are receiving a single Internet Notice or set of proxy materials and wish to receive multiple Internet Notices or sets; or (ii) are receiving multiple Internet Notices or sets of proxy materials and wish to receive only one Internet Notice or

96     ON Semiconductor Corporation 2020 Proxy Statement

Miscellaneous Information

set, please write to: Investor Relations, ON Semiconductor Corporation, 5005 East McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; send an email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com. We will promptly provide a copy as requested.

Other Business

Other than the election of Directors, the advisory vote on executive compensation, and the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, we do not intend to bring any other matters to be voted on at the Annual Meeting and we are not currently aware of any other matters that will be presented by others for action at the Annual Meeting. If, however, other matters are properly presented at the Annual Meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Communications with the Board of Directors

We have a process by which our stockholders can send communications to the Board, and every effort is made to ensure that the Board or individual Directors, as applicable, hear the views of our stockholders so that appropriate responses can be provided to our stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Executive Vice President, General Counsel, Chief Compliance Officer, Chief Risk Officer, Chief Privacy Officer, and Corporate Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals

Stockholders may present, and our Corporate Governance and Nominating Committee will consider, proposals for action at a future meeting if they comply with our Bylaws and Commission rules. In 2013, we amended our Bylaws to allow a special meeting of stockholders to be called upon the written request (a “Special Meeting Request”) of stockholders who hold in the aggregate at least 25% of the voting power of our outstanding capital stock that is entitled to vote on the matters to be brought before the meeting. Subject to compliance with the requirements of the Bylaws, a special meeting so requested will be held at such date, time, and place as may be fixed by the Board but not more than: (a) 120 days after receipt by our corporate Secretary of the properly submitted Special Meeting Request, if the request relates to matters other than the election of Directors; and (b) if the request relates to the election of Directors, 180 days after receipt by our corporate Secretary of the properly submitted Special Meeting Request. The requesting stockholders are required to provide specified information as provided in our Bylaws relating to the matters to be considered at the special meeting.

Subject to advance notice provisions contained in our Bylaws, a stockholder of record may also propose the nomination of someone for election as a Director at our annual meeting of stockholders by timely written notice to our Secretary. Unless the Board determines otherwise, next year’s annual meeting of stockholders will be held on May 20, 2021. Generally, a notice is timely if received by our Secretary not less than 90 days (by February 19, 2021) or more than 120 days (by January 20, 2021) before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than 10 days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure and other procedures described in our Bylaws will be disregarded.

ON Semiconductor Corporation 2020 Proxy Statement     97

Miscellaneous Information

Under Commission rules, stockholder proposals for the 2021 annual meeting must be received at our principal executive office, located at 5005 East McDowell Road, Phoenix, Arizona 85008, not later than December 7, 2020 to be considered for inclusion in next year’s proxy statement. Proposals to be presented at such annual meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our Bylaws. You may contact our Secretary at the principal executive office to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Generally, our Bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 days (by February 19, 2021) or more than 120 days (by January 20, 2021) before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days after the initial public disclosure or announcement of the date of the annual meeting.

The notice must set forth: (a) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (b) the name and address of the sponsoring stockholder as they appear on our books; (c) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (d) any material interest of the sponsoring stockholder in such proposal. In addition, not more than 10 days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure and other procedures described in our Bylaws will be disregarded.

If any such matter is brought before an annual meeting, our management will use its discretionary authority to vote the shares subject to the proxies as the Board may recommend, to the extent allowed by our Bylaws and applicable law.

Stockholders are urged to vote their shares as more fully described in the proxy card and above in this proxy statement under the heading “Proxy Statement.” Your prompt response is appreciated.

GEORGE H. CAVE

Executive Vice President, General Counsel, Chief Compliance

Officer, Chief Risk Officer, Chief Privacy Officer, and Corporate Secretary

Dated: April 6, 2020

98     ON Semiconductor Corporation 2020 Proxy Statement

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E96291-P33052 For Against Abstain For Against Abstain ON SEMICONDUCTOR CORPORATION 5005 EAST MCDOWELL ROAD PHOENIX, AZ 85008 ATTN: LAW DEPARTMENT M/D A700 1a. Atsushi Abe Nominees: 1b. Alan Campbell 1e. Keith D. Jackson 1c. Gilles Delfassy 1d. Emmanuel T. Hernandez For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. 1f. Paul A. Mascarenas The Board of Directors recommends a vote FOR Proposals 2 and 3. 1g. Christine Y. Yan NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting. 2. Advisory (non-binding) resolution to approve executive compensation. 1. To elect seven directors, each for a one-year term expiring at the Annual Meeting of Stockholders to be held in 2021 or until his or her successor has been duly elected and qualified, or until the earlier time of his or her death, resignation, or removal. ON SEMICONDUCTOR CORPORATION The Board of Directors recommends a vote FOR each of the listed director nominees: 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current year. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

E96292-P33052 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) ON SEMICONDUCTOR CORPORATION Annual Meeting of Stockholders May 20, 2020 8:00 a.m. local time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Alan Campbell, Keith D. Jackson, and George H. Cave, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ON Semiconductor Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. (local time), on May 20, 2020, at the Company’s principal office at 5005 East McDowell Road, Phoenix, AZ 85008, and any adjournment or postponement thereof. We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described above) or may decide to hold the meeting in a different location, at a different time and/or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website (www.onsemi.com/annualdocs), as well as through a filing with the U.S. Securities and Exchange Commission, and we encourage you to check this website prior to the meeting if you plan to attend. As always, you are encouraged to vote your shares prior to the annual meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side